UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Abercrombie & Fitch Co.
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Abercrombie & Fitch Co.

6301 Fitch Path

New Albany, Ohio 43054

(614) 283-6500

April 29, 2019

Dear Fellow Stockholders:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Abercrombie & Fitch Co. (the “Company,” “we” or “our”) to be held at 10:00 a.m., Eastern Daylight Time, on Wednesday, June 12, 2019, at our offices located at 6301 Fitch Path, New Albany, Ohio 43054. We hope that you will be able to attend and participate in the Annual Meeting, at which time we will have the opportunity to review the business and operations of our Company.

Details of the business to be conducted at the Annual Meeting are provided in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, which you are urged to read carefully.

We have elected to take advantage of Securities and Exchange Commission (“SEC”) rules that allow us to furnish proxy materials to certain stockholders on the Internet. On or about April 29, 2019, we began mailing a Notice of Internet Availability of Proxy Materials to stockholders of record at the close of business on April 15, 2019. At the same time, we provided those stockholders with access to our online proxy materials and filed our proxy materials with the SEC. We believe furnishing proxy materials to our stockholders on the Internet allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. If you have received the Notice of Internet Availability of Proxy Materials, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained in the Notice of Internet Availability of Proxy Materials.

It is important that your shares be represented at the Annual Meeting whether or not you are personally able to attend. Accordingly, after reading the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, please promptly submit your proxy by telephone, Internet or mail as described in the Proxy Statement. If you submit your proxy over the Internet, you will have the opportunity to agree to receive future stockholder documents electronically via e-mail, and we encourage you to do so.

If you have any questions or require any assistance with voting your shares, please contact Innisfree M&A Incorporated, our proxy solicitor, toll-free at (888) 750-5834 or directly at (412) 232-3651. Banks and brokers may call collect at (212) 750-5833.

Fran Horowitz	Terry L. Burman
Chief Executive Officer	Non-Executive Chairman of the Board

PAGE
2019 PROXY STATEMENT SUMMARY	3
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	13
PROXY STATEMENT	15
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	16
PROPOSAL 1 — ELECTION OF DIRECTORS	21
Majority Vote Standard in Uncontested Director Election	21
Nominees	22
Certain Relationships and Related Person Transactions	31
Director Independence	34
Meetings of and Communications with the Board	35
Board Leadership Structure	36
Committees of the Board	37
Director Qualifications and Consideration of Director Candidates	41
Board Succession Planning	44
Director Nominations	44
Nominations of Individuals for Election as Directors at the 2020 Annual Meeting Using Proxy Access	45
Directors Who Substantially Change Their Job Responsibility	45
Board Role in Risk Oversight	46
Compensation of Directors	48
Corporate Governance Guidelines	52
Code of Business Conduct and Ethics	52
Compensation and Organization Committee Interlocks and Insider Participation	52
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	53
Section 16(a) Beneficial Ownership Reporting Compliance	55
PROPOSAL 2 — ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION	56
Required Vote	56
COMPENSATION DISCUSSION AND ANALYSIS	57
Executive Summary	57
Compensation Process and Objectives	62
Fiscal 2018 Compensation Actions	63
Role of the Compensation and Organization Committee	68
Compensation and Benefits Structure	69
REPORT OF THE COMPENSATION AND ORGANIZATION COMMITTEE ON EXECUTIVE COMPENSATION	75
EXECUTIVE OFFICER COMPENSATION	76
Summary Compensation Table	76
Grants of Plan-Based Awards	78
Offer Letter with Mr. Henchel	78
Separation Agreement with Mr. Bostrom	79
Outstanding Equity Awards	80
Stock Options and Stock Appreciation Rights Exercised and Restricted Stock Units Vested and Performance Share Awards Earned	81
Nonqualified Deferred Compensation	82
Potential Payments Upon Termination or Change of Control	83
CEO Pay Ratio	92
EQUITY COMPENSATION PLANS	94
PROPOSAL 3 — APPROVAL OF AMENDMENT TO THE ABERCROMBIE & FITCH CO. 2016 LONG-TERM INCENTIVE PLAN FOR ASSOCIATES TO AUTHORIZE 2,200,000 ADDITIONAL SHARES	96
Purpose	97
Corporate Governance Practices	97

2019 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in the Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Stockholders

• Time and Date	10:00 a.m., Eastern Daylight Time, June 12, 2019

• Place	6301 Fitch Path New Albany, Ohio 43054

• Record Date	April 15, 2019

• Voting	Stockholders as of the record date are entitled to one vote per share. Each share of Class A Common Stock, $0.01 par value per share (the “Common Stock”), is entitled to one vote for each director nominee and one vote with respect to each of the other proposals to be voted on.

• How to Cast Your Vote	Even if you plan to attend the Annual Meeting in person, please vote as soon as possible and, in any event, prior to 11:59 p.m., Eastern Daylight Time, on June 11, 2019. You can vote in one of the following ways prior to the date of the Annual Meeting:

Internet	Telephone	Mail
Go to www.proxyvote.com: You can use the Internet 24 hours a day to transmit your voting instructions. Have your proxy card or Notice of Internet Availability of Proxy Materials in hand when you access the web site and follow the instructions.	Call 1-800-690-6903: You can use any touch-tone telephone. Have your proxy card or Notice of Internet Availability of Proxy Materials in hand when you call and follow the instructions.	If you received a printed copy of the proxy materials, you may submit your vote by completing, signing and dating your proxy card and returning it in the postage-paid envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

Meeting Agenda and Voting Matters

Board Vote Recommendation
Election of Ten Directors	FOR EACH OF THE BOARD’S NOMINEES
Other Management Proposals:

• Advisory Resolution to Approve Executive Compensation	FOR

• Approval of Amendment to the Abercrombie & Fitch Co. 2016 Long-Term Incentive Plan for Associates to Authorize 2,200,000 Additional Shares	FOR

• Ratification of Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending February 1, 2020	FOR

Abercrombie & Fitch Leadership

The Company’s leadership has evolved considerably in recent years following the elevation of Fran Horowitz to Chief Executive Officer and Joanne C. Crevoiserat to Chief Operating Officer effective February 1, 2017. Scott Lipesky subsequently rejoined the Company as Chief Financial Officer effective October 2, 2017 and the Board appointed Terry L. Burman as Non-Executive Chairman of the Board effective February 3, 2018.

In late Fiscal 2018, we took steps to optimize the leadership of our brands, Hollister and Abercrombie & Fitch/abercrombie kids, and align the strategic direction of both brands with our global strategy. On November 28, 2018, Kristin Scott, previously Brand President — Hollister, was elevated to the position of President, Global Brands and Stacia Andersen, previously Brand President — Abercrombie & Fitch/abercrombie kids, left the Company on November 30, 2018. These changes will solidify our leadership team as we continue to progress on our transformation initiatives and increase the efficiency of our business in an ever-changing consumer environment.

On September 30, 2018, Robert E. Bostrom left the role of Senior Vice President, General Counsel and Secretary of the Company, and continued to serve as Senior Vice President and Special Counsel of the Company until January 22, 2019. Immediately following Mr. Bostrom’s transition, Gregory J. Henchel began employment with the Company in the role of Senior Vice President, General Counsel and Corporate Secretary, effective October 1, 2018.

Fiscal 2018 Financial Results

The Company ended Fiscal 2018 on a strong note by keeping our customer at the center of everything we do and continuing to improve the customer experience with ongoing investments in our loyalty programs, stores and omnichannel capabilities. The Company recorded our second consecutive full year of sales growth and, in the fourth quarter, our sixth consecutive quarter of positive comparable sales. In Fiscal 2018, overall Company net sales and comparable sales both increased 3%, and the Company exceeded $1 billion in annual digital net sales. Importantly, while delivering this top-line growth, the Company drove gross profit rate improvement and operating expense leverage, resulting in operating income margin expansion and net income improvement for the full year.

Election of Directors to One-Year Term

Director Election: Ten directors are to be elected at the Annual Meeting. Each director nominee is to be elected to our Board for an one-year term and will be eligible for re-election to our Board in 2020.

Majority Vote Standard Applies: The Annual Meeting is expected to be uncontested with respect to the election of directors. As a result, each director nominee must be elected by a majority of the votes cast (i.e., the votes cast for such nominee’s election must exceed the votes cast against such nominee’s election). Broker non-votes and abstentions will not be treated as votes cast.

Upon the unanimous recommendation of our Nominating and Board Governance Committee, the Board has unanimously nominated and unanimously recommends a vote “FOR” each of the following nominees for election as directors at the Annual Meeting:

Name	Age	Director Since

Kerrii B. Anderson Chair of the Audit and Finance Committee Independent Director	61	February 2018

James B. Bachmann Independent Director	76	July 2003

Terry L. Burman Non-Executive Chairman of the Board Chair of the Executive Committee Independent Director	73	January 2014

Sarah M. Gallagher Independent Director	67	June 2014

Michael E. Greenlees Chair of the Compensation and Organization Committee Independent Director	72	February 2011

Archie M. Griffin Chair of the Corporate Social Responsibility Committee Independent Director	64	August 2000

Fran Horowitz Chief Executive Officer	55	February 2017

Helen E. McCluskey Independent Director	64	February 2019

Charles R. Perrin Chair of the Nominating and Board Governance Committee Independent Director	73	January 2014

Nigel Travis Independent Director	69	February 2019

Please see the description of the respective backgrounds of the Nominees beginning on page 22 of the Proxy Statement under the caption “Nominees.” We believe that the Nominees bring particular expertise, leadership skills and institutional knowledge that make them invaluable to the Company. In particular:

•

Ms. Anderson serves as the Chair of our Audit and Finance Committee (serving in this capacity since March 4, 2019). She is a practiced board director and audit committee chair with chief executive officer, chief financial officer and consumer products experience, most recently serving as President and Chief Executive Officer of Wendy’s International, Inc. (now The Wendy’s Company) during a transformative time at that company. She has a strong record of leadership in operations and strategy as well as extensive corporate governance experience through her service on other public company boards. Her extensive experience in accounting and financial reporting and analysis and prior experience as a chief executive officer of a public company and chief financial officer of several public companies, in addition to other public company board service, make Ms. Anderson a valuable asset to the Board and our Audit and Finance Committee.

•

Mr. Bachmann serves as a member of our Audit and Finance Committee (having served as Chair until March 4, 2019) and our Corporate Social Responsibility Committee. He served as the Lead Independent Director and a member of the Audit Committee of Lancaster Colony Corporation until November 2018. His significant public company accounting and financial expertise, thorough review of the financial and risk management issues applicable to the Company and diligent engagement with management have helped the Company navigate the increasingly complex financial and risk management issues we face. In addition, his operational experience as the Managing Partner of the Columbus, Ohio office of Ernst & Young LLP provides the Company with valuable operational insights.

•

Mr. Burman serves as the Non-Executive Chairman of the Board of the Company and Chair of our Executive Committee (serving in these capacities since February 3, 2018). Prior thereto, he served as the Lead Independent Director of the Company from March 2017 to February 2018. In addition to his prior service as the Lead Independent Director of the Company, he previously served as the Chair of our Nominating and Board Governance Committee from June 2015 to February 2018 and as a member of our Compensation and Organization Committee from February 2014 to February 2018. Mr. Burman currently serves as Chairman of the Board of Tuesday Morning Corporation, a closeout retailer of upscale decorative home accessories, housewares, seasonal goods and famous-maker gifts in the United States. His experience as a chief executive officer in the retail industry, his significant international management experience, and his general business and financial acumen are very valuable to the Company and provide the Board with important insight into specialty retail industries as well as strategy and business development.

•

Ms. Gallagher serves as a member of our Corporate Social Responsibility Committee and our Nominating and Board Governance Committee. She most recently served as Executive Chairperson of the Rebecca Taylor woman’s fashion brand. Ms. Gallagher’s over 40 years of retail experience, including more than 30 years with Fortune 500 brands, and status as one of the early movers in the e-commerce space with more than 15 years of service in that aspect of the retail business, bring valuable expertise and insight to the Board as the Company continues to expand our focus on direct-to-consumer business opportunities, both within the United States and internationally.

•

Mr. Greenlees serves as the Chair of our Compensation and Organization Committee and as a member of our Audit and Finance Committee. He is currently Chairman of Scoota, a privately-held programmatic advertising business based in the United Kingdom. Until April 30, 2016, Mr. Greenlees served as a member of the Board of Directors and as an Executive Director of Ebiquity plc, a U.K.-based company that provides data-driven insights to the global media and marketing community, after having served as Chief Executive Officer of Ebiquity plc from 2007 to December 2015. Mr. Greenlees’ experience within the global media and marketing community, and his service with several public companies, are very valuable to the Company. In addition, as a U.K. native and current resident, Mr. Greenlees adds to the Company’s international experience and profile.

•

Mr. Griffin serves as the Chair of our Corporate Social Responsibility Committee and as a member of our Nominating and Board Governance Committee. Mr. Griffin retired from The Ohio State University on June 30, 2017 and most recently served as Senior Advisor within the Office of Advancement at The Ohio State University from July 2015 until his retirement. Mr. Griffin is one of the most well-respected and well-recognized individuals in the State of Ohio. Mr. Griffin’s experience on the Board and institutional knowledge of the Company are also valuable.

•

Ms. Horowitz serves as the Chief Executive Officer of the Company and as a member of our Executive Committee. As the Principal Executive Officer of the Company, Ms. Horowitz brings to the Board not only more than 30 years of retail experience but also critical knowledge of the Company’s operations.

In electing Ms. Horowitz as Chief Executive Officer and a director of the Company, the Board recognized the leadership she had shown in the turnaround for the Company’s Hollister brand and in energizing the Company’s associates around important cultural values, a customer-centric mindset and a commitment to ensuring the Company’s success. Her efforts have earned her the respect of both the Board and associates throughout the Company’s global operations which has served the Company and the Board well as she leads the Company forward.

•

Ms. McCluskey serves as a member of our Compensation and Organization Committee. She served as President, Chief Executive Officer and a director of The Warnaco Group, Inc. from February 2012 until its acquisition in February 2013 by PVH Corporation. With her broad background in strategy, business planning and operations derived from a career spanning over 30 years with leading consumer goods companies, Ms. McCluskey brings valuable skills and insights to the Company. Her experience as chief executive officer of a global public company provides her with significant expertise in global business matters, corporate leadership and management, allowing her to bring valuable insight to the management of the Company’s strategic direction and growth, and management development. Additionally, having built women’s brands globally for sale through all channels of distribution worldwide, she brings a valuable blend of branding, merchandising, marketing and international expertise to the Company.

•

Mr. Perrin serves as the Chair of our Nominating and Board Governance Committee and as a member of our Compensation and Organization Committee and our Executive Committee. He served as the non-executive Chairman of The Warnaco Group, Inc., from March 2004 to February 2013. He served as a director of Campbell Soup Company from 1999 until 2017. Mr. Perrin brings to the Board substantial experience in and perspective on consumer marketing, business operations and the packaged goods industry. Mr. Perrin served in leadership positions at not only The Warnaco Group, Inc. but also Avon Products, Inc. and Duracell International, Inc. His extensive background in retail, sales and marketing are very valuable to the Company.

•

Mr. Travis serves as a member of our Audit and Finance Committee. He has served as Non-Executive Chairman of Dunkin’ Brands Group, Inc., a quick-service restaurant franchisor, since January 2019. Previously, he served Dunkin’ Brands Group, Inc. as Executive Chairman from July 2018 to December 2018, and as Chief Executive Officer from January 2009 to July 2018, adding the responsibility of Chairman of the Board in May 2013. Mr. Travis brings significant international, retail, human resources and operations experience to the Board, and as a former public company chief executive officer, he provides perspectives on leadership and strategy. In addition, Mr. Travis’ particular knowledge of and extensive experience in senior management of manufacturing and consumer product businesses are very valuable to the Company.

Other Company Proposals

•

Advisory Resolution to Approve Executive Compensation: We are asking stockholders to approve an advisory resolution on the compensation of the Company’s named executive officers as disclosed in this Proxy Statement. The Board recommends a vote “FOR” this proposal because we believe the Company’s executive compensation policies and practices are effective in aligning the interests of our executive officers with the achievement of our financial goals and the creation of long-term stockholder value.

•

Approval of Amendment to the Abercrombie & Fitch Co. 2016 Long-Term Incentive Plan for Associates to Authorize 2,200,000 Additional Shares: We are asking stockholders to approve an amendment to the Abercrombie & Fitch Co. 2016 Long-Term Incentive Plan for Associates (the “2016 Associates LTIP”) to authorize 2,200,000 additional shares of Common Stock. The Board recommends a vote “FOR” this proposal to enable the Company to continue to pay competitively and assist in attracting, retaining and motivating highly talented executives and associates. Additional shares are needed to continue to make grants consistent with historic grant practices. No changes to the 2016

Associates LTIP are proposed for consideration by the stockholders at the Annual Meeting other than the increase in the authorized number of shares of Common Stock.

•

Ratification of Appointment of Independent Registered Public Accounting Firm: As a matter of good governance, we are asking stockholders to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2020. The Board recommends a vote “FOR” this proposal.

Ongoing Stockholder Engagement

The Company continued to have extensive dialogue with our stockholders in the fiscal year ended February 2, 2019 (“Fiscal 2018”). During the period, the Company participated in six conferences, conducted three non-deal roadshows, hosted three store tours, welcomed two groups to visit our offices and held an Investor Day. These efforts resulted in discussions with approximately 50% of our top ten actively managed stockholders. The Company expects to continue such discussions prior to the Annual Meeting and, as a matter of policy and practice, fosters and encourages engagement with our stockholders on compensation and other matters on an ongoing basis.

Executive Compensation Highlights

We believe that our executive compensation policies and practices appropriately align the interests of our executive officers with the achievement of our financial goals and the creation of long-term stockholder value. They reflect a continued focus on performance and supporting the evolution of our business as we respond to changes in the global macroeconomic and consumer environment. We offer compensation opportunities that are: (i) competitive with those offered by similar specialty retail organizations and other companies with which the Company competes for high caliber executive talent; and (ii) delivered in a mix of programs and vehicles that emphasize “at risk” components of pay, that are only earned upon the achievement of rigorous performance goals.

In evaluating this year’s “Say on Pay” proposal, we recommend that you review our “COMPENSATION DISCUSSION AND ANALYSIS” section that begins on page 57 of the Proxy Statement, which explains how and why our Compensation and Organization Committee arrived at its executive compensation decisions for Fiscal 2018 and beyond.

We made modest changes to our executive compensation program in Fiscal 2018 after no changes were made to the program in Fiscal 2017. The changes made to our compensation structure in Fiscal 2018 included: (i) the elimination of the Strategic Driver Scorecard and the Individual Performance Factor modifiers that allowed for the discretionary modification of individual payouts in the Annual Cash Incentive Program; and (ii) the recalibration of the goals and payouts in the market-based performance share awards (“PSAs”) that are earned based on Relative Total Stockholder Return (“TSR”) versus the S&P Retail Select Industry Index. Changes to our Fiscal 2018 compensation structure were intended to further align our incentive plans with key financial metrics and also served as a meaningful retention tool for members of our leadership team. An overview of our compensation programs for Fiscal 2018 is shown below:

Base Salary

•	Base salaries are reviewed annually in March and upon a significant change in an executive officer’s role.

•	For Fiscal 2018, our named executive officers received increases to base salary ranging from 3.3% to 8.3% in March 2018.

•	Upon Kristin Scott’s elevation to President, Global Brands in November 2018, she received an additional 15.6% increase in her base salary.

Annual Cash Incentive Program

•

Company performance under the Annual Cash Incentive Program is based on a retrospective assessment of Adjusted EBIT performance (weighted 30% for Spring season and 70% for Fall season, the same basis as is used for the broad-based associate population).

•

For the leadership team (including our named executive officers), the annual cash incentive is paid out annually following the end of the fiscal year, with the annual payout level derived based on the weighted average of results for the Spring (30%) and Fall (70%) seasons.

•

For Fiscal 2018, the Compensation and Organization Committee eliminated the Strategic Driver Scorecard metrics and the Individual Performance Factor from the Annual Cash Incentive Program. The Strategic Driver Scorecard metrics previously allowed the Company financial score to be adjusted up or down based upon an assessment of forward-looking, strategic drivers linked to the Company’s strategic pillars. The Individual Performance Factor previously allowed for further modifications of individual payouts based upon individual performance. These components were eliminated in order to reinforce our “one-team” culture and to more directly align annual cash incentive payouts with the Company’s Adjusted EBIT results, which we consider to be a long-term driver of value creation.

Long-Term Incentives

•	Long-term incentive awards to the named executive officers for Fiscal 2018 were granted 50% in the form of PSAs and 50% in the form of time-vested RSUs.

Changes for Fiscal 2019

The Compensation and Organization Committee has approved the following changes for the Fiscal 2019 long-term incentive design:

•

The long-term incentive mix for members of our leadership team will shift from 50% PSAs and 50% RSUs to 60% PSAs and 40% RSUs to provide additional alignment between leadership team pay and multi-year financial results;

•

Total Net Sales will be added as a third, equally-weighted metric for PSA grants (in addition to Average ROIC and Relative TSR) as we seek to align our performance-based compensation with our goal to accelerate the growth of our brands; and

•

The vesting schedule for time-vested RSUs granted to members of our leadership team will be reduced from four years to three years (vesting ratably) to more closely reflect competitive practice among our peer group of similarly-sized, specialty retailers against whom we compete for talent.

Pay for Performance Alignment

As discussed beginning on page 58 of the Proxy Statement under the caption “COMPENSATION DISCUSSION AND ANALYSIS — Executive Summary — Pay for Performance Culture,” during Fiscal 2018, the Company continued to focus on performance and supporting the evolution of our business as we respond to changes in the global macroeconomic and consumer environment.

The Company remains committed to aligning the outcomes of the Company’s short-term and long-term compensation programs with the Company’s performance. The Company’s pay for performance culture is evidenced by the following incentive outcomes for Fiscal 2018:

•

Strong Adjusted EBIT performance during the Fiscal 2018 Spring season resulted in corporate funding at 143.0% of target (the Spring season is weighted 30%). Fiscal 2018 Fall season Adjusted EBIT fell just short of target and resulted in corporate funding at 91.0% of target (the Fall season is weighted 70%). For the leadership team (including our named executive officers), the annual cash incentive is paid out annually following the end of the fiscal year, with the annual payout level derived based on the weighted average of results for the Spring (30%) and Fall (70%) seasons. Taking into account the weightings of the Spring and Fall seasons, full-year annual cash incentive payouts based on weighted-average Company financial performance were funded at 106.6% of target.

•

All Average ROIC-based PSAs for the Fiscal 2016 – Fiscal 2018 cycle were forfeited, as our Compensation and Organization Committee determined that threshold performance for this tranche of the awards was not achieved. A payout of 20.0% of target was achieved on the Relative TSR tranche of the PSA awards for the Fiscal 2016 – Fiscal 2018 cycle, as our Compensation and Organization Committee determined that the Company’s performance was at the 36th percentile of the S&P Retail Select Industry Index.

In addition, our outstanding PSA cycles are trending at levels ranging from target to maximum, which reflects the sensitivity of our pay programs and goal-setting to our ongoing business transformation.

Fiscal 2018 Annual Cash Incentive Program	Status of Outstanding PSA Cycles (as of February 2, 2019)
	Fiscal 2016 — Fiscal 2018	• 3-yr Relative TSR (50%) • 3-yr Average ROIC (50%) Relative TSR tranche earned at 20.0% of target; Average ROIC tranche forfeited
	Fiscal 2017 — Fiscal 2019	• 3-yr Relative TSR (50%) • 3-yr Average ROIC (50%) Relative TSR tranche trending at maximum; Average ROIC tranche trending at maximum

•   Company Adjusted EBIT results for Spring season (30% weighting) were between target and maximum at 143.0%, and for Fall season (70% weighting) were between threshold and target at 91.0%

•  No adjustments were made for strategic, operational or individual performance

•  For the leadership team (including our named executive officers), the annual cash incentive is paid out annually following the end of the fiscal year, with the annual payout level derived based on the weighted average of results for the Spring (30%) and Fall (70%) seasons

	Fiscal 2018 — Fiscal 2020	• 3-yr Relative TSR (50%) • 3-yr Average ROIC (50%) Relative TSR tranche trending between target and maximum; Average ROIC tranche trending between target and maximum

Our Commitment to Best Practices in Corporate Governance

In addition to the changes in our organization and in our executive compensation programs discussed above, we have made many changes to our policies and practices related to corporate governance and executive compensation and consistently seek to follow best practices in corporate governance. By way of example, we have:

•	Embraced diversity at all levels of our Company, including at the leadership level, where women hold four seats on our Board and serve in the three highest-paid executive positions.

•	Demonstrated our commitment to Board refreshment with three new independent directors joining our Board since the beginning of Fiscal 2018.

•

Engaged, with oversight by our Nominating and Board Governance Committee, in an annual self-assessment process for the Board and its committees designed to ensure that they are best equipped to create value for the Company’s stockholders.

•	Enhanced the disclosure in the Proxy Statement regarding the skills, knowledge, background and experience of our directors, including the addition of graphic matrix summaries.

•

Expanded the scope of persons considered to be “related persons” subject to the Abercrombie & Fitch Co. Related Person Transaction Policy to include, in addition to executive officers, directors and director nominees of the Company (as well as their immediate family members), other associates of the Company or of one of the Company’s subsidiaries determined by the Company’s General Counsel, with input from the Company’s Chief Ethics and Compliance Officer, to significantly influence the management or operating policies of the Company (as well as their immediate family members).

•	Adopted amendments to our Amended and Restated Bylaws to implement “proxy access.”

•	Adopted majority voting in uncontested director elections.

•	Established an Enterprise Risk Management Committee comprised of senior management of the Company.

•	Appointed a Corporate Social Responsibility Committee comprised of independent directors.

•	Adopted a director resignation policy.

•	Adopted a director retirement policy.

•	Adopted a director confidentiality policy.

•

Implemented a stringent “clawback” policy that allows the Company to seek repayment of any incentive amounts that were erroneously paid, without any requirement of misconduct on the part of the plan participant.

•

Implemented a comprehensive derivatives and hedging policy as well as an anti-pledging policy that prohibits directors and officers, among others, from hedging and pledging any equity securities of the Company held by them.

•	Adopted stock ownership guidelines for executive officers and directors.

•

Enhanced the indemnification protection provided for the Company’s executive officers and directors through indemnification agreements that supplement the indemnification provisions in the Company’s organizational documents, as permitted under the Delaware General Corporation Law.

•	Recommended, and our stockholders adopted, an annual “Say on Pay” vote.

•

Implemented the “Notice & Access” framework for delivery of proxy materials to stockholders in connection with the solicitation of proxies on behalf of our Board for use at each Annual Meeting of Stockholders since 2016.

•	Accelerated the expiration of the Company’s preferred stock purchase rights from the close of business on July 16, 2018 to the close of business on January 28, 2014.

Abercrombie & Fitch Co.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 29, 2019

TO OUR STOCKHOLDERS:

The 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Abercrombie & Fitch Co. (the “Company,” “we” or “our”) will be held at the offices of the Company located at 6301 Fitch Path, New Albany, Ohio 43054, on Wednesday, June 12, 2019, at 10:00 a.m., Eastern Daylight Time, for the following purposes:

1.  To elect ten directors, each to serve for a term of one year to expire at the 2020 Annual Meeting of Stockholders.

2.  To vote on an advisory resolution to approve executive compensation.

3.  To approve an amendment to the Abercrombie & Fitch Co. 2016 Long-Term Incentive Plan for Associates to authorize 2,200,000 additional shares.

4.  To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 1, 2020.

5.  To transact any other business which properly may be brought before the Annual Meeting.

The Proxy Statement accompanying this Notice of Annual Meeting of Stockholders describes each of these items in detail. The Company has not received notice of any other matters that properly may be presented at the Annual Meeting.

Only stockholders of record at the close of business on April 15, 2019, the date established by the Company’s Board of Directors as the record date, are entitled to receive notice of, and vote at, the Annual Meeting. All stockholders are invited to attend the Annual Meeting, although only stockholders of record will be entitled to vote at the Annual Meeting.

We began mailing a Notice of Internet Availability of Proxy Materials on or about April 29, 2019 to stockholders of record at the close of business on April 15, 2019. The Notice of Internet Availability of Proxy Materials contains information on how to access our Proxy Statement, our Annual Report on Form 10-K for the fiscal year ended February 2, 2019, and the form of proxy on the Internet, as well as instructions on how to request a paper copy of the proxy materials.

Gregory J. Henchel
Senior Vice President, General Counsel and Corporate Secretary

YOUR VOTE IS IMPORTANT

Before you vote, access the proxy materials in one of the following ways prior to the Annual Meeting:

To view Online: Have available the information that is printed in the box marked by the arrow provided in your Notice of Internet Availability of Proxy Materials and visit: www.proxyvote.com. You may visit www.proxyvote.com 24 hours a day, seven days a week, prior to 11:59 p.m., Eastern Daylight Time, on June 11, 2019.

To request and receive a PAPER or E-MAIL copy:

You MUST REQUEST a paper or e-mail copy of the proxy materials. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

(1) By Internet:	www.proxyvote.com
(2) By Telephone:	1-800-579-1639
(3) By E-Mail*:	sendmaterial@proxyvote.com

*

If you request proxy materials by e-mail, please send a blank e-mail including in the subject line the information that is printed in the box marked by the arrow provided in your Notice of Internet Availability of Proxy Materials. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 29, 2019 to facilitate timely delivery of the proxy materials.

Abercrombie & Fitch Co.

6301 Fitch Path

New Albany, Ohio 43054

(614) 283-6500

PROXY STATEMENT

Dated April 29, 2019

ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 12, 2019

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of Abercrombie & Fitch Co. (the “Company,” “we” or “our”) for use at the 2019 Annual Meeting of Stockholders to be held at the offices of the Company located at 6301 Fitch Path, New Albany, Ohio 43054, on Wednesday, June 12, 2019, at 10:00 a.m., Eastern Daylight Time (the “Annual Meeting” or the “2019 Annual Meeting”). On or about April 29, 2019, we began mailing to holders of record of shares of Class A Common Stock, par value $0.01 per share (the “Common Stock”), of the Company at the close of business on April 15, 2019, a Notice of Internet Availability of Proxy Materials containing instructions on how to access the Notice of Annual Meeting of Stockholders, this Proxy Statement, the form of proxy and our Annual Report 2018 (which covers the fiscal year ended February 2, 2019 (“Fiscal 2018”)) over the Internet.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor using the contact information listed below:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call Toll-Free: (888) 750-5834 (from the United States and Canada)

Stockholders May Call: (412) 232-3651 (from other locations)

Banks and Brokers May Call Collect: (212) 750-5833

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

When and where will the Annual Meeting be held?

The Annual Meeting will be held on Wednesday, June 12, 2019, at 10:00 a.m., Eastern Daylight Time, at our offices located at 6301 Fitch Path, New Albany, Ohio 43054. The purposes of the Annual Meeting are set forth in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement. All references in this Proxy Statement to the “Company,” “we,” “us,” “our” or “Abercrombie & Fitch” refer to Abercrombie & Fitch Co.

Why am I being provided with access to this Proxy Statement?

We are required by the Securities and Exchange Commission (the “SEC”) to give you, or provide you access to, this Proxy Statement because our Board is soliciting your proxy to vote your shares of Common Stock at the Annual Meeting. The Proxy Statement summarizes the information you need in order to vote at the Annual Meeting.

What is a proxy?

A proxy is your designation of another person to vote shares of Common Stock you own. If you designate someone as your proxy in a written document, that document is also called a proxy, a form of proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. Scott Lipesky and Gregory J. Henchel have been designated on behalf of the Board as the proxies to cast the vote of the Company’s stockholders at the Annual Meeting.

What are the voting requirements for the proposals to be acted upon at the Annual Meeting and discussed in this Proxy Statement?

At the Annual Meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement. Specifically, stockholders will be asked to: (1) elect ten directors to the Board; (2) approve the advisory resolution to approve executive compensation; (3) approve an amendment to the Abercrombie & Fitch Co. 2016 Long-Term Incentive Plan for Associates to authorize 2,200,000 additional shares; and (4) ratify the appointment of PricewaterhouseCoopers LLP as the independent registered accounting firm of the Company for the fiscal year ending February 1, 2020 (“Fiscal 2019”).

Proposal 1 — Election of Directors

The Company and our stockholders have implemented majority voting for uncontested director elections, which the Board expects to be the case at the Annual Meeting. In an uncontested election of directors, each nominee must be elected by a majority of the votes cast (i.e., the votes cast for such nominee’s election must exceed the votes cast against such nominee’s election). Broker non-votes and abstentions will not be treated as votes cast.

Proposal 2 — Vote on Advisory Resolution to Approve Executive Compensation

This advisory vote is non-binding but the Board and our Compensation and Organization Committee will give careful consideration to the results of voting on this proposal. The approval of the advisory resolution to approve executive compensation requires the affirmative vote of a majority in voting interest of the stockholders present in person or by proxy and voting thereon. Broker non-votes will not be treated as votes cast. Abstentions will not be counted as votes “FOR” or “AGAINST” the proposal.

Proposal 3 — Approval of an Amendment to the Abercrombie & Fitch Co. 2016 Long-Term Incentive Plan for Associates to Authorize 2,200,000 Additional Shares

The approval of the proposed amendment to the Abercrombie & Fitch Co. 2016 Long-Term Incentive Plan for Associates (also referred to as the “2016 Associates LTIP”) to authorize 2,200,000 additional shares of Common Stock requires the affirmative vote of a majority in voting interest of the stockholders present in person or by proxy and voting thereon. Broker non-votes will not be treated as votes cast. Abstentions will treated as votes cast and will have the effect of a vote “AGAINST” the proposal.

Proposal 4 — Ratification of Appointment of Independent Registered Public Accounting Firm

The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for Fiscal 2019 requires the affirmative vote of a majority in voting interest of the stockholders present in person or by proxy and voting thereon. Abstentions will not be counted as votes “FOR” or “AGAINST” the proposal.

What are the Board’s recommendations for the proposals to be acted upon at the Annual Meeting and how will my shares be voted?

Subject to revocation, all forms of proxy that are properly completed and timely received will be voted in accordance with the instructions you give. If no instructions are given (except in the case of broker non-votes), the persons named as proxies will vote the shares of Common Stock in accordance with the recommendations of the Board. The Board’s recommendations are set forth together with the description of each proposal in this Proxy Statement. In summary, the Board recommends a vote:

•	“FOR” the election of each of the ten director nominees listed under the caption “PROPOSAL 1 — ELECTION OF DIRECTORS,” beginning on page 21 of this Proxy Statement;

•

“FOR” the approval of the advisory resolution to approve executive compensation, as described under the caption “PROPOSAL 2 — ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION,” beginning on page 56 of this Proxy Statement;

•

“FOR” the approval of the proposed amendment of the 2016 Associates LTIP, as described under the caption “PROPOSAL 3 — APPROVAL OF AMENDMENT TO THE ABERCROMBIE & FITCH CO. 2016 LONG-TERM INCENTIVE PLAN FOR ASSOCIATES TO AUTHORIZE 2,200,000 ADDITIONAL SHARES,” beginning on page 96 of this Proxy Statement; and

•

“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for Fiscal 2019, as described under the caption “PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM,” beginning on page 114 of this Proxy Statement.

Who can vote at the Annual Meeting?

Only holders of shares of the Company’s Common Stock of record at the close of business on April 15, 2019 (the “Record Date”) or such stockholders’ proxies are entitled to receive notice of, and vote at, the Annual Meeting. At the close of business on the Record Date, there were 66,617,373 shares of Common Stock outstanding and entitled to vote. There are no other voting securities of the Company outstanding. Each stockholder is entitled to one vote on each matter voted upon at the Annual Meeting for each share of Common Stock held. To be able to vote your shares at the Annual Meeting, the records of the Company must show that you held your shares at the close of business on the Record Date.

How do I attend the Annual Meeting?

The Annual Meeting will be held on Wednesday, June 12, 2019 at 10:00 a.m., Eastern Daylight Time, at our offices located at 6301 Fitch Path, New Albany, Ohio 43054. When you arrive, signs will direct you to the appropriate room. Please note that the doors to the meeting room will not be open until 9:00 a.m., Eastern Daylight Time. You should be prepared to present valid government-issued photo identification, such as a driver’s license or passport, for admittance. In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record prior to admittance to the Annual Meeting. If you are a beneficial owner, you must provide proof of beneficial ownership on the record date, such as your account statement showing that you owned our Common Stock as of April 15, 2019, a copy of the voting instruction form provided by your brokerage firm, bank or other nominee, or other similar evidence of ownership. If you do not provide valid government-issued photo identification and comply with the other procedures outlined above, you will not be admitted to the Annual Meeting. You do not need to attend the Annual Meeting to vote. Even if you plan to attend the Annual Meeting, please submit your vote in advance as instructed in this Proxy Statement.

What is a Notice of Internet Availability of Proxy Materials?

In accordance with rules adopted by the SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are permitted to furnish our proxy materials, including the Notice of Annual Meeting of Stockholders, this Proxy Statement and our Annual Report 2018, which includes our Annual Report on Form 10-K for Fiscal 2018 (our “Fiscal 2018 Form 10-K”), by providing access to such documents on the Internet. Generally, stockholders will not receive printed copies of the proxy materials unless they request them.

A Notice of Internet Availability of Proxy Materials that provides instructions for accessing our proxy materials on the Internet was mailed directly to registered stockholders. The Notice of Internet Availability of Proxy Materials also provides instructions regarding how registered stockholders may vote their shares on the Internet. Registered stockholders who prefer to receive a paper or e-mail copy of our proxy materials must follow the instructions provided in the Notice of Internet Availability of Proxy Materials for requesting such materials.

The Notice of Internet Availability of Proxy Materials only identifies the items to be voted on at the Annual Meeting. You cannot vote by marking the Notice of Internet Availability of Proxy Materials and returning it. The Notice of Internet Availability of Proxy Materials provides instructions on how to cast your vote.

A notice that directs beneficial owners of our shares to the website where they can access our proxy materials is to be forwarded to each beneficial stockholder by the brokerage firm, bank or other holder of record who is considered the registered owner with respect to the shares of the beneficial stockholder. Such brokerage firm, bank or other holder of record should also provide each beneficial owner of our shares with instructions on how the beneficial stockholder may request a paper or e-mail copy of our proxy materials.

To enroll in the electronic delivery service for future stockholder meetings, use your Notice of Internet Availability of Proxy Materials (or proxy card, if you received printed copies of the proxy materials) to register online at www.proxyvote.com and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

What is the difference between holding shares as a holder of record and as a beneficial owner?

If, at the close of business on April 15, 2019, your shares were held in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and a notice directing you to the website where you can access our proxy materials is being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization how to vote the shares in your account. If that organization is not given specific direction, shares held in the name of that organization may not be voted and will not be considered as present and entitled to vote on any matter to be considered at the Annual Meeting other than the ratification of the appointment of the Company’s independent registered public accounting firm. Please direct your broker how to vote your shares following the instructions provided by your broker.

How do I vote my shares?

If you are a registered stockholder (i.e., you hold your shares of record), you may vote your shares using one of the following methods (please also see the information provided above and below concerning the difference in how to vote if you hold shares beneficially through a brokerage firm, bank or other nominee instead of as the registered holder — beneficial holders should follow the voting instructions provided by their respective nominees):

•	Over the Internet. Go to www.proxyvote.com.

You can use the Internet 24 hours a day, seven days a week, to submit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Daylight Time, on June 11, 2019. Have your proxy card or Notice of Internet Availability of Proxy Materials in hand when you access the web site and follow the instructions to obtain your records and create an electronic voting instruction form.

•	By telephone. Call 1-800-690-6903.

You can use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Daylight Time, on June 11, 2019. Have your proxy card or Notice of Internet Availability of Proxy Materials in hand when you call and follow the instructions.

•

By mail. If you received a printed copy of the proxy materials, you may submit your vote by completing, signing and mailing your proxy card and returning it in the postage-paid envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. Sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received no later than June 11, 2019 to be voted at the Annual Meeting.

•

In person at the Annual Meeting. Registered stockholders are invited to attend the Annual Meeting and vote in person at the Annual Meeting. If you are a beneficial owner of shares, you must obtain a legal proxy from the brokerage firm, bank or other holder of record of your shares to be entitled to vote those shares in person at the meeting.

If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned a proxy card. If you vote via the Internet or by telephone, do not return a proxy card.

If I am a stockholder holding shares in “street name,” how do I vote?

If you hold your shares in “street name” with a brokerage firm, bank or other nominee, the holder of record will send you instructions as to how to instruct the holder of record to vote your shares. Your broker is permitted to vote your shares with respect the “routine” proposal to ratify the appointment of the Company’s independent registered public accounting firm without your instruction as to how to vote but will not be permitted to vote your shares with respect to any of the other proposals at the Annual Meeting without your instructions as to how to vote.

If you hold your shares in “street name,” you should have received a Notice of Internet Availability of Proxy Materials or voting instructions from the brokerage firm, bank or other nominee holding your shares. You should follow the instructions in the Notice of Internet Availability of Proxy Materials or voting instructions provided by your broker or other nominee in order to instruct your broker or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the broker or other nominee.

What is a “broker non-vote”?

A “broker non-vote” occurs when a stockholder holds our shares of Common Stock in “street name” through a broker or similar organization, and the stockholder does not provide the broker or other organization with instructions within the required timeframe before the Annual Meeting as to how to vote the shares on “non-routine” matters. The only proposal this year which is considered “routine” is the ratification of the appointment of the Company’s independent registered public accounting firm. Under the rules of the New York Stock Exchange (“NYSE”) set forth in the NYSE Listed Company Manual (the “NYSE Rules”), your broker cannot vote your shares on non-routine matters unless your broker receives instructions from you as to how to vote.

How can I revoke my proxy or change my vote?

If you are a registered stockholder, you may revoke your proxy at any time before it is actually voted at the Annual Meeting by:

•	signing and returning a new proxy card with a later date — only your latest proxy card received by June 11, 2019, will be counted;

•	submitting a late-dated vote by telephone or via the Internet — only your latest telephone or Internet proxy received by 11:59 p.m., Eastern Daylight Time, on June 11, 2019, will be counted;

•	attending the Annual Meeting and voting by ballot in person; or

•	delivering a written revocation to our Corporate Secretary at 6301 Fitch Path, New Albany, Ohio 43054, to be received no later than June 11, 2019.

If you hold your shares in “street name,” you must contact the broker or other nominee holding your shares and follow the instructions of the broker or other nominee for revoking or changing your vote.

Who is paying for the cost of this proxy solicitation?

This solicitation of proxies is made by and on behalf of our Board. In addition to mailing the Notice of Internet Availability of Proxy Materials (or, if applicable, paper copies of this Proxy Statement, the Notice of Annual Meeting of Stockholders, the proxy card and our Annual Report 2018) to registered stockholders as of the close of business on the Record Date, the brokers, banks and other nominees holding our shares for beneficial owners must provide a notice as to where the beneficial owners can access our proxy materials to the beneficial owners for whom they hold our shares in order that such shares may be voted. Solicitation may also be made by our directors, officers and select other Company employees or, as referred to by the Company, “associates” of the Company telephonically, electronically or by other means of communications. Directors, officers and associates who help us in the solicitation will not be specially compensated for those services, but they may be reimbursed for their out-of-pocket expenses incurred in connection with the solicitation. In addition, the Company has retained Innisfree M&A Incorporated (“Innisfree”) to aid in the solicitation of proxies for a fee of $15,000, plus out-of-pocket expenses.

The Company will reimburse Innisfree, as well as brokerage firms, banks and other custodians, fiduciaries and nominees, who are record holders of shares of our Common Stock not beneficially owned by them for their reasonable costs in sending proxy materials to stockholders who beneficially own our shares. The Company will bear the costs incurred in connection with the solicitation of proxies on behalf of the Board, other than the Internet access or telephone usage fees which may be charged to stockholders.

Are there any cumulative voting rights in the election of directors?

No.

What constitutes a quorum to hold and transact business at the Annual Meeting?

A quorum for the Annual Meeting is one-third of the outstanding shares of Common Stock. If you are a registered stockholder and submit a proxy, your shares of Common Stock will be counted to determine whether we have a quorum even if you abstain or fail to provide voting instructions on any of the proposals described in this Proxy Statement and listed on the form of proxy. If your shares of Common Stock are held in the name of your broker or other nominee, and you do not instruct your broker or other nominee how to vote your shares of Common Stock, these shares will still be counted for purposes of determining the presence or absence of a quorum for the transaction of business if your broker or other nominee submits a proxy.

How are votes tabulated?

The results of stockholder voting will be tabulated by the inspectors of election appointed for the Annual Meeting.

What should I do if I have other questions?

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834 or directly at (412) 232-3651. Banks and brokers may call collect at (212) 750-5833.

PROPOSAL 1 — ELECTION OF DIRECTORS

There are currently ten directors serving on the Board, all of whose terms expire at the Annual Meeting. On January 17, 2019, the Board, upon the unanimous recommendation of our Nominating and Board Governance Committee, unanimously approved the increase in the size of the Board from eight to ten directors and unanimously elected Helen E. McCluskey and Nigel Travis to fill the vacancies created by the increase, each of which actions was effective February 3, 2019. Ms. McCluskey and Mr. Travis had been recommended to our Nominating and Board Governance Committee as a result of a director search conducted by the third-party global executive search firm retained by our Nominating and Board Governance Committee.

On July 3, 2018, Bonnie R. Brooks informed the Company that she had decided to resign from the Board for personal reasons. On July 6, 2018, by unanimous written consent, the Board took action to reduce the number of directors from nine to eight, in order to reflect the number of directors serving on the Board following the July 3, 2018 effective date of Ms. Brooks’ resignation.

On January 19, 2018, Arthur C. Martinez informed the Company that he had decided not to stand for re-election to the Board at the 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”) but would serve out his remaining term. At its meeting on April 9, 2018, the Board took action to reduce the number of directors from ten to nine, effective upon the expiration of the terms of the directors of the Company immediately prior to the 2018 Annual Meeting. As a result, nine directors were elected at the 2018 Annual Meeting.

Upon the unanimous recommendation of our Nominating and Board Governance Committee, the Board has unanimously nominated Kerrii B. Anderson, James B. Bachmann, Terry L. Burman, Sarah M. Gallagher, Michael E. Greenlees, Archie M. Griffin, Fran Horowitz, Helen E. McCluskey, Charles R. Perrin and Nigel Travis (altogether, the “Nominees”) for election as directors at the Annual Meeting. Directors elected at the Annual Meeting will hold office for an one-year term expiring at the 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”) or until their respective successors are elected and qualified, subject to prior death, resignation or removal. The individuals named as proxies in the form of proxy solicited by the Board intend to vote the shares of Common Stock represented by the proxies received under this solicitation for the Nominees, unless otherwise instructed on the form of proxy. It is expected that all of the Nominees will be able to serve. However, if before the election, one or more of the Nominees are unable to serve or for good cause will not serve, the proxy holders will vote the proxies for the remaining Nominees and for any substitute nominees chosen by the Board, unless the Board reduces the number of directors to be elected. If any substitute nominees are designated, we will file an amended proxy statement that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected, and includes certain biographical and other information about such nominees required by the rules of the SEC. The individuals named as proxies cannot vote for more than ten nominees for election as directors at the Annual Meeting.

The Board recommends that you vote “FOR” each of the Nominees to be elected for an one-year term expiring at the 2020 Annual Meeting or until his or her successor is elected and qualified.

Majority Vote Standard in Uncontested Director Election

In an uncontested election of directors, which we expect to be the case at the Annual Meeting, each nominee must be elected by a majority of the votes cast (i.e., the votes cast for such nominee’s election must exceed the votes cast against such nominee’s election). Broker non-votes and abstentions will not be treated as votes cast. Proxies may not cast votes for more than ten nominees.

The Board has adopted a resignation policy, included in the Company’s Corporate Governance Guidelines, which requires that an incumbent director who receives less than a majority of the votes cast in an uncontested election tender his or her resignation, and outlines the procedures by which the Board will consider whether to accept such resignation. The resignation policy provides:

•	an incumbent director who fails to receive the required number of votes for re-election must offer to resign;

•

our Nominating and Board Governance Committee and the Board will evaluate any such resignation in light of the best interests of the Company and our stockholders in determining whether to accept or reject the resignation, or whether other action should be taken, and may consider any factors they deem relevant in making such determination;

•

if the Board does not accept the resignation, the director who offered to resign will continue to serve on the Board until the next annual meeting of stockholders and until the director’s successor is elected and qualified, subject to the director’s prior death, resignation or removal;

•	if the Board accepts the resignation, our Nominating and Board Governance Committee will recommend to the Board whether to fill the resulting vacancy or to reduce the size of the Board; and

•	the Board will publicly disclose its decision regarding the resignation within 90 days after the results of the election are certified.

Nominees

The information set forth in the table below concerning the principal occupation, other affiliations and business experience of each Nominee, during at least the past five fiscal years of the Company, has been furnished to the Company by such Nominee. The information has been furnished as of April 15, 2019, except as otherwise noted.

Name (Age)	Business Experience and Other Information	Director Since
Kerrii B. Anderson (61)	Ms. Anderson has been a private investor and board advisor since 2008. Prior to that time, she served as President and Chief Executive Officer of Wendy’s International, Inc. (now The Wendy’s Company), a restaurant operating and franchising company, from November 2006 until September 2008 when that company merged with a subsidiary of Triarc Companies, Inc. to form Wendy’s/Arby’s Group, Inc. She served as a director of Wendy’s International, Inc. from 2001 until September 2008, and as Wendy’s Interim Chief Executive Officer and President from April to November 2006 and as its Executive Vice President and Chief Financial Officer from 2000 to April 2006. Previously, Ms. Anderson served as Senior Vice President and Chief Financial Officer of M/I Schottenstein Homes, Inc. (now known as M/I Homes, Inc.), a builder of single-family homes, from 1987 to 2000. Ms. Anderson has served as a member of the Board of Directors of Laboratory Corporation of America® Holdings, a global life sciences company, since May 2006, where she is Chair of its Audit Committee and a member of its Nominating and Governance Committee; and as a member of the Board of Directors of Worthington Industries, Inc., a diversified metals manufacturing company, since September 2010, where she is a member of its Audit Committee and of its Compensation Committee. On April 17, 2019, Ms. Anderson was elected as a director of The Sherwin-Williams Company, a company engaged in the development, manufacture, distribution and sale of paint, coatings and related products, at that company’s Annual Meeting of Shareholders. Previously, she served as a member of the Board of Directors of Chiquita Brands International, Inc. from 2009 to January 2015, including service as Chairwoman of the Board from October 2012 to January 2015, as Chair of its Nominating and Governance Committee and as a member of its Audit Committee until January 2015 when Chiquita was acquired by Cavendish Global Limited and became a private company.	February 2018

Name (Age)	Business Experience and Other Information	Director Since

Ms. Anderson currently serves as the Chair of our Audit and Finance Committee. She is a practiced board director and audit committee chair with chief executive officer, chief financial officer and consumer products experience, most recently at Wendy’s International, Inc. (now The Wendy’s Company) during a transformative time at that company. She has a strong record of leadership in operations and strategy as well as extensive corporate governance experience through her service on other public company boards. Her extensive experience in accounting and financial reporting and analysis and prior experience as a chief executive officer of a public company and chief financial officer of several public companies, in addition to other public company board service, make Ms. Anderson a valuable asset to the Board and our Audit and Finance Committee.

James B. Bachmann (76)

Mr. Bachmann is a retired Managing Partner of the Columbus, Ohio office of Ernst & Young LLP (“EY”), having served in various management and audit engagement partner roles with the firm. Mr. Bachmann served on the Board of Directors of Lancaster Colony Corporation, a company which manufactures and markets food products, from 2003 to November 2018, including service as Lead Independent Director from 2007 to 2008 and as a member of its Audit Committee from 2003 to 2017 (serving as Chair from 2004 to 2017). He has also served as a director of Nationwide Insurance, a mutual insurance company.

Mr. Bachmann currently serves as a member of our Audit and Finance Committee and our Corporate Social Responsibility Committee. He previously served as the Chair of our Audit and Finance Committee from August 2005 to June 2017 and from August 2017 to March 2019, as a member of our Compensation and Organization Committee from July 2018 to February 2019 and as a member of our Executive Committee from June 2016 to June 2017. His significant public company accounting and financial expertise, thorough review of the financial and risk management issues applicable to the Company and diligent engagement with management have helped the Company navigate the increasingly complex financial and risk management issues we face. In addition, his operational experience as the Managing Partner of EY’s Columbus, Ohio office provides us with valuable operational insights.

July 2003

Terry L. Burman (73)

Mr. Burman is the Non-Executive Chairman of the Board of the Company.

Mr. Burman has served as a director of Tuesday Morning Corporation, a closeout retailer of upscale decorative home accessories, housewares, seasonal goods and famous-maker gifts in the United States, since 2013 and as its Chairman of the Board since December 2015. He has been a director of Learning Care Group, a privately-held company operating over 900 learning and daycare centers in the United States, since July 2014. He has been a board member of the St. Jude Children’s Research Hospital Board of Governors since July 2004 and served as Chairman of the Board

January 2014

Name (Age)	Business Experience and Other Information	Director Since

from July 2013 to June 2015. Mr. Burman has served as a board member of ALSAC, the fundraising organization of St. Jude, since July 2004. He has served on the Board of Trustees of the Norman Rockwell Museum since September 2016.

Mr. Burman served as a director and Chairman of the Board of Zale Corporation, a specialty retailer of fine jewelry in North America, from May 2013 to May 2014. He served on the Board of Directors of YCC Holdings LLC, a retailer of candles, fragrances and other products, from October 2007 to October 2013, and on the Board of Directors of ACCESS, an organization providing housing, food and counseling to homeless women and their children in Akron, Ohio, from 1996 to 2012.

Mr. Burman was the Chief Executive Officer of Signet Jewelers
Limited, a specialty jewelry retailer, from 2000 to 2011. Mr. Burman joined Signet Jewelers Limited in 1995 as Chairman and Chief
Executive Officer of Sterling Jewelers, Inc., a U.S. division of
Signet Jewelers Limited. He served as a director of Signet Jewelers
Limited from 1996 to 2011. Prior to joining Signet Jewelers Limited,
Mr. Burman held various senior executive positions of increasing responsibility with Barry’s Jewelers, Inc., which now does business as Samuels Jewelers, from 1980 to 1995, including President and
Chief Executive Officer from 1993 to 1995. Prior to that,
Mr. Burman was a partner with Roberts Department Stores, a
regional department store chain specializing in apparel.

Mr. Burman has served as the Non-Executive Chairman of the
Board of the Company since February 3, 2018. Prior thereto, he served as the Lead Independent Director of the Company from
March 2017 to February 2018. In addition to serving as the
Non-Executive Chairman of the Board of the Company, Mr. Burman
currently serves as the Chair of our Executive Committee. In addition to his prior service as the Lead Independent Director of the
Company, he previously served as the Chair of our Nominating and
Board Governance Committee from June 2015 to February 2018 and as a member of our Compensation and Organization Committee
from February 2014 to February 2018. Mr. Burman’s experience as a chief executive officer in the retail industry, his significant international management experience, and his general business and financial acumen are very valuable to the Company and provide the
Board with important insight into specialty retail industries as well as strategy and business development.

Name (Age)	Business Experience and Other Information	Director Since

Sarah M. Gallagher (67)	From August 2014 to August 2015, Ms. Gallagher served as Executive Chairperson of the Rebecca Taylor woman’s fashion brand. In this role, she was acting as interim chief executive officer with responsibility for the wholesale, stores and e-commerce businesses. Ms. Gallagher served as President of Ralph Lauren North America e-Commerce from April 2007 to April 2013 and as President of Ralph Lauren Media LLC, Polo.com from November 2001 to March 2007, where she led the strategic vision of Polo.com. Ms. Gallagher joined Ralph Lauren Media in 2001, when Ralph Lauren e-Commerce was a joint venture with NBC and Ralph Lauren Corporation, a global designer, manufacturer, distributor and retailer of lifestyle products. Under Ms. Gallagher’s leadership, the Ralph Lauren e-Commerce business became an industry leader and consistently outpaced the industry growth rate. After establishing Ralph Lauren’s web presence, including RalphLauren.com and Rugby.com in the United States, Ms. Gallagher and the U.S. digital team collaborated with the European digital team to oversee Ralph Lauren’s expansion into the European markets, including successful launches of e-commerce sites in the United Kingdom, Germany and France. Prior to her tenure with the Ralph Lauren organization, Ms. Gallagher served from 1997 to 2001, as Senior Vice President, Banana Republic Direct and Senior Vice President, Gap Direct, divisions of Gap, Inc., an international retailer offering clothing, accessories and personal care products under the Gap, Banana Republic and Old Navy brand names, where she was directly responsible for the launch of the Banana Republic catalog, website and all aspects of its e-commerce business. Prior to joining Gap, Inc., Ms. Gallagher served as Vice President, Apparel, Jewelry and Accessories, from 1996 to 1997 for Avon Products, Inc., a direct seller of beauty and related products; Vice President and General Merchandise Manager, Intimate Apparel from 1985 to 1995 and then Executive Vice President, Merchandising from 1995 to 1996, of Victoria’s Secret Catalogue, a direct sales channel for Victoria’s Secret Stores; and in various roles from 1971 to 1985 with Lord & Taylor, an upscale, specialty retail department store chain in the United States, including serving as Divisional Merchandise Manager, Intimate Apparel, from 1983 to 1985. Since August 2016, Ms. Gallagher has served as a director and a member of the Compensation Committee and the Nominating and Governance Committee of La-Z-Boy Incorporated, a leading residential furniture manufacturer with wholesale and retail distribution. In addition, since August 2016, she has served as an Executive Advisor at FitForCommerce, a boutique consultancy focused on helping retailers and brands navigate the provider landscape. Since September 2018, she has served as a member of the Board of Advisors for Action IQ, a company providing scalable enterprise customer data platforms.	June 2014

Ms. Gallagher currently serves as a member of our Corporate Social Responsibility Committee and our Nominating and Board Governance Committee. Ms. Gallagher’s over 40 years of retail experience, including more than 30 years with Fortune 500 brands, and status as one of the early movers in the e-commerce space

Name (Age)	Business Experience and Other Information	Director Since
with more than 15 years of service in that aspect of the retail business, bring valuable expertise and insight to the Board as the Company continues to expand our focus on direct-to-customer business opportunities, both within the United States and internationally.

Michael E. Greenlees (72)	Mr. Greenlees is currently the Chairman of Scoota, a privately-held programmatic advertising business based in the United Kingdom. Until April 30, 2016, Mr. Greenlees served as a member of the Board of Directors and as an Executive Director of Ebiquity plc, a U.K.-based company that provides data-driven insights to the global media and marketing community and is listed on the London Stock Exchange’s AIM market. He previously served as Chief Executive Officer of Ebiquity plc from 2007 to December 2015. Mr. Greenlees was one of the original founding partners of Gold Greenlees Trott plc., or The GGT Group plc, an international advertising and marketing group. The GGT Group plc was listed on the London Stock Exchange in 1986 at which time Mr. Greenlees became Chairman and Chief Executive Officer, a role he occupied for over 10 years until the company’s sale to Omnicom Group Inc., a holding company for a number of advertising and marketing services businesses, in 1998. At that time, Mr. Greenlees joined the Board of Directors of Omnicom Group Inc. and served as President and Chief Executive Officer of TBWA Worldwide Inc., a subsidiary with offices in nearly 70 countries. In 2001, Mr. Greenlees became Executive Vice President of Omnicom Group Inc. and served in that role until 2003. From 2004 to 2006, he served as Chief Executive Officer of FastChannel Network, Inc., a software solutions business targeting the advertising and media community. Mr. Greenlees has served on the boards of several public companies, including Gold Greenlees Trott plc., Omnicom Group Inc., Hewitt Associates Inc. and Ebiquity plc.	February 2011

Mr. Greenlees currently serves as the Chair of our Compensation and Organization Committee and as a member of our Audit and
Finance Committee. Mr. Greenlees’ experience within the global media and marketing community, and his service with several
public companies, are very valuable to the Company. In addition, as a U.K. native and current resident, Mr. Greenlees adds to the
Company’s international experience and profile.

Archie M. Griffin (64)	Mr. Griffin retired from The Ohio State University on June 30, 2017. Prior to his retirement, Mr. Griffin had served as Senior Advisor within the Office of Advancement at The Ohio State University since July 2015. From July 2010 until June 2015, Mr. Griffin served as the Senior Vice President of Alumni Relations at The Ohio State University. Mr. Griffin also served as President and Chief Executive Officer of The Ohio State University Alumni Association, Inc. from January 2004 until June 2015 and as an ex-officio member of the Board of Directors of The Ohio State University Foundation from January 2004 until June 2015. Mr. Griffin served as the Associate Director of Athletics at The Ohio State University from 1994 to 2003, after serving more	August 2000

Name (Age)	Business Experience and Other Information	Director Since
than nine years in various positions within the Athletic and Employment Services Departments at The Ohio State University. Mr. Griffin has served as a director of Motorists Mutual Insurance Company since 1991 and the Ohio Auto Club since 1992. Mr. Griffin has also served as a member of the Board of the Columbus Youth Foundation (Vice Chair) since 1991, as a member of the Board of the National Football Foundation since 2006 and as a member of the Board of the College Football Hall of Fame since 2006.

Mr. Griffin currently serves as the Chair of our Corporate Social Responsibility Committee and as a member of our Nominating and Board Governance Committee. Mr. Griffin is one of the most well-respected and well-recognized individuals in the State of Ohio. Mr. Griffin’s experience on the Board and institutional knowledge of the Company are also valuable.

Fran Horowitz (55)	Ms. Horowitz has served as the Chief Executive Officer of the Company since February 2017. In addition, Ms. Horowitz has been Principal Executive Officer of the Company since February 2017. Prior thereto, she had served as President & Chief Merchandising Officer for all brands of the Company since December 2015 and was a member of the Office of the Chairman of the Company from December 2014 to February 2017. Ms. Horowitz held the position of Brand President of Hollister from October 2014 to December 2015. Before joining Hollister, from October 2013 to October 2014, Ms. Horowitz served as the President of Ann Taylor Loft, a division of Ascena Retail Group, the parent company of specialty retail fashion brands in North America. Prior to her time with Ann Taylor Loft, from February 2005 to October 2012, Ms. Horowitz held various roles at Express, Inc., a specialty apparel and accessories retailer of women’s and men’s merchandise, rising to the position of Executive Vice President of Women’s Merchandising and Design from May 2010 to November 2012. Before her time with Express, Inc., Ms. Horowitz spent 13 years at Bloomingdale’s in various merchandising roles, prior to which she served in various positions at Bergdorf Goodman, Bonwit Teller and Saks Fifth Avenue. Since March 2017, Ms. Horowitz has served on the Board of Directors of SeriousFun Children’s Network, Inc., a Connecticut non-profit corporation that provides specially-adapted camp experiences for children with serious illnesses and their families, free of charge. Ms. Horowitz is also a member of the Columbus Partnership, a non-profit organization of chief executive officers from leading businesses and institutions in Columbus, Ohio, with the goal of improving economic development in the city that is home to the Company.	February 2017

Ms. Horowitz currently serves as a member of our Executive Committee. As the Principal Executive Officer of the Company, Ms. Horowitz brings to the Board not only more than 30 years of retail experience but also critical knowledge of the Company’s operations. In electing Ms. Horowitz as Chief Executive Officer and a director of the Company, the Board recognized the

Name (Age)	Business Experience and Other Information	Director Since
leadership she had shown in the turnaround of the Company’s Hollister brand and in energizing the Company’s associates around important cultural values, a customer-centric mindset and a commitment to ensuring the Company’s success. Her efforts have earned her the respect of both the Board and associates throughout the Company’s global operations which has served the Company and the Board well as she leads the Company forward.

Helen E. McCluskey (64)

Ms. McCluskey was President, Chief Executive Officer and a member of the Board of Directors of The Warnaco Group, Inc., a company which designed, sourced, marketed, licensed and distributed a broad line of intimate apparel, sportswear and swimwear products worldwide, from February 2012 until the acquisition of The Warnaco Group, Inc. in February 2013 by PVH Corporation. She served as an independent director of PVH Corporation from February 2013 until June 2014, which position she assumed following the acquisition of The Warnaco Group, Inc. Ms. McCluskey joined The Warnaco Group, Inc. in July 2004, serving in leadership roles as its Chief Operating Officer from September 2010 to February 2012 and as Group President from July 2004 to September 2010. Prior to joining The Warnaco Group, Inc., Ms. McCluskey held various positions of increasing responsibility with Firestone Tire & Rubber Company (1977 to 1983), Playtex Apparel, Inc. (1983 to 2001) (which was acquired by Sara Lee Corporation in 1991) and Liz Claiborne Inc. (now Fifth & Pacific Companies Inc.) (2001 to 2004). During her 18-year tenure with Sara Lee Corporation’s intimate apparel units, she held executive positions in marketing, operations and general management, including President of Playtex Apparel from 1999 to 2001. Ms. McCluskey has served as a member of the Board of Directors of Dean Foods Company since November 2015 and is a member of its Audit Committee and its Compensation Committee; has served as a member of the Board of Directors of Avon Products, Inc. since July 2014 and is chair of its Compensation and Management Development Committee; and has served as a director of Signet Jewelers Limited since August 2013 and is chair of its Nomination and Corporate Governance Committee and a member of its Audit Committee.

Ms. McCluskey currently serves as a member of our Compensation and Organization Committee. With her broad background in strategy, business planning and operations derived from a career spanning over 30 years with leading consumer goods companies, Ms. McCluskey brings valuable skills and insight to the Company. Her experience as a chief executive officer of a global public company provides her with significant expertise in global business matters, corporate leadership and management, allowing her to bring valuable insight to the management of the Company’s strategic direction and growth, and management development. Additionally, having built women’s brands globally for sale through all channels of distribution worldwide, she brings a valuable blend of branding, merchandising, marketing and international expertise to the Company.

February 2019

Name (Age)	Business Experience and Other Information	Director Since
Charles R. Perrin (73)

Mr. Perrin served as the non-executive Chairman of The Warnaco Group, Inc., a company which designed, sourced, marketed, licensed and distributed a broad line of intimate apparel, sportswear and swimwear products worldwide, from March 2004 to February 2013. He served as a director of Campbell Soup Company, which manufactures and markets soup, sauces, beverages, biscuits, confectionary and prepared branded consumer food products, from 1999 until 2017. He previously served as a Trustee of Save the Children U.S. and is currently serving as a Trustee of The New School and The Perrin Family Foundation.

Mr. Perrin currently serves as the Chair of our Nominating and Board Governance Committee and as a member of our Compensation and Organization Committee and our Executive Committee. Mr. Perrin previously served as a member of our Audit and Finance Committee from February 2014 to June 2018. Mr. Perrin brings to the Board substantial experience in and perspective on consumer marketing, business operations and the packaged goods industry. In January 1998, he joined Avon Products, Inc., a global manufacturer and marketer of beauty and related products, as Vice Chairman and Chief Operating Officer, and served as Chief Executive Officer of that company from June 1998 to November 1999. From 1994 to 1996, he was Chairman and Chief Executive Officer of Duracell International, Inc., a manufacturer and marketer of various battery types primarily under the DURACELL® brand. He joined Duracell as President of Duracell USA, and later held a number of other executive positions, including President and Chief Operating Officer of Duracell International, Inc. from 1992 to 1994. He previously worked at Chesebrough Pond’s, Inc., where he held a series of sales, marketing and general management positions and served as President of the Packaged Food Division. Mr. Perrin began his business career at General Foods Corporation. His extensive background in retail, sales and marketing are very valuable to the Company.

January 2014

Nigel Travis (69)	Mr. Travis has served as Non-Executive Chairman of the Board of Dunkin’ Brands Group, Inc., a quick-service restaurant franchisor, since January 2019. Previously, he served as Executive Chairman of the Board of Dunkin’ Brands Group, Inc. from July 2018 to December 2018 and as Chief Executive Officer of Dunkin’ Brands Group, Inc. from January 2009 to July 2018, adding the responsibility as Chairman of the Board in May 2013. From 2005 through 2008, Mr. Travis served as President and Chief Executive Officer of Papa John’s International, Inc., an international take-out and delivery pizza restaurant chain. From 1994 to 2004, he had executive roles in Europe, International and Retail divisions of Blockbuster, Inc., culminating with the role of President and Chief Operating Officer from 2001 to 2004. Mr. Travis previously held numerous senior positions at Burger King Holdings, Inc. In addition to serving on the Board of Directors of Dunkin’ Brands Group, Inc. since 2009, Mr. Travis has served on the Board of	February 2019

Name (Age)	Business Experience and Other Information	Director Since

Directors of Advance Auto Parts, Inc. since August 2018 and is a member of its Audit Committee; and has served on the Board of Directors of Office Depot, Inc. since March 2012 and is a member of its Audit Committee and its Compensation Committee. Mr. Travis’ previous board service includes Lorillard, Inc. from 2008 to 2012, Papa John’s International, Inc. from 2005 to 2008, Bombay Company from 2000 to 2007, and Limelight Group from 1996 to 2000.

Mr. Travis currently serves as a member of our Audit and Finance Committee. Mr. Travis brings significant international, retail, human resources and operations experience to our Board, and as a former public company chief executive officer, he provides perspectives on leadership and strategy. In addition, Mr. Travis’ particular knowledge of and extensive experience in senior management of manufacturing and consumer product businesses are very valuable to the Company.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE

NOMINEES IDENTIFIED ABOVE.

Certain Relationships and Related Person Transactions

Review, Approval or Ratification of Transactions with Related Persons

The Board has adopted the Abercrombie & Fitch Co. Related Person Transaction Policy (the “Related Person Transaction Policy”), which is administered by our Nominating and Board Governance Committee and the Company’s General Counsel. A copy of the Related Person Transaction Policy is posted on the “Corporate Governance” page within the “Our Company” section of the Company’s website at corporate.abercrombie.com. The Related Person Transaction Policy applies to any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company or one of its subsidiaries participates or will participate, the amount involved exceeds or is expected to exceed $120,000, and a “related person” had, has or will have a direct or indirect interest. Pursuant to the Related Person Transaction Policy, a “related person” is any person:

•

who is or was an executive officer, a director or a director nominee of the Company, or another associate of the Company or one of its subsidiaries determined by the Company’s General Counsel to significantly influence the management or operating policies of the Company (a “key influencer”), or an immediate family member of any of such individuals, at any time since the beginning of the Company’s last fiscal year; or

•

who, at the time of the occurrence or at any time during the existence of the transaction, is the beneficial owner of more than 5% of the Company’s outstanding shares of Common Stock, or an immediate family member of a beneficial owner of more than 5% of the Company’s outstanding Common Stock.

Each director, each director nominee or each executive officer of the Company as well as each key influencer is to provide the Company’s General Counsel with a written list (updated when necessary) of such individual’s immediate family members and associated entities (as defined in the Related Person Transaction Policy) and, to the extent actually known by such individual, each associated entity of any immediate family member. Each director, each director nominee or each executive officer of the Company as well as each key influencer must notify the Company’s General Counsel in writing of any interest that such individual or, to the extent actually known by such individual, an immediate family member or associated entity of such individual or of such individual’s immediate family member had, has or may have, in a related person transaction. Each director, each director nominee and each executive officer of the Company and each key influencer also completes a questionnaire on at least an annual basis designed to elicit information about potential related person transactions. In addition, any related person transaction proposed to be entered into by the Company or one of its subsidiaries must be reported by the Company’s management to the Company’s General Counsel. Any potential related person transaction that is raised will be analyzed by the Company’s General Counsel, in consultation with the Company’s management and with outside counsel, as appropriate, to determine whether the transaction, arrangement or relationship does, in fact, constitute a related person transaction requiring compliance with the Related Person Transaction Policy.

Pursuant to the Related Person Transaction Policy, all related person transactions (other than those deemed to be pre-approved or ratified under the terms of the Related Person Transaction Policy) will be referred to our Nominating and Board Governance Committee for approval (or disapproval), ratification, revision or termination. Whenever practicable, a related person transaction is to be reviewed and approved or disapproved by our Nominating and Board Governance Committee prior to the effective date or consummation of the transaction. If the Company’s General Counsel determines that advance consideration of a related person transaction is not practicable under the circumstances, our Nominating and Board Governance Committee will review and, in its discretion, may ratify the transaction at that Committee’s next meeting. The Company’s General Counsel may present a related person transaction arising between meetings of our Nominating and Board Governance Committee to the Chair of that Committee, who will review and may approve or disapprove the transaction, subject to ratification by our Nominating and Board Governance Committee at its next meeting, if appropriate. If the Company becomes aware of a related person transaction not previously approved under the Related Person Transaction Policy, our Nominating and Board Governance Committee will promptly review the transaction, including the relevant facts and circumstances, and evaluate all options available to the Company, including ratification, revision, termination or rescission of the transaction, and take the course of action that our Nominating and Board Governance Committee deems appropriate under the circumstances.

No director may participate in any approval or ratification of a related person transaction in which the director or an immediate family member of the director is involved. Our Nominating and Board Governance Committee may only approve or ratify those transactions that our Nominating and Board Governance Committee determines to be in the Company’s best interests. In making this determination, our Nominating and Board Governance Committee will review and consider all relevant information available to it, including:

•	the interest of the related person (or, if applicable, an associated entity of the related person) in the transaction;

•	the approximate dollar value of the transaction;

•

the approximate dollar value of the interest of the related person (or, if applicable, an associated entity of the related person) in the transaction without considering the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of the business of the Company or the applicable subsidiary of the Company;

•	whether the terms of the transaction are no less favorable to the Company or the applicable subsidiary of the Company than terms that could be reached with an unrelated third party;

•	the methodology used in the valuation of the transaction;

•	the purpose of the transaction and its potential benefits to the Company or the applicable subsidiary of the Company;

•	the impact of the transaction on the related person’s independence; and

•	any other information regarding the transaction or the related person (or, if applicable, an associated entity of the related person) that would be material to investors in light of the circumstances.

Any related person transaction previously approved or ratified by our Nominating and Board Governance Committee or otherwise already existing that is ongoing in nature is to be reviewed by our Nominating and Board Governance Committee annually.

Pursuant to the terms of the Related Person Transaction Policy, the following related person transactions are deemed to be pre-approved or ratified (as appropriate) by our Nominating and Board Governance Committee even if the aggregate amount involved would exceed $120,000:

•	interests arising solely from ownership of the Company’s Common Stock if all stockholders receive the same benefit on a pro rata basis;

•

compensation to an executive officer of the Company, as long as the executive officer is not an immediate family member of another executive officer or director of the Company or a key influencer and the compensation has been approved, or recommended to the Board for approval, by our Compensation and Organization Committee;

•	compensation to a director of the Company for services as a director if the compensation is required to be reported in the Company’s proxy statement;

•	interests deriving solely from a related person’s position as a director of another corporation or organization that is a party to the transaction;

•

interests deriving solely from the related person’s direct or indirect ownership of less than 10% of the equity interest (other than a general partnership interest) and less than 100% of the voting interest in another person that is a party to the transaction; and

•	transactions involving competitive bids.

The Code of Business Conduct and Ethics adopted by the Board also addresses the potential conflicts of interest which may arise when a director, an officer or an associate has an interest in a transaction to which the Company or one of its subsidiaries is a party. If a potential conflict of interest arises concerning an officer or a director of the Company, all information regarding the issue is to be reported to the Company’s Chief Ethics and Compliance Officer and the Company’s General Counsel for review and, if appropriate or required under the Company’s policies (including the Company’s Related Person Transaction Policy), submitted to our Nominating and Board Governance Committee for review and disposition.

Transactions with Related Persons in Fiscal 2018

In Schedule 13G/A filings made with the SEC, FMR LLC reported that it beneficially owned more than 5% of the Company’s outstanding Common Stock as of December 31, 2017 but ceased to do so in September of 2018. Fidelity Investments Institutional Operation, Inc., an affiliate of FMR LLC, provides record-keeping and administration services for the Abercrombie & Fitch Co. Associate Stock Purchase Plan, the Abercrombie & Fitch Co. Directors’ Deferred Compensation Plan, the Company’s long-term incentive plans, the Abercrombie & Fitch Co. Savings and Retirement Plan (the Company’s 401(k) plan) and the Abercrombie & Fitch Nonqualified Savings and Supplemental Retirement Plan. The agreements with Fidelity Investments Institutional Operation, Inc. were negotiated in arm’s-length transactions and the beneficial ownership by FMR LLC of shares of the Company’s Common Stock has played no role in the business relationship between the Company and Fidelity Investments Institutional Operation, Inc. In addition, the Company believes the respective agreements represent standard terms and conditions for record-keeping and administration services. For providing these services, Fidelity Investments Institutional Operation, Inc. received fees during the period from February 4, 2018 to September 30, 2018 totaling approximately $580,740. These services were reviewed and approved in accordance with the Related Person Transaction Policy.

Effective October 1, 2018, Gregory J. Henchel joined the Company as our Senior Vice President, General Counsel and Corporate Secretary. Mr. Henchel’s wife is a partner in the law firm of Jones Day, which provided legal services to the Company and its subsidiaries during Fiscal 2018 and continues to do so, and had periodically provided legal services to the Company and its subsidiaries for several years prior to Fiscal 2018. For providing these services, Jones Day received fees in Fiscal 2018 totaling approximately $361,000, of which fees aggregating approximately $113,400 were paid for legal services rendered to the Company and its subsidiaries after Mr. Henchel joined the Company, and fees in Fiscal 2019 through March 27, 2019 totaling approximately $18,575. Mr. Henchel’s wife does not receive any direct compensation from the fees paid to Jones Day by the Company, her ownership in Jones Day is significantly less than 1%, and the fees paid by the Company to Jones Day in Fiscal 2018 were less than 1% of Jones Day’s annual revenues. The engagement of Jones Day was reviewed and approved in accordance with the Related Person Transaction Policy.

The Company currently has a five-year arrangement with SeriousFun Children’s Network, Inc. (“SFCN”) in which the Company committed a total pledge of no less than $7,500,000 over a five-year period from January 2016 to December 2020, in-kind products donations and a donation of service hours. In Fiscal 2018, the Company donated $3,596,604 to SFCN representing proceeds from the A&F Challenge and in-store campaigns and $1,214,239 in goods and services. Of this donation to SFCN, $840,219 in cash and $80,186 of in-kind products were distributed to Flying Horse Farms, Inc. (“FHF”), a member camp of SFCN. Ms. Horowitz joined the Board of Directors of SFCN in March 2017 and her husband joined the Board of Directors of FHF in April 2017. Under the Company’s Related Person Transaction Policy, any transaction where the related person’s interest derives solely from her or his position as a director of another corporation or organization that is a party to the transaction is considered pre-approved. To address any potential conflict of interest concerns, Ms. Horowitz has been advised not to participate, directly or indirectly, in any future discussions, negotiations or decisions by the Company’s Board, the Philanthropy Committee or any other persons associated with the Company with respect to contributions or donations proposed to be made to SFCN or FHF by or on behalf of the Company.

Indemnification Arrangements with Directors and Executive Officers

The Company indemnifies the directors and the executive officers of the Company to the fullest extent permitted by the laws of Delaware against personal liability in connection with their service to the Company. This indemnification is required under the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated By-Laws, and we have entered into agreements with these individuals contractually obligating us to provide this indemnification to them.

Director Independence

The Board has reviewed, considered and discussed each current director’s relationships, both direct and indirect, with the Company in order to determine whether such director meets the independence requirements of the applicable NYSE Rules. The Board has determined that nine of the ten current directors of the Company qualify as independent under the applicable NYSE Rules. Specifically, the Board has determined that each of Kerrii B. Anderson, James B. Bachmann, Terry L. Burman, Sarah M. Gallagher, Michael E. Greenlees, Archie M. Griffin, Helen E. McCluskey, Charles R. Perrin, and Nigel Travis has no commercial, industrial, banking, consulting, legal, accounting, charitable, familial or other relationship with the Company, either directly or indirectly, that would be inconsistent with a determination of independence under the applicable NYSE Rules. In the course of reaching these determinations, the Board considered among other things:

•

Mr. Bachmann is a former partner with EY, having retired in 2003. The Company and its subsidiaries from time to time engage EY for non-audit services, primarily in the nature of tax compliance services, information technology consulting, staff augmentation, and consulting in respect of discrete nominal compliance and accounting projects. In Fiscal 2018, the fiscal year ended February 3, 2018 (“Fiscal 2017”) and the fiscal year ended January 28, 2017 (“Fiscal 2016”), the Company and its subsidiaries paid EY and its affiliate Ernst & Young (China) Advisory Limited the aggregate amount of approximately $192,200, $358,600 and $580,400, respectively, in fees. As a retired partner with respect to EY, Mr. Bachmann has no direct or indirect interest in the business relationship or transactions between EY or any of EY’s affiliates and the Company and its subsidiaries.

•

Mr. Griffin retired as Senior Advisor within the Office of Advancement at The Ohio State University on June 30, 2017, and previously served as the Senior Vice President of Alumni Relations at The Ohio State University, President and Chief Executive Officer of The Ohio State University Alumni Association, Inc. and an ex-officio member of the Board of Directors of The Ohio State University Foundation until June 30, 2015. The Company facilitated gifts totaling $10,000,000 over a ten-year period (2007 to 2016, with approximately $341,547 paid in Fiscal 2016 and fulfilling the $10,000,000 commitment) to The Ohio State University Foundation, which gifts were allocated to The Ohio State University Wexner Medical Center. Mr. Griffin was not involved, directly or indirectly, in the solicitation of these gifts to The Ohio State University Foundation. Since the beginning of Fiscal 2016, the Company has paid The Ohio State University fees associated with several on-campus associate recruitment activities and consulting services, the aggregate amount of which has not exceeded $45,000 over the three-year period beginning with Fiscal 2016. Mr. Griffin was not personally involved, directly or indirectly, in the determination as to whether to participate in these activities.

•

Mr. Travis has served on the Board of Directors of Office Depot, Inc. since 2012. The Company and its subsidiaries have, from time to time, had ordinary course business transactions with Office Depot, Inc. and subsidiaries of Office Depot, Inc., in both the United States and the United Kingdom. In these transactions, the Company and its subsidiaries have made payments that in the aggregate have not exceeded $164,500 in any year since the beginning of Fiscal 2016. Mr. Travis’ only interest in the underlying business relationship arises from his service as a director of Office Depot, Inc. The service by Mr. Travis on the Board while also serving as a director of Office Depot, Inc., which has a business relationship with the Company, was approved by our Nominating and Board Governance Committee.

•

Since the beginning of Fiscal 2016, the Company has made other charitable contributions to certain charitable organizations with which one or more of the independent directors of the Company or their immediate family members are affiliated. None of these charitable contributions has exceeded $50,000 in any year within this period.

Ms. Horowitz does not qualify as independent because she is an executive officer of the Company.

There are no family relationships among any of the current directors and executive officers of the Company. Please see the text under the caption “EXECUTIVE OFFICERS OF THE REGISTRANT” at the end of “ITEM 1. BUSINESS” in Part I of the Company’s Fiscal 2018 Form 10-K for information about the Company’s executive officers.

The Board previously reviewed, considered and discussed the relationships, both direct and indirect, between the Company and each of Arthur C. Martinez and Bonnie R. Brooks, who served as directors of the Company during Fiscal 2018 from February 4, 2018 to June 14, 2018 and from February 4, 2018 to July 3, 2018, respectively, in order to determine whether they met the independence requirements of the NYSE Rules during their respective periods of service as a director in Fiscal 2018. The Board determined that each of Mr. Martinez and Ms. Brooks had no commercial, industrial, banking, consulting, legal, accounting, charitable, financial or other relationship with the Company, either directly or indirectly, that would be inconsistent with a determination of independence under the applicable NYSE Rules.

Meetings of and Communications with the Board

The Board held ten regularly-scheduled meetings of the full Board and 13 meetings of the non-management directors (in the form of executive sessions scheduled as agenda items at regularly-scheduled in-person meetings of the Board as well as separate meetings of the non-management directors) during Fiscal 2018. In addition, the Board held two special meetings during Fiscal 2018. All of the incumbent directors attended at least 75% of the Board and Board committee meetings they were eligible to attend during Fiscal 2018.

Although the Company does not have a formal policy requiring members of the Board to attend annual meetings of the stockholders, the Company encourages all incumbent directors and director nominees to attend each annual meeting of stockholders. All of the nine then incumbent directors attended the Company’s last annual meeting of stockholders held on June 14, 2018.

In accordance with the Company’s Corporate Governance Guidelines and applicable NYSE Rules, the non-management directors of the Company meet (without management present) at regularly-scheduled executive sessions at least twice per year and at such other times as the directors deem necessary or appropriate. Executive sessions of the non-management directors are scheduled as an agenda item at each regularly-scheduled in-person meeting of the Board. All meetings of non-management or independent directors are presided over by the Company Chairman. If the non-management directors include directors who are not independent, then at least once a year, the independent directors of the Company will meet in executive session and the Company Chairman will preside at each executive session.

The Board believes it is important for stockholders and other interested parties to have a process to send communications to the Board and its individual members. Accordingly, stockholders and other interested parties who wish to communicate with the Board, the non-management directors as a group, the independent directors as a group, the Non-Executive Chairman of the Board or a particular director may do so by sending a letter to such individual or individuals, in care of the Company’s Corporate Secretary, to the Company’s offices at 6301 Fitch Path, New Albany, Ohio 43054. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder/Interested Party — Non-Management Director Communication,” “Stockholder/Interested Party — Board Communication,” “Stockholder/Interested Party — Independent Director Communication,” or “Stockholder/Interested Party — Non-Executive Chairman of the Board Communication,” as appropriate. All such letters must identify the author as a stockholder or other interested party and clearly state whether the intended recipients are all members of the Board, all non-management directors, all independent directors or certain specified individual directors. Copies of all such letters will be circulated to the appropriate director or directors. Correspondence marked “personal and confidential” will be delivered to the intended recipient without opening. There is no screening process in respect of communications from stockholders or other interested parties.

Board Leadership Structure

The Company’s Board is currently comprised of nine non-associate directors, all of whom are independent, and Fran Horowitz, the Company’s Chief Executive Officer. The Chairman of the Board of the Company (also known as the Company Chairman) is selected from the independent members of the Board and elected annually by a majority of the independent directors of the Company.

Terry L. Burman has served as the Company’s Non-Executive Chairman of the Board since February 3, 2018.

The Board has adopted a written description of the duties and responsibilities of the Company Chairman which include the areas of Board leadership, management liaison and stockholder outreach. In particular, in his role as the Company Chairman, Mr. Burman has the following duties and responsibilities:

•	calling and presiding over all meetings of the Board, having set in advance the agenda which should take into account issues and concerns of all Board members;

•	presiding over executive sessions of the independent directors, without management present, and facilitating productive and focused discussions;

•	organizing Board discussion items and workflow;

•	establishing procedures to govern the Board’s work, including the annual schedule of the Board;

•	establishing agendas for all Board meetings, in collaboration with our Chief Executive Officer;

•	consulting with all directors concerning Board agendas and information provided to the Board;

•	overseeing the distribution of information to directors to enable the Board’s monitoring of the Company’s performance and the performance of management of the Company;

•	promoting effective communications between the Board and management of the Company on developments occurring between Board meetings;

•	working with the Chair of our Nominating and Board Governance Committee with respect to the recruitment, selection and orientation of new Board members and Board committee composition;

•	leading the Board’s review of the succession plan for our Chief Executive Officer and other key senior executives;

•

discussing the Company’s executive compensation program with the Company’s large institutional stockholders, including input and advice from the Chair of our Compensation and Organization Committee and our Compensation and Organization Committee’s independent consultant, and reporting any feedback to our Compensation and Organization Committee;

•

coordinating the Board’s self-assessment and evaluation process and ensuring that Board members continually update their skills and knowledge required to fulfill their roles on the Board and on Board committees;

•	coordinating periodic Board input and review of management’s strategic plan for the Company;

•	facilitating the communication between and among the independent directors and management of the Company;

•	briefing our Chief Executive Officer on issues and concerns arising in the executive sessions of the independent directors;

•	coordinating and chairing the annual Board performance review of our Chief Executive Officer and communicating the results to our Chief Executive Officer;

•	providing strategic advice to our Chief Executive Officer on operational and financial matters, as necessary;

•	presiding over annual and special meetings of the Company’s stockholders;

•	facilitating communications with investors on Wall Street, in collaboration with our Chief Executive Officer;

•	ensuring that views of major investors in the Company’s Common Stock are communicated to the Board, in collaboration with our Chief Executive Officer;

•	being available for consultation and direct communication with the Company’s stockholders; and

•	performing such other duties as the Board delegated to him.

The Company believes that the service of Mr. Burman as the Non-Executive Chairman of the Board and Ms. Horowitz as our Chief Executive Officer has allowed for effective management of the Company’s business. In addition, the Company believes that the independent Company Chairman, together with a Board whose members (other than Ms. Horowitz) all qualify as independent including the chairs for each of our Board committees, represents the most appropriate Board leadership structure for the Company. Regularly scheduled executive sessions of the independent directors, as well as written duties and responsibilities for the Company Chairman and for each of our standing committees, support this Board leadership structure.

This structure demonstrates to all of our stakeholders, including our associates, our customers and our stockholders, that our Board is committed to engaged, independent leadership and the performance of the Board’s responsibilities. Experienced and independent Board members oversee the Company’s operations, risks, performance and business strategy. The Board believes that its strong corporate governance practices provide an appropriate balance among strategy development, operational execution and independent oversight of the Company.

Committees of the Board

The Board has five standing committees — the Audit and Finance Committee, the Compensation and Organization Committee, the Corporate Social Responsibility Committee, the Executive Committee and the Nominating and Board Governance Committee. The current members of these committees are identified in the following table.

Committees of the Board

Director	Audit and Finance	Compensation and Organization	Corporate Social Responsibility	Executive	Nominating and Board Governance
Kerrii B. Anderson	Chair
James B. Bachmann	X		X
Terry L. Burman				Chair
Sarah M. Gallagher			X		X
Michael E. Greenlees	X	Chair
Archie M. Griffin			Chair		X
Fran Horowitz				X
Helen E. McCluskey		X
Charles R. Perrin		X		X	Chair
Nigel Travis	X
Fiscal 2018 Meetings	15	8	3	0	8

Audit and Finance Committee

Our Audit and Finance Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Kerrii B. Anderson, James B. Bachmann and Michael E. Greenlees served as members of our Audit and Finance Committee throughout Fiscal 2018, with

Mr. Bachmann serving as the Chair of our Audit and Finance Committee for all of Fiscal 2018. Nigel Travis was appointed to our Audit and Finance Committee on February 22, 2019. Ms. Anderson was appointed as the Chair of our Audit and Finance Committee effective March 4, 2019, succeeding Mr. Bachmann in that position. Charles R. Perrin served as a member of our Audit and Finance Committee during Fiscal 2018 from February 4, 2018 until June 14, 2018. The Board has determined that each member of our Audit and Finance Committee qualifies, and that during his period of service in Fiscal 2018, Charles R. Perrin qualified, as an independent director under the applicable NYSE Rules and under SEC Rule 10A-3. The Board has also determined that each member of our Audit and Finance Committee is “financially literate” under the applicable NYSE Rules and qualifies as an “audit committee financial expert” under applicable SEC rules by virtue of their respective experience which is described in the section captioned “Nominees” beginning on page 22 of this Proxy Statement. The Board believes that each member of our Audit and Finance Committee is highly qualified to discharge his or her duties on behalf of the Company and its subsidiaries.

Our Audit and Finance Committee is organized and conducts its business pursuant to a written charter, a copy of which is posted on the “Corporate Governance” page within the “Our Company” section of the Company’s website at corporate.abercrombie.com. At least annually, our Audit and Finance Committee, in consultation with our Nominating and Board Governance Committee, reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices.

The duties and responsibilities of our Audit and Finance Committee are set forth in its charter. The primary functions of our Audit and Finance Committee are to assist the Board in the oversight of:

•	the integrity of the Company’s financial statements;

•	the effectiveness of the Company’s systems of disclosure controls and procedures and internal control over financial reporting;

•	the compliance by the Company and its subsidiaries with legal and regulatory requirements;

•	the qualifications and independence of the Company’s independent registered public accounting firm;

•	the performance of the Company’s internal audit function and the Company’s independent registered public accounting firm;

•	compliance with the Company’s Code of Business Conduct and Ethics;

•	enterprise risk issues and enterprise risk management policies, guidelines and programs;

•	the annual independent audit of the Company’s financial statements; and

•	the review of the financial plans and policies of the Company.

At least annually, our Audit and Finance Committee authorizes the appointment, compensation and retention of the Company’s independent registered public accounting firm and then oversees that firm’s work, including the resolution of disagreements between management of the Company and the Company’s independent registered public accounting firm regarding financial reporting. Our Audit and Finance Committee also reviews and discusses with management of the Company and the Company’s independent registered public accounting firm the Company’s financial statements and the related disclosures to be made in the Company’s periodic reports filed with the SEC, and discusses any other matters required to be communicated to our Audit and Finance Committee by the Company’s independent registered public accounting firm under applicable Public Company Accounting Oversight Board (“PCAOB”) standards. At least annually, our Audit and Finance Committee also reviews and discusses with management of the Company, the Company’s General Counsel, the Company’s Chief Ethics and Compliance Officer, the Company’s Chief Audit Executive and the Company’s independent registered public accounting firm, the Company’s processes regarding compliance with legal and regulatory requirements and communication of and compliance with the Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics.

Our Audit and Finance Committee’s annual report relating to Fiscal 2018 begins on page 110 of this Proxy Statement.

Compensation and Organization Committee

Our Compensation and Organization Committee provides overall guidance for the Company’s executive compensation policies and approves the amounts and elements of compensation for the Company’s executive officers. Michael E. Greenlees and Charles R. Perrin served as members of our Compensation and Organization Committee throughout Fiscal 2018, with Mr. Greenlees serving as the Chair of our Compensation and Organization Committee for all of Fiscal 2018. Helen E. McCluskey was appointed to our Compensation and Organization Committee on February 22, 2019. James B. Bachmann served as a member of our Compensation and Organization Committee from July 16, 2018 to February 22, 2019. Bonnie R. Brooks served as a member of our Compensation and Organization Committee during Fiscal 2018 from February 4, 2018 to July 3, 2018. The Board has determined that each member of our Compensation and Organization Committee qualifies, and that during his or her period of service in Fiscal 2018, each of James B. Bachmann and Bonnie R. Brooks qualified, as an independent director under the applicable NYSE Rules, including those specifically applicable to members of our Compensation and Organization Committee.

Our Compensation and Organization Committee is organized and conducts its business pursuant to a written charter, a copy of which is posted on the “Corporate Governance” page within the “Our Company” section of the Company’s website at corporate.abercrombie.com. At least annually, our Compensation and Organization Committee reviews and reassesses the adequacy of its charter, in consultation with our Nominating and Board Governance Committee, and recommends any proposed changes to the full Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices.

Our Compensation and Organization Committee’s charter sets forth the duties and responsibilities of our Compensation and Organization Committee. The primary functions of our Compensation and Organization Committee are to assist the Board in:

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overseeing the Company’s overall compensation structure, policies and programs, discharging the Board’s responsibilities relating to our Chief Executive Officer and other officers of the Company identified in Rule 16a-1(f) under the Exchange Act (the “Section 16 Officers”), including the Company’s executive officers, as well as other officers as determined by our Compensation and Organization Committee;

•	assessing the results of the most recent advisory vote(s) on executive compensation by the Company’s stockholders;

•	making recommendations to our Nominating and Board Governance Committee regarding compensation of the non-associate directors of the Company;

•	reviewing and monitoring the Company’s organizational development strategies and practices;

•	reviewing succession plans for our Chief Executive Officer and other Section 16 Officers, including the executive officers of the Company; and

•	overseeing any and all welfare and retirement benefit plans for associates of the Company.

At least annually, our Compensation and Organization Committee assesses the independence of consultants, outside counsel and other advisors (whether retained by our Compensation and Organization Committee or by management of the Company) that provide advice to our Compensation and Organization Committee and whether the work performed by compensation consultants or other advisors who are involved in determining or recommending executive or director compensation has raised any conflict of interest that is required to be disclosed in the Company’s annual proxy statement.

Our Compensation and Organization Committee’s processes and procedures to determine executive compensation, including the use of compensation consultants and the role of executive officers in making recommendations relating to executive compensation, are described in the section captioned “COMPENSATION DISCUSSION AND ANALYSIS” beginning on page 57 of this Proxy Statement.

Corporate Social Responsibility Committee

Our Corporate Social Responsibility Committee provides oversight of the Company’s attention to issues of social responsibility, including diversity and inclusion, health and safety, human rights, environmental and philanthropy and the Company’s policies, practices and progress with respect to such issues. James B. Bachmann, Sarah M. Gallagher and Archie M. Griffin served as members of our Corporate Social Responsibility Committee throughout Fiscal 2018, with Mr. Griffin serving as the Chair of our Corporate Social Responsibility Committee for all of Fiscal 2018.

Our Corporate Social Responsibility Committee is organized and conducts its business pursuant to a written charter, a copy of which is posted on the “Corporate Governance” page within the “Our Company” section of the Company’s website at corporate.abercrombie.com. At least annually, our Corporate Social Responsibility Committee reviews and reassesses the adequacy of its charter, in consultation with our Nominating and Board Governance Committee, and recommends any proposed changes to the full Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices.

Executive Committee

Terry L. Burman and Fran Horowitz served as members of our Executive Committee throughout Fiscal 2018, with Mr. Burman serving as Chair for all of Fiscal 2018. Charles R. Perrin was appointed to our Executive Committee on June 14, 2018. Arthur C. Martinez served as a member of our Executive Committee during Fiscal 2018 from February 4, 2018 to June 14, 2018.

Our Executive Committee is organized and conducts its business pursuant to a written charter, a copy of which is posted on the “Corporate Governance” page within the “Our Company” section of the Company’s website at corporate.abercrombie.com. Periodically, our Executive Committee reviews and reassesses the adequacy of its charter, in consultation with our Nominating and Board Governance Committee, and recommends any proposed changes to the full Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices.

Our Executive Committee is to act on behalf of the Board in between Board meetings with respect to matters that, in the opinion of the Company Chairman, should not be postponed until the next scheduled meeting of the Board, subject to such limitations as the Board and/or applicable law may impose. In addition, our Executive Committee has been appointed by the Board to take any action deemed necessary under exigent circumstances when a quorum of the Board cannot be satisfied, subject to any limitation imposed under applicable law.

Nominating and Board Governance Committee

Sarah M. Gallagher and Archie M. Griffin served as members of our Nominating and Board Governance Committee throughout Fiscal 2018. Charles R. Perrin was appointed as the Chair and a member of our Nominating and Board Governance Committee on February 23, 2018. Terry L. Burman resigned as the Chair and a member of our Nominating and Board Governance Committee effective February 23, 2018, in connection with his election as Non-Executive Chairman of the Board of the Company. Bonnie R. Brooks served as a member of our Nominating and Board Governance Committee during Fiscal 2018 from February 4, 2018 to July 3, 2018. The Board has determined that each member of our Nominating and Board Governance Committee qualifies, and during their respective periods of service during Fiscal 2018, each of Bonnie R. Brooks and Terry L. Burman qualified, as an independent director under the applicable NYSE Rules.

Our Nominating and Board Governance Committee is organized and conducts its business pursuant to a written charter, a copy of which is posted on the “Corporate Governance” page within the “Our Company”

section of the Company’s website at corporate.abercrombie.com. At least annually, our Nominating and Board Governance Committee reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices.

The purpose of our Nominating and Board Governance Committee is to provide oversight on a broad range of issues surrounding the composition and operation of the Board, including identifying individuals qualified to become Board members, recommending to the Board director nominees for the next annual meeting of stockholders and developing and recommending to the Board a set of corporate governance principles applicable to the Company. Our Nominating and Board Governance Committee also has responsibility for making recommendations to the Board and the Chairman of the Board in the area of committee membership selection, including Board committee chairs, and overseeing the evaluation of the Board. Our Nominating and Board Governance Committee is also to annually review, receive recommendations from our Compensation and Organization Committee and make recommendations to the Board regarding the compensation for the Company’s non-associate directors. Our Nominating and Board Governance Committee also has responsibility for the implementation of the Company’s Related Person Transaction Policy.

Director Qualifications and Consideration of Director Candidates

Under the Company’s Corporate Governance Guidelines, no director is to be nominated by the Board to stand for election or re-election after reaching age 75. However, the Board may nominate such a director for election or re-election if the Board believes that such director’s service on the Board is in the best interests of the Company and our stockholders. On April 8, 2019, based on a recommendation from our Nominating and Board Governance Committee, the Board unanimously approved the nomination of James B. Bachmann for re-election to the Board and believes his continued service is in the best interests of the Company and our stockholders.

As described above, the Company has a standing Nominating and Board Governance Committee that has responsibility for providing oversight on a broad range of issues surrounding the composition and operation of the Board, including identifying candidates qualified to become directors and recommending director nominees to the Board.

When considering candidates for the Board, our Nominating and Board Governance Committee evaluates the entirety of each candidate’s credentials and, other than the age guidelines mentioned above, does not have specific eligibility requirements or minimum qualifications that must be met by a candidate. However, the Company’s Corporate Governance Guidelines provide that no member of the Board may simultaneously serve on the boards of directors of more than three public companies other than the Company unless the Board has determined, upon recommendation by our Nominating and Board Governance Committee, that the aggregate number of directorships held would not interfere with the individual’s ability to carry out his or her responsibilities as a director of the Company.

In considering director candidates, our Nominating and Board Governance Committee considers those factors it deems appropriate, including:

•	the nominee’s independence, judgment, strength of character, ethics and integrity;

•	the nominee’s business or other relevant experience and skills and knowledge useful to the oversight of the Company’s business;

•	the Company’s strong commitment to diversity and inclusion at all levels of the Company; and

•	such other factors as the members of our Nominating and Board Governance Committee conclude are appropriate in light of the needs of the Board.

The Company believes that the Board as a whole should have competency in the following areas:

•	audit, accounting and finance;

•	business judgment;

•	management;

•	industry knowledge;

•	leadership; and

•	strategy/vision.

Depending on the current needs of the Board, our Nominating and Board Governance Committee may weigh certain factors more or less heavily. Our Nominating and Board Governance Committee does, however, believe that all members of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would interfere with performance as a director.

Board Tenure

Directors who have served for a varied amount of time on our Board contribute to a range of perspectives. We have a good mix of new and long-standing directors that ensures the sharing of knowledge and experience. The Board recognizes the importance of Board refreshment to ensure that the Board benefits from new perspectives. Our commitment to Board refreshment is demonstrated by the fact that three new independent directors have joined our Board since the beginning of Fiscal 2018. The Board also benefits from directors having a range of tenures as this provides continuity and institutional knowledge. The tenures of our current Board members range from less than one year to 19 years as of the date of the 2019 Annual Meeting.

Board Member Skills Matrix

The following bar graph provides information regarding the members of our Board, including certain types of knowledge, experience and skills held by one or more of the directors which our Board believes are important to our Company. The list below is not exhaustive as each director has a broad array of knowledge, experience and skills.

Board Diversity

During the past few years, our Nominating and Board Governance Committee has focused on ensuring continued diversity on the Board during refreshment activities by requiring that director candidate pools include diverse individuals meeting the recruitment criteria. Our director nominees range from 55 to 76 with the average age being 67.

While the Board and our Nominating and Board Governance Committee do not have specific eligibility requirements, other than the age guidelines mentioned above, and do not, as a matter of course, weigh any of the factors they deem appropriate more heavily than others, both the Board and our Nominating and Board Governance Committee believe that, as a group, the directors should have diverse backgrounds and qualifications. The Company believes that the members of the Board, as a group, have such backgrounds and qualifications, although the Board and our Nominating and Board Governance Committee continue to actively seek candidates who possess varied gender, racial, ethnicity, age, experience and other attributes.

Our Nominating and Board Governance Committee considers candidates for the Board from any reasonable source, including stockholder recommendations, and does not evaluate candidates differently based on the source of the recommendation. The process for seeking and vetting additional director candidates is ongoing and is not dependent upon the existence of a vacancy on the Board. Accordingly, the Board believes that this ongoing pursuit of qualified candidates functions as an appropriate director succession plan. Pursuant to its charter, our Nominating and Board Governance Committee has the authority to retain consultants and search firms to assist in the process of identifying and evaluating candidates and to approve the fees and other retention terms for any such consultant or search firm. In the retention of any third-party global executive search firm to assist in the search for Board candidates, the Company emphasizes that diversity is a priority. In Fiscal 2018, our Nominating and Board Governance Committee used a third-party global executive search firm to help identify and evaluate director candidates. Helen E. McCluskey and Nigel Travis were recommended to our Nominating and Board Governance Committee by the third-party global executive search firm retained by such Committee.

Information regarding each of our directors is set forth above under the caption “Nominees.” In addition to the specific information presented with respect to such individual, the Company believes that each of our directors has a reputation for the highest character and integrity and that our directors have worked cohesively and constructively with each other and with management of the Company. They have each demonstrated business acumen and an ability to exercise sound judgment.

Board Succession Planning

On an annual basis, the members of the Board and each Board committee conduct a confidential assessment of their performance which entails a two-part evaluation process managed by outside counsel. The assessment includes both a written questionnaire and a supplemental interview conducted by an independent third party. As part of the evaluation process, the Board reviews its overall composition, including director tenure, Board leadership structure, diversity and individual skill sets, to ensure the full Board serves the best interests of our stockholders and positions the Company for future success. The results of the assessments are then summarized and communicated back to the appropriate Committee chairs, the full Nominating and Board Governance Committee and the Company Chairman. After the evaluations, the Board and management work to improve upon any issues disclosed during the evaluation process.

Our Board is committed to effective Board succession planning and refreshment, including having honest and difficult conversations with individual directors, if necessary. We may have these conversations in connection with ongoing self-evaluations, refreshment processes, and the consideration of the annual slate of Board nominees.

Director Nominations

The Board, taking into account the recommendations of our Nominating and Board Governance Committee, selects nominees for election as directors at each annual meeting of stockholders. Stockholders may recommend director candidates for consideration by our Nominating and Board Governance Committee by giving written notice of the recommendation to the Chair of our Nominating and Board Governance Committee, in care of the Company, at the Company’s principal executive offices at 6301 Fitch Path, New Albany, Ohio 43054. The recommendation must include the candidate’s name, age, business address, residence address and principal occupation. The recommendation must also describe the qualifications, attributes, skills or other qualities possessed by the recommended director candidate. A written statement from the candidate consenting to serve as a director, if elected, must accompany any such recommendation.

In addition, stockholders wishing to formally nominate a candidate for election as a director may do so provided they comply with the notice procedures set forth in Section 2.04 of the Company’s Amended and

Restated Bylaws. A nominating stockholder must be a stockholder of record on both the date of the giving of the required notice of proposed nomination and the record date for determining the stockholders entitled to notice of and to vote at the relevant meeting of the stockholders.

The notice of a nominating stockholder in respect of an annual meeting of stockholders must be in writing and delivered in person or by U.S. certified mail, postage prepaid, and received by the Corporate Secretary of the Company, at the principal executive offices of the Company, not less than 120 days nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, which, for purposes of the Company’s 2020 Annual Meeting, means no earlier than the close of business on January 14, 2020 and no later than the close of business on February 13, 2020. The Corporate Secretary of the Company will deliver any stockholder nominations received in a timely manner for review by our Nominating and Board Governance Committee.

The informational requirements for stockholder notices with respect to the nomination of director candidates are detailed and include the disclosure of all derivative and synthetic instruments and short interests held by the nominating stockholder and such stockholder’s affiliates or associates as well as by any proposed nominee.

A stockholder providing notice of any nomination proposed to be made at an annual meeting of stockholders must update and supplement such notice, if necessary, so that the information provided is true and correct as of the record date for determining the stockholders entitled to receive notice for the annual meeting of stockholders. Such update and supplement must be delivered either in person or by U.S. certified mail, postage prepaid, and received by the Corporate Secretary of the Company, at the principal executive offices of the Company, not later than five business days after the record date for the annual meeting of stockholders at issue.

No person may be elected as a director unless he or she has been nominated by a stockholder in the manner just described or by the Board or a committee of the Board.

Nominations of Individuals for Election as Directors at the 2020 Annual Meeting Using Proxy Access

A stockholder, or group of up to 20 stockholders, that has owned continuously for at least three years shares of the Company’s Common Stock representing an aggregate of at least 3% of our outstanding shares, may nominate and include in the Company’s proxy materials director nominees constituting up to 25% of the Board, provided that the stockholder(s) and nominee(s) satisfy the requirements in Section 2.04 of the Company’s Amended and Restated Bylaws. For purposes of the Company’s 2020 Annual Meeting, notice of proxy access nominees must be received no earlier than the close of business on January 14, 2020 and no later than the close of business on February 13, 2020.

Directors Who Substantially Change Their Job Responsibility

A director must inform the Company Chairman or the Lead Independent Director, as applicable, and the Chair of our Nominating and Board Governance Committee as promptly as feasible, in advance, if the director is contemplating a change in employment, membership on another public company board of directors, or any other board membership or other change in status or circumstances that might cause the Board to conclude that the director is no longer independent, is no longer qualified to serve on the Board or might not be able to continue to serve effectively or that such service otherwise is no longer appropriate. Such prior notice is intended to permit management of the Company to conduct a preliminary analysis of the potential impact of the proposed change on the director’s independence and/or service, and for the Company Chairman or the Lead Independent Director, if applicable, and the Chair of our Nominating and Board Governance Committee to consider that analysis and, as appropriate, to consult with the director before the director commits to the proposed change. If the determination is made that the potential change constitutes a conflict of interest or interferes with the director’s ability to carry out his or her responsibilities as a director of the Company, the director must immediately submit a letter of resignation or not proceed with the potential change.

If sufficient prior notice cannot be given, the director must immediately submit a letter of resignation to the Company Chairman or the Lead Independent Director, if applicable, and the Chair of our Nominating and Board Governance Committee. Upon receipt of such a letter of resignation, the Company Chairman or the Lead Independent Director, if applicable, and the Chair of our Nominating and Board Governance Committee will duly consider the matter and make a timely recommendation to the full Board of the appropriate action, if any, to be taken with respect to the resignation.

It is not the sense of the Board that in every instance a director who is contemplating a change in the director’s job responsibility or other status should leave the Board. There should, however, be an opportunity for the Board, through the Company Chairman or the Lead Independent Director, if applicable, and the Chair of our Nominating and Board Governance Committee, to review the effect, if any, of the proposed change on the interests of the Company.

Board Role in Risk Oversight

The Board oversees the management of risks related to the operation of our Company. As part of its oversight, the Board receives periodic reports from members of our Enterprise Risk Management Committee, which is comprised of senior management of the Company, on various aspects of risk, including our enterprise risk management program. The committees of the Board also oversee the management of risks that fall within their respective areas of responsibility. In performing this function, each Board committee has full access to management, as well as the ability to engage advisors. The Chair of each Board committee reports on the applicable committee’s activities at each Board meeting and has the opportunity to discuss risk management with the full Board at that time.

Our Audit and Finance Committee oversees our policies with respect to risk assessment and risk management, as required under its charter and by applicable NYSE Rules. As an extension of this role, our Audit and Finance Committee oversees the Company’s enterprise risk management framework, the risk tolerance of the Company, the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. Our Audit and Finance Committee also receives quarterly reports from our Enterprise Risk Management Committee and the Company’s General Counsel on various issues of risk and risk management programs. In addition, our Audit and Finance Committee meets privately on a regular basis with representatives of the Company’s independent registered public accounting firm to discuss the Company’s auditing and accounting processes and management.

Our Compensation and Organization Committee assesses the incentives and risks arising from or related to the Company’s compensation programs and plans. Our Compensation and Organization Committee receives a risk assessment from its independent compensation consultant that analyzes the risks represented by each component of our executive compensation program, as well as mitigating factors, as discussed in further detail below.

Our Nominating and Board Governance Committee reviews issues related to the Company’s governance structure, corporate governance matters and processes and risks arising from related person transactions.

Our Corporate Social Responsibility Committee reviews issues related to diversity and inclusion, human rights and environmental and philanthropic matters.

Risk Assessment in Compensation Programs

Consistent with SEC disclosure requirements, management of the Company and our Compensation and Organization Committee have assessed the Company’s compensation programs. Based upon all of the facts and circumstances available to the Company at the time of the filing of this Proxy Statement, management of the Company and our Compensation and Organization Committee have concluded that there are no risks arising from the Company’s compensation policies and practices that are reasonably likely to have a material adverse effect on the Company. This assessment was overseen by our Compensation and Organization Committee, in consultation with its independent counsel and independent compensation consultant.

We reviewed the compensation policies and practices in effect for our executive officers, our senior management and our associates and assessed the features we have built into the compensation programs to discourage excessive risk-taking. These features include, among other things, a balance between different elements of compensation and use of different time periods and performance metrics for different elements of compensation. The annual cash incentive program under the Abercrombie & Fitch Co. Short-Term Cash Incentive Compensation Performance Plan (the “Short-Term Cash Incentive Plan”) for the leadership team reflects performance on Adjusted EBIT goals. The annual cash incentive program under the Short-Term Cash Incentive Plan for associates below the leadership team level reflected corporate and brand-based performance measures for Fiscal 2018. The Company has also imposed stock ownership guidelines on senior management and included clawback provisions in our cash-based incentive plans and our equity-based incentive plans which are applicable to all participating associates.

Base Salary

•	Each job held by an associate below the leadership team level is assessed against the competitive market, and a range of base pay (within an overall salary grade structure) is assigned.

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Individual merit pay decisions are constrained by a grid which relates the size of a pay increase to a given level of individual performance and/or competitive market position, subject to aggregate caps (i.e., the merit increase budget).

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At the leadership team level and for certain other designated officers, the Company reviews market data for the applicable position, and all pay decisions are reviewed and approved by our Compensation and Organization Committee.

Annual Cash Incentive Compensation

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In Fiscal 2018, annual cash incentive payments under the Short-Term Cash Incentive Plan to all leadership team members other than Kristin Scott and Stacia Andersen were determined by overall Company performance on Adjusted EBIT goals, a critical measure of the overall operating results of the business. In the case of Ms. Scott and Ms. Andersen, in their roles as Brand Presidents, their annual cash incentive payouts were based on both overall Company results and the results of their respective Brands.

•	Our Compensation and Organization Committee approves all goals for the annual cash incentive program and reviews and certifies performance achievement at the conclusion of the fiscal year.

•	The ability for a single individual to affect overall corporate EBIT is limited to a handful of the most senior executives.

•

Individual awards are capped for every associate, and are subject to Compensation and Organization Committee approval and, if necessary, our Compensation and Organization Committee’s negative discretion.

Long-Term Equity-Based Incentive Plans

•

In Fiscal 2018, the Company granted a mix of market-based performance share awards (“PSAs”) and restricted stock units (“RSUs”) under the 2016 Associates LTIP. For leadership team members, including the named executive officers, the mix was 50% in PSAs and 50% in time-vested RSUs. Lower management levels received time-vested RSUs.

•

These RSU awards vest over three or four years subsequent to grant, and provide a significant retention “hold” on associates, who would forfeit considerable value should they leave the Company prior to vesting.

•

In Fiscal 2018, the design of the PSAs granted to the named executive officers provided for vesting based upon two performance metrics linked to the Company’s operating and stockholder return goals: Average Return on Invested Capital (“Average ROIC”) and Relative Total Stockholder Return (“TSR”) versus the S&P Retail Select Industry Index (“Relative TSR”).

•	For PSAs, the time frame for measuring performance extends over three years, and three-year cliff vesting applies.

•	Our Compensation and Organization Committee approves all PSA goals and reviews and certifies performance achievement at the conclusion of the three-year performance cycle.

•	Use of complementary metrics for annual cash incentives and PSAs, as well as a variety of time frames, serves to further mitigate risk.

•

The Compensation and Organization Committee has approved the following changes to the Fiscal 2019 long-term incentive design: (i) the long-term incentive mix for our leadership team will shift from 50% PSAs and 50% RSUs to 60% PSAs and 40% RSUs to provide additional alignment between leadership team pay and multi-year financial results; (ii) Total Net Sales will be added as a third, equally-weighted metric for PSA grants (in addition to Average ROIC and Relative TSR) as we seek to align our performance-based compensation with our goal to accelerate the growth of our brands; and (iii) the vesting schedule for time-vested RSUs granted to members of our leadership team will be reduced from four years to three years (vesting ratably) to more closely reflect competitive practice among our peer group of similarly-sized, specialty retailers against whom we compete for talent.

Compensation of Directors

Our Board believes that compensation paid to our non-employee directors should be competitive with other retailers of comparable size and should enable us to attract and retain individuals of the highest quality to serve as our directors. In Fiscal 2018, the independent compensation consultant to our Compensation and Organization Committee reviewed and evaluated the Company’s compensation program for the non-employee directors. The Board believes that a significant portion of non-employee director compensation should align director interests with the long-term interests of our stockholders. Accordingly, non-employee directors receive a combination of cash and equity-based compensation for their service. Additionally, we believe that compensation for our non-employee directors should be commensurate with the relative workload of the Board and individual Board members. As a result, average director compensation for our Board was positioned 14% above the median of our peer group in Fiscal 2018, primarily due to the relative frequency of our Board and Board committee meetings.

Annual Compensation

Any officer of the Company who is also a director receives no additional compensation for services rendered as a director. For Fiscal 2018, directors who are not associates of the Company or its subsidiaries (“non-associate directors”) were entitled to receive and they continue to be entitled to receive:

•	an annual cash retainer of $65,000 for Board service (paid quarterly in arrears);

•

an additional annual cash retainer for each standing committee Chair and member: (i) the Chair and the members of our Audit and Finance Committee are to receive an additional annual cash retainer of $40,000 and $25,000, respectively; (ii) the Chair and the members of our Compensation and Organization Committee are to receive an additional annual cash retainer of $30,000 and $12,500, respectively; and (iii) the Chairs and the members of all other standing committees are to receive an additional annual cash retainer of $25,000 and $12,500, respectively. In each case, the retainers are paid quarterly in arrears;

•	an additional annual cash retainer for our Non-Executive Chairman of the Board as described below under the caption for “Terry L. Burman – Non-Executive Chairman of the Board Compensation”;

•

an annual grant of RSUs, to be granted on the date of the annual meeting of stockholders of the Company (if the non-associate directors continue to serve after the annual meeting of stockholders) and which will vest on the earlier of (i) the first anniversary of the grant date or (ii) the date of the next regularly scheduled annual meeting of stockholders of the Company after the grant date; in each case, subject to earlier vesting in the event of a non-associate director’s death or total disability or upon termination of service in connection with a change of control of the Company. The market value of the shares of Common Stock underlying the annual grant of RSUs on the grant date is to be $150,000. This grant, based on the market value of the shares of Common Stock underlying the RSUs to be granted, aligns with market practice and results in a consistent market value for the RSUs granted each year; and

•	an additional grant of RSUs for our Non-Executive Chairman of the Board as described below under the caption for “Terry L. Burman – Non-Executive Chairman of the Board Compensation.”

Arthur C. Martinez

In connection with the resignation by Arthur C. Martinez from the role of Executive Chairman of the Board of the Company, effective April 2, 2018 (the execution date by Mr. Martinez), the Company and Mr. Martinez entered into an agreement to set forth the terms of Mr. Martinez’s cash and equity compensation for his service as a non-associate director of the Company for the period from February 4, 2018 through the 2018 Annual Meeting held on June 14, 2018. The portion of the Executive Chairman Cash Retainer ($179,945), which would have been paid to Mr. Martinez for the period from February 4, 2018 through June 14, 2018, was forfeited. Mr. Martinez instead received (i) a pro-rated amount of the standard $65,000 annual cash retainer for non-associate directors in the amount of $23,393 and (ii) a pro-rated amount of the $12,500 annual cash retainer for members of our Executive Committee in the amount of $4,499, in each case for his service from February 4, 2018 through June 14, 2018. Mr. Martinez also received a pro-rated portion of the standard RSU grant for non-associate directors for the period from February 4, 2018 through June 14, 2018 covering 4,309 shares. A pro-rated portion of Mr. Martinez’s Executive Chairman RSU Retainer (which had been granted on the date of the 2017 Annual Meeting of Stockholders), covering 24,413 shares, for the period between February 4, 2018 and June 14, 2018, was forfeited.

Terry L. Burman – Non-Executive Chairman of the Board Compensation

In connection with Mr. Burman’s assumption of the role of Non-Executive Chairman of the Board on February 3, 2018 and his resignation as the Chair of our Nominating and Board Governance Committee effective February 23, 2018, his compensation as Chair of our Nominating and Board Governance Committee was pro-rated for the period from June 15, 2017 through February 23, 2018 to reflect his service in that role during Fiscal 2018.

In his capacity as the Non-Executive Chairman of the Board of the Company, Mr. Burman’s compensation was immediately adjusted to reflect the scope of his new role. Mr. Burman’s additional pay as Non-Executive Chairman of the Board was set to reflect the increased demands of the role given the Board’s large workload and high meeting frequency during the Company’s ongoing transformation. Mr. Burman received and will continue to receive the following compensation:

•

an additional annual cash retainer of $100,000 (the “Non-Executive Chairman Cash Retainer”), paid quarterly in arrears, with the amount of the Non-Executive Chairman Cash Retainer pro-rated for the period from February 3, 2018 through the date of the 2018 Annual Meeting so that Mr. Burman received $35,989 for such period; and

•

an additional annual grant of RSUs, with a grant date value of $100,000 (the “Non-Executive Chairman RSU Retainer”), with the Non-Executive Chairman RSU Retainer pro-rated for the period from February 3, 2018 through the date of the 2018 Annual Meeting. These additional RSUs for the pro-rated period were granted to Mr. Burman in February of 2018, with an approximate market value of $35,989, and vested on the date of the 2018 Annual Meeting.

Mr. Burman’s compensation for his role as the Non-Executive Chairman of the Board was intentionally set at the high end of the competitive market range to reflect: (i) his active Board leadership and collaboration with management during the Company’s ongoing transformation; (ii) his role in Board leadership continuity as we transition from the “Stabilizing while Transforming” phase of our strategic plan to the critical “Growing while Transforming” phase; and (iii) the Board’s continued commitment to proactive and strong governance practices.

Accordingly, and keeping in line with our philosophy that non-associate director compensation should be commensurate with the Board’s relative workload, Mr. Burman received and he continues to be entitled to receive the full amount of the annual Non-Executive Chairman Cash Retainer (paid to him quarterly in arrears) and the annual grant of the Non-Executive Chairman RSU Retainer subject to the following provisions:

•	RSUs representing the full amount of the Non-Executive Chairman RSU Retainer are to be granted on the date of the annual meeting of stockholders of the Company;

•

RSUs will vest on the earlier of (i) the first anniversary of the grant date or (ii) the date of the next regularly scheduled annual meeting of stockholders of the Company after the grant date; in each case, subject to earlier vesting in the event of Mr. Burman’s death or total disability or upon a change of control of the Company; and

•

if Mr. Burman’s service as Non-Executive Chairman of the Board ends for any reason other than his death or total disability, a pro-rata portion of unvested RSUs subject to the Non-Executive Chairman RSU Retainer will vest to reflect the portion of the year that has elapsed between the grant date and the date on which his service as Non-Executive Chairman of the Board ends.

All non-associate directors are reimbursed for their expenses for attending meetings of the Board of Directors and Board committees and receive the discount on purchases of the Company’s merchandise extended to all Company associates.

Directors’ Deferred Compensation Plan

The Company has maintained the Directors’ Deferred Compensation Plan since October 1, 1998. The Directors’ Deferred Compensation Plan was split into two plans (Plan I and Plan II) as of January 1, 2005 to comply with Internal Revenue Code Section 409A. The terms of Plan I govern “amounts deferred” (within the meaning of Section 409A) in taxable years beginning before January 1, 2005 and any earnings thereon. The terms of Plan II govern “amounts deferred” in taxable years beginning on or after January 1, 2005 and any earnings thereon. Voluntary participation in the Directors’ Deferred Compensation Plan enables a non-associate director of the Company to defer all or a part of his or her retainers, meeting fees (which are no longer paid) and stock-based incentives (including options, restricted shares of Common Stock and RSUs). The deferred compensation is credited to a bookkeeping account where it is converted into a share equivalent. Stock-based incentives deferred pursuant to the Directors’ Deferred Compensation Plan are credited as shares of Common Stock. Amounts otherwise payable in cash are converted into a share equivalent based on the fair market value of the Company’s Common Stock on the date the amount is credited to a non-associate director’s bookkeeping account. Dividend equivalents will be credited on the shares of Common Stock credited to a non-associate director’s bookkeeping account (at the same rate as cash dividends are paid in respect of outstanding shares of Common Stock) and converted into a share equivalent. Each non-associate director’s only right with respect to his or her bookkeeping account (and the amounts allocated thereto) will be to receive distribution of the amount in the account in accordance with the terms of the Directors’ Deferred Compensation Plan. Distribution of the deferred amount is made in the form of a single lump-sum transfer of the whole shares of Common Stock represented by the share equivalents in the non-associate director’s bookkeeping account (plus cash representing the value of fractional shares) or annual installments in accordance with the election made by the non-associate director. Shares of Common Stock will be distributed under the Company’s 2016 Directors LTIP in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts on or after June 16, 2016, under the Company’s 2005 Long-Term Incentive Plan (the “2005 LTIP”) in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts between August 1, 2005 and June 15, 2016, under the Company’s 2003 Stock Plan for Non-Associate Directors in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts between May 22, 2003 and July 31, 2005 and under the 1998 Restatement of the Company’s 1996 Stock Plan for Non-Associate Directors in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts prior to May 22, 2003.

Director Compensation Table

The following table summarizes the compensation paid to, awarded to or earned by, each individual who served as a non-associate director of the Company at any time during Fiscal 2018 for service on the Board.

Helen E. McCluskey and Nigel Travis are not included in this table because they did not serve as directors of the Company during Fiscal 2018, having been elected as directors of the Company effective February 3, 2019. The Company’s Chief Executive Officer Fran Horowitz is not included in this table because, as an officer of the Company, she receives no compensation for her services as a director. The compensation received by Ms. Horowitz as an officer of the Company is shown in the “Fiscal 2018 Summary Compensation Table” beginning on page 76 of this Proxy Statement and discussed in the text and tables included under the section captioned “EXECUTIVE OFFICER COMPENSATION” beginning on page 76 of this Proxy Statement.

Director Compensation for Fiscal 2018

Name	Fees Earned or Paid in Cash	Stock Awards		Option Awards(1)	All Other Compensation(2)	Total
Kerrii B. Anderson(3)	$82,830	$190,278	(4)(5)	$—	N/A	$273,108
James B. Bachmann	$124,437	$145,378	(5)	$—	N/A	$269,815
Bonnie R. Brooks(6)	$37,088	$145,378	(5)	$—	N/A	$182,466
Terry L. Burman	$190,000	$278,303	(5)(7)	$—	N/A	$468,303
Sarah M. Gallagher	$90,000	$145,378	(5)	$—	N/A	$235,378
Michael E. Greenlees	$120,000	$145,378	(5)	$—	N/A	$265,378
Archie M. Griffin	$102,500	$145,378	(5)	$—	N/A	$247,878
Arthur C. Martinez(8)	$27,891	$—		$—	N/A	$27,891
Charles R. Perrin	$134,229	$145,378	(5)	$—	N/A	$279,607

(1)	None of the individuals named in this table held outstanding options at February 2, 2019.

(2)	The aggregate value of the perquisites and other personal benefits received by each of the individuals named in this table for Fiscal 2018 was less than $10,000.

(3)	Ms. Anderson became a director on February 23, 2018.

(4)

Ms. Anderson was granted RSUs covering 2,186 shares of Common Stock on February 23, 2018. The amount of $44,900 included in the total amount shown in this column for Ms. Anderson is reported using the grant date fair value of the award, as computed in accordance with U.S. generally accepted accounting principles (“GAAP”), of $20.54 per RSU, based upon the closing price of the Company’s Common Stock on the grant date ($20.93) and adjusted for anticipated dividend payments during the vesting period. See “Note 12. Share-Based Compensation” of the Notes to Consolidated Financial Statements included in “ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA” of the Company’s Fiscal 2018 Form 10-K, for the assumptions used in the calculation of the amount shown and information regarding the Company’s share-based compensation. The award of RSUs granted to Ms. Anderson on February 23, 2018 vested in accordance with its terms on the date of the 2018 Annual Meeting.

(5)

Each of the current non-associate directors, other than Ms. McCluskey and Mr. Travis who were not then serving as non-associate directors, was granted an award of RSUs covering 5,862 shares of Common Stock on June 14, 2018, the date of the 2018 Annual Meeting. In addition, Bonnie R. Brooks, who was then serving as a non-associate director of the Company was also granted an award of RSUs covering 5,862 shares of Common Stock on June 14, 2018. The amount of $145,378 shown in this column for the current non-associate directors (other than Ms. McCluskey and Mr. Travis) and for Ms. Brooks is reported using the grant date fair value of the award, as computed in accordance with GAAP, of $24.80 per RSU, based upon the closing price of the Company’s Common Stock on the grant date ($25.59) and adjusted for anticipated dividend payments during the one-year vesting period. See “Note 12. Share-Based Compensation” of the Notes to Consolidated Financial Statements included in “ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA” of the Company’s Fiscal 2018 Form 10-K, for the assumptions used in the calculation of the amounts shown and information regarding the Company’s share-based compensation. Each award of RSUs granted on the date of the 2018 Annual Meeting remained outstanding at February 2, 2019, except the award of RSUs granted to Ms. Brooks, which was forfeited upon her resignation from the Board.

(6)	Ms. Brooks served as a director during Fiscal 2018 from February 4, 2018 to July 3, 2018.

(7)

Mr. Burman was granted RSUs covering 1,753 shares of Common Stock on February 23, 2018. The amount of $36,007 included in the total amount shown in this column for Mr. Burman is reported using the grant date fair value of the award, as computed in accordance with GAAP, of $20.54 per RSU, based on the closing price of the Company’s Common Stock on the grant date ($20.93) and adjusted for anticipated dividend payments during the four-month vesting period. See “Note 12. Share-Based Compensation” of the Notes to Consolidated Financial Statements included in “ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA” of the Company’s Fiscal 2018 Form 10-K, for the assumptions used in the calculation of the amount shown and information regarding the Company’s share-based compensation. The award of RSUs granted to Mr. Burman on February 23, 2018 vested on the date of the 2018 Annual Meeting.

Mr. Burman was granted an additional award of RSUs covering 3,908 shares of Common Stock on the date of the 2018 Annual Meeting. The amount of $96,918 included in the total amount shown in this column for Mr. Burman is reported using the grant date fair value of the award, as computed in accordance with GAAP, of $24.80 per RSU, based on the closing price of the Company’s Common Stock on the grant date ($25.59) and adjusted for anticipated dividend payments during the one-year vesting period. See “Note 12. Share-Based Compensation” of the Notes to Consolidated Financial Statements included in “ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA” of the Company’s Fiscal 2018 Form 10-K, for the assumptions used in the calculation of the amount shown and information regarding the Company’s share-based compensation. The award of RSUs granted to Mr. Burman on the date of the 2018 Annual Meeting remained outstanding at February 2, 2019.

(8)	Mr. Martinez served as a director during Fiscal 2018 from February 4, 2018 to June 14, 2018.

Corporate Governance Guidelines

In accordance with applicable NYSE Rules, the Board has adopted the Abercrombie & Fitch Co. Corporate Governance Guidelines to promote the effective functioning of the Board and its committees and to reflect the Company’s commitment to the highest standards of corporate governance. The Board, with the assistance of our Nominating and Board Governance Committee, periodically reviews the Corporate Governance Guidelines to ensure they reflect changes in legal or regulatory requirements, evolving corporate governance practices and the Board’s policies and procedures. The Corporate Governance Guidelines are available on the “Corporate Governance” page within the “Our Company” section of the Company’s website at corporate.abercrombie.com.

Code of Business Conduct and Ethics

In accordance with applicable NYSE Rules, the Board has adopted the Abercrombie & Fitch Co. Code of Business Conduct and Ethics, a copy of which is available on the “Corporate Governance” page within the “Our Company” section of the Company’s website at corporate.abercrombie.com. The Code of Business Conduct and Ethics, which is applicable to all associates, managers, officers and directors worldwide (including members of the Board), incorporates an additional Code of Ethics applicable to the Chief Executive Officer, the Chief Financial Officer, Controllers, the Treasurer, all Vice Presidents in the Finance Department and other designated financial associates. The Company intends to satisfy any disclosure requirements regarding any amendment of, or waiver from, a provision of the Code of Business Conduct and Ethics by posting such information on the “Corporate Governance” page within the “Our Company” section of the Company’s website at corporate.abercrombie.com.

Compensation and Organization Committee Interlocks and Insider Participation

With respect to Fiscal 2018 and from February 3, 2019 through the date of this Proxy Statement, there were no interlocking relationships between any executive officer of the Company and any entity, one of whose executive officers serves or served on our Compensation and Organization Committee or the Board, or any other relationship required to be disclosed in this section under the applicable SEC rules.

Our Compensation and Organization Committee is currently comprised of Michael E. Greenlees (Chair), Helen E. McCluskey and Charles R. Perrin. Each of Messrs. Greenlees and Perrin served as a member of our Compensation and Organization Committee throughout Fiscal 2018. Ms. McCluskey was appointed to our Compensation and Organization Committee on February 22, 2019. James B. Bachmann served as a member of our Compensation and Organization Committee from July 16, 2018 to February 22, 2019. Bonnie R. Brooks served as a member of our Compensation and Organization Committee from February 4, 2018 to July 3, 2018.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table furnishes, with respect to each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company, the name and address of such beneficial owner, the number of shares of Common Stock reported as beneficially owned (as determined in accordance with Rule 13d-3 under the Exchange Act) by such beneficial owner in the most recent Schedule 13G/A filed with the SEC and the percentage such shares comprised of the outstanding shares of Common Stock of the Company as of April 15, 2019.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	11,772,019	(2)	17.7%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	9,748,353	(3)	14.6%

Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	5,693,249	(4)	8.5%

(1)	The percent of class is based upon 66,617,373 shares of Common Stock outstanding on April 15, 2019.

(2)

Based on information contained in a Schedule 13G/A filed by The Vanguard Group, Inc. with the SEC on February 11, 2019 to report beneficial ownership of shares of the Company’s Common Stock as of December 31, 2018, and, consequently, the beneficial ownership of The Vanguard Group, Inc. may have changed prior to the printing of this Proxy Statement. In the Schedule 13G/A, The Vanguard Group, Inc. reported that it is deemed to be the beneficial owner of 11,772,019 shares of Common Stock. The Vanguard Group, Inc. reported sole voting power as to 67,139 shares of Common Stock, shared voting power as to 12,185 shares of Common Stock, sole dispositive power as to 11,700,551 shares of Common Stock and shared dispositive power as to 71,468 shares of Common Stock.

Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., was reported to be the beneficial owner of 59,283 shares of Common Stock (0.09% of the shares outstanding on April 15, 2019) as a result of VFTC serving as investment manager of collective trust accounts.

Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., was reported to be the beneficial owner of 20,041 shares of Common Stock (0.03% of the shares outstanding on April 15, 2019) as a result of VIA serving as investment manager of Australian investment offerings.

(3)

Based on information contained in a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 24, 2019 to report beneficial ownership of shares of the Company’s Common Stock as of December 31, 2018, and, consequently, the beneficial ownership of BlackRock, Inc. may have changed prior to the printing of this Proxy Statement. In the Schedule 13G/A, BlackRock, Inc. reported that, through its subsidiaries (BlackRock Life Limited; BlackRock Advisors, LLC; BlackRock (Netherlands) B.V.; BlackRock Fund Advisors (which was reported to beneficially own 5% or more of the outstanding shares of Common Stock); BlackRock Institutional Trust Company, National Association; BlackRock Asset Management Ireland Limited; BlackRock Financial Management, Inc.; BlackRock Japan Co., Ltd.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; and BlackRock Investment Management (Australia) Limited), it is deemed to be the beneficial owner of 9,748,353 shares of Common Stock. BlackRock, Inc. reported sole voting power as to 9,555,192 shares of Common Stock and sole dispositive power as to 9,748,353 shares of Common Stock.

(4)

Based on information contained in a Schedule 13G/A filed by Dimensional Fund Advisors LP, a registered investment adviser, with the SEC on February 8, 2019 to report beneficial ownership of shares of the Company’s Common Stock as of December 31, 2018, and, consequently, the beneficial ownership of Dimensional Fund Advisors LP may have changed prior to the filing of this Proxy Statement. The Schedule 13G/A reported that Dimensional Fund Advisors LP had sole voting power as to 5,432,859 shares of Common Stock and sole dispositive power as to 5,693,249 shares of Common Stock, all of which shares of Common Stock were held in portfolios of four registered investment companies to which Dimensional Fund Advisors LP furnishes investment advice and of certain other commingled funds, group trusts and separate accounts for which Dimensional Fund Advisors LP or one of its subsidiaries serves as investment manager or sub-adviser. The shares of Common Stock reported were owned by the investment companies, commingled funds, group trusts and separate accounts and Dimensional Fund Advisors LP disclaimed beneficial ownership of the reported shares of Common Stock.

The following table furnishes the number of shares of Common Stock of the Company beneficially owned (as determined in accordance with Rule 13d-3 under the Exchange Act) by each of the current directors, by each of the Nominees, by each of the named executive officers, and by all of the current directors and executive officers as a group, as of April 15, 2019.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class(3)
Stacia Andersen(4)	18,521	*
Kerrii B. Anderson	12,548	*
James B. Bachmann	56,113	*
Robert E. Bostrom(5)	31,410	*
Terry L. Burman	51,429	*
Joanne C. Crevoiserat	206,159	*
Sarah M. Gallagher(6)	26,025	*
Michael E. Greenlees(6)	1,500	*
Archie M. Griffin(6)	15,473	*
Gregory J. Henchel	0	*
Fran Horowitz	321,939	*
Scott Lipesky	7,509	*
Helen E. McCluskey	2,444	*
Charles R. Perrin(6)	51,292	*
Kristin Scott	62,102	*
Nigel Travis	5,361	*
Current directors and executive officers as a group (14 persons)	819,894	1.2%

*	Less than 1%.

(1)

Unless otherwise indicated, each individual has voting and dispositive power over the listed shares of Common Stock and such voting and dispositive power is exercised solely by the named individual or shared with a spouse.

Includes the following number of shares of Common Stock issuable by June 14, 2019 upon vesting of RSUs or the exercise of outstanding in-the-money stock appreciation rights (“SARs”) which are currently exercisable or will become exercisable by June 14, 2019: Ms. Anderson — 5,862 shares; Mr. Bachmann — 5,862 shares; Mr. Burman — 9,770 shares; Ms. Crevoiserat — 54,054 shares; Ms. Gallagher — 5,862 shares; Ms. Horowitz — 67,568 shares; Ms. McCluskey — 2,444 shares; Mr. Perrin — 5,862 shares; Mr. Travis — 2,444 shares; and all current directors and executive officers as a group — 159,728 shares. The Company has included for this purpose the gross number of shares of Common Stock deliverable upon vesting of RSUs or the exercise of outstanding in-the-money SARs, but the actual number of shares received will be less as a result of the payment of applicable withholding taxes. The numbers reported do not include any unvested RSUs or any unvested in-the-money SARs held by directors or executive officers (other than those specified in this footnote).

(2)

The actual number of shares of Common Stock that would be acquired upon exercise of the SARs will vary depending on the fair market value of the Company’s Common Stock at the time of exercise and the payment of applicable withholding taxes.

Not included in the table are shares underlying SARs which are currently exercisable or will become exercisable by June 14, 2019 but as to which the base price is greater than the $26.90 fair market value of a share of Common Stock at April 15, 2019:

(a)	for Ms. Crevoiserat, 90,000 gross shares subject to SARs with a base price of $37.14, which is greater than the $26.90 fair market value of a share of Common Stock at April 15, 2019.

(b)	for Ms. Horowitz, 24,483 gross shares subject to SARs with a base price of $28.81, which is greater than the $26.90 fair market value of a share of Common Stock at April 15, 2019.

The numbers reported do not include any unvested options or SARs held by executive officers (other than those specified in this footnote).

(3)

The percent of class is based upon the sum of 66,617,373 shares of Common Stock outstanding on April 15, 2019 and the number of shares of Common Stock, if any, as to which the named individual or group has the right to acquire beneficial ownership by June 14, 2019, either (i) through the vesting of RSUs or (ii) upon the exercise of SARs which are currently exercisable or will become exercisable by June 14, 2019, assuming the $26.90 fair market value of a share of Common Stock at April 15, 2019 and base prices of the SARs in excess of such fair market value (computed as net common shares to be received upon exercise of SARs in the same manner as in footnote (2) to this table).

(4)	Ms. Andersen left the Company effective November 30, 2018. Prior thereto, she served as Brand President – Abercrombie & Fitch/abercrombie kids.

(5)

Mr. Bostrom left the role of Senior Vice President, General Counsel and Secretary of the Company on September 30, 2018 and continued to serve as Senior Vice President and Special Counsel of the Company until January 22, 2019.

(6)

The “Amount and Nature of Beneficial Ownership” does not include the following number of shares of Common Stock credited to the bookkeeping accounts of the following directors under the Directors’ Deferred Compensation Plan or that will be credited to such bookkeeping accounts by June 14, 2019 as a result of the deferral of RSUs which are to vest by June 14, 2019: Ms. Gallagher — 12,158 shares; Mr. Greenlees — 48,788 shares; Mr. Griffin — 73,008 shares; Mr. Perrin — 5,290 shares; and all current directors as a group — 139,244 shares. While the directors have an economic interest in these shares, each director’s only right with respect to his or her bookkeeping account (and the amounts allocated thereto) is to receive a distribution of the whole shares of Common Stock represented by the share equivalent credited to his or her bookkeeping account (plus cash representing the value of fractional shares) in accordance with the terms of the Directors’ Deferred Compensation Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

To the Company’s knowledge, based solely on a review of the forms furnished to the Company and written representations that no other forms were required, during Fiscal 2018, all directors, officers and beneficial owners of greater than 10% of the outstanding shares of Common Stock timely filed the reports required by Section 16(a) of the Exchange Act.

PROPOSAL 2 — ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

We are asking stockholders to approve an advisory resolution to approve the Company’s executive compensation as reported in this Proxy Statement. As described below in the “COMPENSATION DISCUSSION AND ANALYSIS” section of this Proxy Statement beginning on page 57, the Company made modest changes to our executive compensation program in Fiscal 2018 after no changes were made to the program in Fiscal 2017. The changes made to our Fiscal 2018 compensation structure were intended to further align our incentive plans with key financial metrics and also served as a meaningful retention tool for members of our leadership team.

Stockholders are urged to read the “COMPENSATION DISCUSSION AND ANALYSIS” beginning on page 57 of this Proxy Statement, which describes in more detail how the Company’s executive compensation policies and procedures achieve the Company’s compensation objectives and how and why our Compensation and Organization Committee arrived at its executive compensation decisions for Fiscal 2018 and beyond. Stockholders are also encouraged to review the “Fiscal 2018 Summary Compensation Table” beginning on page 76 of this Proxy Statement and related compensation tables, notes and narrative, which provide detailed information on the compensation of the named executive officers.

In accordance with Exchange Act Rule 14a-21(a), and as a matter of good corporate governance, the Company is asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of Abercrombie & Fitch Co. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Fiscal 2018 Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2019 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “Say on Pay” vote, is non-binding on the Board. Although non-binding, the Board and our Compensation and Organization Committee will carefully review and consider the voting results when evaluating our executive compensation programs for Fiscal 2020 and future years. The Board’s current policy is to include an advisory resolution regarding approval of the compensation of our named executive officers annually.

THE COMPENSATION AND ORGANIZATION COMMITTEE AND THE FULL BOARD UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR”

THE APPROVAL OF THE ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION.

Required Vote

The approval of the advisory resolution to approve executive compensation requires the affirmative vote of a majority in voting interest of the stockholders present in person or by proxy and voting thereon. Under applicable NYSE Rules, broker non-votes will not be treated as votes cast. Abstentions will not be counted as votes “FOR” or “AGAINST” the proposal.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides important information on our executive compensation programs and on the amounts shown in the executive compensation tables that follow. In this Proxy Statement, the term “named executive officers” (sometimes referred to as “NEOs”) means the individual executive officers named in the executive compensation tables that follow (and who are listed below). The compensation programs are governed by our Compensation and Organization Committee, which is comprised solely of independent directors of the Company.

The Company’s NEOs include the following individuals:

NEO	Position During Fiscal 2018
Fran Horowitz	Chief Executive Officer
Scott Lipesky	Senior Vice President and Chief Financial Officer
Joanne C. Crevoiserat	Executive Vice President and Chief Operating Officer
Kristin Scott(1)	President, Global Brands; Former Brand President — Hollister
Gregory J. Henchel(2)	Senior Vice President, General Counsel and Corporate Secretary
Stacia Andersen(3)	Former Brand President — Abercrombie & Fitch/abercrombie kids
Robert E. Bostrom(4)	Former Senior Vice President, General Counsel and Corporate Secretary

(1)	Ms. Scott was appointed President, Global Brands of the Company on November 28, 2018. Prior thereto, she served as Brand President — Hollister.

(2)	Mr. Henchel began employment with the Company on October 1, 2018.

(3)	Ms. Andersen left the Company on November 30, 2018. Prior thereto, she served as Brand President — Abercrombie & Fitch/abercrombie kids.

(4)

Mr. Bostrom left the role of Senior Vice President, General Counsel and Secretary of the Company on September 30, 2018 and continued to serve as Senior Vice President and Special Counsel of the Company until January 22, 2019.

Executive Summary

Abercrombie & Fitch Leadership

The Company’s leadership has evolved considerably in recent years following the elevation of Ms. Horowitz to Chief Executive Officer and Ms. Crevoiserat to Chief Operating Officer effective February 1, 2017. Mr. Lipesky subsequently rejoined the Company to become Chief Financial Officer effective October 2, 2017 and the Board appointed Terry L. Burman as Non-Executive Chairman of the Board effective February 3, 2018.

In late Fiscal 2018, we took steps to optimize the leadership of our brands, Hollister and Abercrombie & Fitch/abercrombie kids, and align the strategic direction of both brands with our global strategy. On November 28, 2018, Ms. Scott, previously Brand President — Hollister, was elevated to the position of President, Global Brands and Ms. Andersen, previously Brand President — Abercrombie & Fitch/abercrombie kids, left the Company on November 30, 2018. These changes will solidify our leadership team as we continue to progress on our transformation initiatives and increase the efficiency of our business in an ever-changing consumer environment.

On September 30, 2018, Mr. Bostrom left the role of Senior Vice President, General Counsel and Secretary of the Company, and continued to serve as Senior Vice President and Special Counsel of the Company until January 22, 2019. Immediately following Mr. Bostrom’s transition, Mr. Henchel began employment with the Company in the role of Senior Vice President, General Counsel and Corporate Secretary, effective October 1, 2018. Below we provide a timeline of our Board leadership and management transitions:

Fiscal 2018 Financial Results

The Company ended Fiscal 2018 on a strong note by keeping our customer at the center of everything we do and continuing to improve the customer experience with ongoing investments in our loyalty programs, stores and omnichannel capabilities. The Company recorded our second consecutive full year of sales growth and, in the fourth quarter, our sixth consecutive quarter of positive comparable sales. In Fiscal 2018, overall Company net sales and comparable sales both increased 3%, and the Company exceeded $1 billion in annual digital net sales. Importantly, while delivering this top-line growth, the Company drove gross profit rate improvement and operating expense leverage, resulting in operating income margin expansion and net income improvement for the full year.

Pay for Performance Culture

During Fiscal 2018, the Company continued to focus on performance and supporting the evolution of our business as we respond to changes in the global macroeconomic and consumer environment. Under the stewardship of our leadership team, our transformation initiatives are gaining traction and keeping us on track to deliver our previously disclosed Fiscal 2020 goals. In Fiscal 2018, we continued to build a strong foundation for growth, which included our expansion of direct-to-consumer and omnichannel capabilities, comparable store sales growth of 3% and a total stockholder return of 8%. Further, we remain committed to: (i) creating sustainable, long-term value for stockholders by increasing accountability for the performance of the Company’s brands; and (ii) aligning the outcomes of the Company’s short-term and long-term compensation programs with the Company’s performance.

The Company’s pay for performance culture is evidenced by the following incentive outcomes for Fiscal 2018:

•

Strong Adjusted EBIT performance during the Fiscal 2018 Spring season resulted in corporate funding at 143.0% of target (the Spring season is weighted 30%). Fiscal 2018 Fall season Adjusted EBIT fell just short of target and resulted in corporate funding at 91.0% of target (the Fall season is weighted 70%). For the leadership team (including the NEOs), the annual cash incentive is paid out annually following the end of the fiscal year, with the annual payout level derived based on the weighted average of results for the Spring (30%) and Fall (70%) seasons. Taking into account the weightings of the Spring and Fall seasons, full-year annual cash incentive payouts based on weighted-average Company financial performance were funded at 106.6% of target.

•

All Average ROIC-based PSAs for the Fiscal 2016 – Fiscal 2018 cycle were forfeited, as our Compensation and Organization Committee determined that threshold performance for this tranche of the awards was not achieved. A payout of 20.0% of target was achieved on the Relative TSR tranche of the PSA awards for the Fiscal 2016 – Fiscal 2018 cycle, as our Compensation and Organization Committee determined that the Company’s performance was at the 36th percentile of the S&P Retail Select Industry Index.

In addition, our outstanding PSA cycles are trending at levels ranging from target to maximum, which reflects the sensitivity of our pay programs and goal-setting to our ongoing business transformation.

Fiscal 2018 Annual Cash Incentive Program	Status of Outstanding PSA Cycles (as of February 2, 2019)
	Fiscal 2016 — Fiscal 2018	• 3-yr Relative TSR (50%) • 3-yr Average ROIC (50%) Relative TSR tranche earned at 20.0% of target; Average ROIC tranche forfeited
	Fiscal 2017 — Fiscal 2019	• 3-yr Relative TSR (50%) • 3-yr Average ROIC (50%) Relative TSR tranche trending at maximum; Average ROIC tranche trending at maximum

•  Company Adjusted EBIT results for Spring season (30% weighting) were between target and maximum at 143.0%, and for Fall season (70% weighting) were between threshold and target at 91.0%

•  No adjustments were made for strategic, operational or individual performance

•  For the leadership team (including the NEOs), the annual cash incentive is paid out annually following the end of the fiscal year, with the annual payout level derived based on the weighted average of results for the Spring (30%) and Fall (70%) seasons

	Fiscal 2018 — Fiscal 2020	• 3-yr Relative TSR (50%) • 3-yr Average ROIC (50%) Relative TSR tranche trending between target and maximum; Average ROIC tranche trending between target and maximum

Stockholder Outreach on “Say on Pay” Vote

As a result of the Company’s extensive stockholder outreach efforts and responsiveness to stockholder concerns, stockholders representing over 96% of the votes cast (excluding abstentions) voted in favor of the Company’s executive compensation program at the 2018 Annual Meeting. The Company annually reviews and considers feedback from stockholders and, in Fiscal 2018, we continued to have extensive dialogue with our stockholders, although no specific changes were made to the executive compensation program as a result of the “Say on Pay” vote. During the period, the Company participated in six conferences, conducted three non-deal roadshows, hosted three store tours, welcomed two groups to visit our offices and held an Investor Day. These efforts resulted in discussions with approximately 50% of our top ten actively managed stockholders. The Company expects to continue such discussions prior to the Annual Meeting and, as a matter of policy and practice, fosters and encourages engagement with our stockholders on compensation and other matters on an ongoing basis.

Compensation Structure in Fiscal 2018

We made modest changes to our program in Fiscal 2018 after no changes were made to the program in Fiscal 2017. The changes made to our compensation structure in Fiscal 2018 included: (i) the elimination of the Strategic Driver Scorecard and the Individual Performance Factor modifiers that allowed for the discretionary modification of individual payouts in the Annual Cash Incentive Program; and (ii) the recalibration of the goals and payouts in the TSR-based PSAs. Changes to our Fiscal 2018 compensation structure were intended to further align our incentive plans with key financial metrics and also served as a meaningful retention tool for our leadership team. An overview of our compensation programs for Fiscal 2018 is shown below:

Base Salary

•	Base salaries are reviewed annually in March and upon a significant change in an executive officer’s role.

•	For Fiscal 2018, our NEOs received increases to base salary ranging from 3.3% to 8.3% in March 2018.

•	Upon Ms. Scott’s elevation to President, Global Brands in November 2018, she received an additional 15.6% increase in her base salary.

Annual Cash Incentive Program

•

Company performance under the Annual Cash Incentive Program is based on a retrospective assessment of Adjusted EBIT performance (weighted 30% for Spring season and 70% for Fall season, the same basis as is used for the broad-based associate population).

•

For the leadership team (including the NEOs), the annual cash incentive is paid out annually following the end of the fiscal year, with the annual payout level derived based on the weighted average of results for the Spring (30%) and Fall (70%) seasons.

•

For Fiscal 2018, the Compensation and Organization Committee eliminated the Strategic Driver Scorecard metrics and the Individual Performance Factor from the Annual Cash Incentive Program. The Strategic Driver Scorecard metrics previously allowed the Company financial score to be adjusted up or down based upon an assessment of forward-looking, strategic drivers linked to the Company’s strategic priorities. The Individual Performance Factor previously allowed for further modifications of individual payouts based upon individual performance. These components were eliminated in order to reinforce our “one-team” culture and to more directly align annual cash incentive payouts with our Adjusted EBIT results, which we consider to be a long-term driver of value creation.

Long-Term Incentives

•	Long-term incentive awards to the NEOs for Fiscal 2018 were granted 50% in the form of PSAs and 50% in the form of time-vested RSUs.

Changes for Fiscal 2019

The Compensation and Organization Committee has approved the following changes for the Fiscal 2019 long-term incentive design:

•

The long-term incentive mix for members of our leadership team will shift from 50% PSAs and 50% RSUs to 60% PSAs and 40% RSUs to provide additional alignment between leadership team pay and multi-year financial results;

•

Total Net Sales will be added as a third, equally-weighted metric for PSA grants (in addition to Average ROIC and Relative TSR) as we seek to align our performance-based compensation with our goal to accelerate the growth of our brands; and

•

The vesting schedule for time-vested RSUs granted to members of our leadership team will be reduced from four years to three years (vesting ratably) to more closely reflect competitive practice among our peer group of similarly-sized, specialty retailers against whom we compete for talent.

Best Practices

The following compensation decisions and practices demonstrate how the Company’s executive compensation program reflects best practices and reinforces the Company’s culture and values:

•

Emphasis on At-Risk Pay — For NEOs, the majority of their total compensation opportunity is contingent upon the Company’s financial performance and appreciation in the market price of the Company’s Common Stock.

•

Rigorous Performance Metrics — Both the annual cash incentive payouts and the PSA awards are earned based on meeting challenging financial results. Annual cash incentive payouts earned are based on single-year Adjusted EBIT results and PSAs earned are based on Relative TSR and Average ROIC over a three-year period. Further, our Relative TSR must be at the 55th percentile versus the S&P Retail Select Industry Index in order for our Relative TSR-based PSAs to pay out at target.

•

No Excise Tax Gross-Up Payments — None of the NEOs are entitled to gross-up payments in the event that any payments or benefits provided to her or him by the Company are subject to the golden parachute excise tax under Sections 280G and 4999 of the Internal Revenue Code.

•	Stock Ownership Guidelines — Executive officers and directors are subject to stock ownership guidelines that align their long-term financial interests with those of the Company’s stockholders.

•

Clawback Policy — Each of the plans pursuant to which annual and long-term incentive compensation may be paid to the Company’s executive officers includes a stringent “clawback” provision, which allows the Company to seek repayment of any incentive amounts that were erroneously paid, without any requirement of misconduct on the part of the plan participant.

•

Derivatives and Hedging Policy — The Company prohibits associates (including the NEOs) and directors from engaging in hedging transactions with respect to any equity securities of the Company held by them.

•	Policy Against Pledging — The Company prohibits associates (including the NEOs) and directors from pledging any equity securities of the Company held by them.

•	Policy Against Re-Pricing — The Company prohibits “re-pricing” of stock options or SARs without stockholder approval.

Compensation Process and Objectives

Our Compensation and Organization Committee, in consultation with management of the Company and our Compensation and Organization Committee’s independent advisors, oversees the executive compensation and benefits program for the Company’s NEOs. The compensation program is comprised of a combination of base salary, annual incentive compensation, long-term incentives and associate benefits.

The Company operates in the fast-paced and highly-competitive arena of specialty retail. To be successful, the Company must attract and retain key creative and management talents who thrive in this environment. The Company sets high goals and expects superior performance from these individuals. The Company’s executive compensation structure is designed to support this culture, encourage a high degree of teamwork, and reward individuals for achieving challenging financial and operational objectives that we believe lead to the creation of sustained, long-term stockholder value. As such, the Company’s executive compensation and benefit programs are designed to:

•	Drive high performance to achieve financial goals and create long-term stockholder value;

•	Reflect the strong team-based culture of the Company;

•	Support the transition to a brand-based organizational model; and

•

Provide compensation opportunities that are competitive with those offered by similar specialty retail organizations and other companies with which the Company competes for high caliber executive talent.

Fiscal 2018 Compensation Actions

Base Salary

The base salaries of the NEOs reflect the Company’s operating philosophy, culture and business direction, with each base salary determined based upon an annual assessment of a number of factors, including the individual’s current base salary, job responsibilities, internal pay equity considerations, impact on development and achievement of business strategy, labor market compensation data, individual performance relative to job requirements, the Company’s ability to attract and retain critical executive officers, and base salaries paid for comparable positions within an identified compensation peer group. No specific goals or weightings are applied to the factors considered in setting the level of base salary and, thus, the process relies on the subjective exercise of our Compensation and Organization Committee’s judgment.

The base salaries of the NEOs are reviewed annually by our Compensation and Organization Committee in March, with additional reviews upon significant changes in an executive officer’s role. Fiscal 2018 base salaries were established with reference to market data published by numerous sources including the peer group described below and surveys published by Equilar. For Fiscal 2018, our NEOs received increases to base salary ranging from 3.3% to 8.3% in March 2018. Ms. Horowitz received an 8.3% increase in base salary to recognize the Company’s strong performance towards the objectives of the transformation plan in her first year as Chief Executive Officer.

Mr. Henchel’s base salary was established at $550,000 upon his appointment effective October 1, 2018. Ms. Scott’s base salary was established at $800,000 in March 2018 and was increased to $925,000 upon her elevation to President, Global Brands effective November 28, 2018.

Base salaries as in effect at the end of Fiscal 2018 are shown in the table below.

NEO	Fiscal 2017 Base Salary	Fiscal 2018 Base Salary	Percent Change
Fran Horowitz	$1,200,000	$1,300,000	8.3%
Scott Lipesky	$550,000	$575,000	4.5%
Joanne C. Crevoiserat	$850,000	$900,000	5.9%
Kristin Scott(1)	$750,000	$925,000	23.3%
Gregory J. Henchel	N/A	$550,000	N/A
Stacia Andersen(2)	$750,000	$775,000	3.3%
Robert E. Bostrom(3)	$600,000	$620,000	3.3%

(1)

Ms. Scott’s base salary for Fiscal 2018 was established at $800,000 in March of 2018. Upon her elevation to President, Global Brands on November 28, 2018, Ms. Scott’s base salary was increased to $925,000.

(2)	Ms. Andersen left the Company on November 30, 2018.

(3)

Mr. Bostrom left the role of Senior Vice President, General Counsel and Secretary of the Company on September 30, 2018 and continued to serve as Senior Vice President and Special Counsel of the Company until January 22, 2019.

Annual Cash Incentive Program

For the leadership team (including the NEOs), the annual cash incentive is paid out annually following the end of the fiscal year, with the annual payout level derived based on the weighted average of results for the Spring (30%) and Fall (70%) seasons. The Fiscal 2018 Annual Cash Incentive Program measured Adjusted EBIT relative to established targets for each of the Company’s two seasons. As previously mentioned, the Compensation and Organization Committee determined to eliminate the Strategic Driver Scorecard metrics and the Individual Performance Factor from the Annual Cash Incentive Program. The Strategic Driver Scorecard metrics previously allowed the Company financial score to be adjusted up or down based upon an assessment of forward-looking, strategic drivers linked to the Company’s strategic pillars. The Individual Performance Factor previously allowed for further modifications of individual payouts based upon individual performance. These components were eliminated in order to reinforce our “one-team” culture and to more directly align annual cash incentive payouts with the Company’s Adjusted EBIT results, which we consider to be a long-term driver of value creation.

In the case of Ms. Scott and Ms. Andersen in their roles as Brand Presidents, the Fiscal 2018 Annual Cash Incentive Program was based 50% on overall Company results and 50% on the results of their respective Brands (Hollister and Abercrombie/abercrombie kids, respectively). The Fiscal 2018 Annual Cash Incentive Program for all other leadership team members (including our other NEOs) was based solely on overall Company results. Following Ms. Scott’s elevation to President, Global Brands on November 28, 2018, it was determined that her payment under the Annual Cash Incentive Program for Fiscal 2018 would be based 50% on overall Company results and 50% on Hollister results and in Fiscal 2019 will be based solely on overall Company results.

Actual Company Adjusted EBIT results for the Spring season exceeded the target of the pre-established performance range, while Company Adjusted EBIT results for the Fall season exceeded the threshold and fell just short of the pre-established target. Further, Adjusted EBIT results for both the Abercrombie & Fitch/abercrombie kids brand and the Hollister brand met or exceeded targets under the Annual Cash Incentive Program during the Spring season of Fiscal 2018. In the Fall season, Adjusted EBIT results for the Hollister brand exceeded target while results for the Abercrombie & Fitch/abercrombie kids brand fell short of threshold.

	Total Company Financial Performance: Adjusted EBIT ($000)

Performance Period	Threshold	Target	Maximum	Actual Result(1)	Payout Percentage

Spring Season (30% weighting)	$(50,393)	$(19,689)	$3,339	$(9,758)	143.0%

Fall Season (70% weighting)	$153,648	$204,864	$245,837	$198,541	91.0%

Payout Percentage for Weighted-Average Company Financial Performance					106.6%

Payout Percentage for Weighted-Average Hollister Financial Performance					116.7%

Payout Percentage for Weighted-Average Abercrombie & Fitch/abercrombie kids Financial Performance					69.1%

(1)	Adjustments to reported GAAP EBIT may include items related to foreign currency exchange rate fluctuations, restructurings, legal settlements or impairment charges.

Potential award opportunities, and actual payouts, for Fiscal 2018 are detailed below. Maximum award opportunities continued to be capped at twice target levels. The annual incentive compensation awards made to the NEOs who participated in the Annual Incentive Compensation Program in Fiscal 2018 are listed in the “Fiscal 2018 Summary Compensation Table” beginning on page 76 of this Proxy Statement in the column captioned “Non-Equity Incentive Plan Compensation.”

	Fiscal 2018 Payout as a % of Base Salary
NEO	Threshold Performance Level	Target Performance Level	Maximum Performance Level	Actual Payout (%)		Actual Payout ($)
Fran Horowitz	0%	150%	300%	159.9%		$2,078,700
Scott Lipesky	0%	75%	150%	80.0%		$459,713
Joanne C. Crevoiserat	0%	100%	200%	106.6%		$959,400
Kristin Scott	0%	100%	200%	116.7	%(1)	$960,531
Gregory J. Henchel	0%	60%	120%	22.1	%(2)	$121,770
Stacia Andersen	0%	100%	200%	56.9	%(3)	$441,047
Robert E. Bostrom	0%	60%	120%	64.0%		$396,552

(1)

Ms. Scott’s potential award opportunities as a percentage of base salary did not change upon her elevation to President, Global Brands. Ms. Scott’s base salary used in the actual payout calculation was pro-rated for the portion of Fiscal 2018 prior to and after her elevation to President, Global Brands on November 28, 2018.

(2)	Mr. Henchel received a pro-rata payout based on the October 1, 2018 date he began employment with the Company as Senior Vice President, General Counsel and Corporate Secretary.

(3)	Ms. Andersen received a pro-rata payout based on the November 30, 2018 date of her separation from service with the Company.

Long-Term Equity Incentives

Long-term equity incentives are used to balance the annual focus of the Short-Term Cash Incentive Plan by tying a significant portion of total compensation to performance achieved over multi-year periods. Under the 2016 Associates LTIP, our Compensation and Organization Committee may grant a variety of long-term incentive vehicles, including stock options, SARs, RSUs and PSAs. As noted above, in Fiscal 2018, the Company granted a combination of PSAs and time-vested RSUs.

The aggregate grant date fair value of the long-term incentives granted to the NEOs as part of the annual grant in Fiscal 2018 and the target mix of such awards is shown below. The aggregate grant date fair values represent each NEO’s annual equity grant, determined based on her or his performance, market pay data, and consideration of the competitiveness of her or his overall compensation package. Long-term incentives for members of the leadership team, other than Mr. Henchel, were granted 50% in the form of PSAs and 50% in the form of time-vested RSUs. Mr. Henchel’s long-term incentives were granted 100% in the form of time-vested RSUs that represented an inducement grant awarded to him when he joined the Company. Our Compensation and Organization Committee determined that this mix of awards effectively balances critical performance metrics and objectives for retention and stability as the Company continues its transformation. Beginning in Fiscal 2019, the long-term incentive mix for members of our leadership team will shift from 50% PSAs and 50% time-vested RSUs to 60% PSAs and 40% time-vested RSUs to provide additional alignment between leadership team pay and multi-year financial results.

NEO	Aggregate Grant Date Fair Value	PSA %	RSU %
Fran Horowitz	$5,054,578	50%	50%
Scott Lipesky	$781,656	50%	50%
Joanne C. Crevoiserat	$2,292,797	50%	50%
Kristin Scott	$2,084,366	50%	50%
Gregory J. Henchel	$132,161	0%	100%
Stacia Andersen(1)	$1,615,383	50%	50%
Robert E. Bostrom(2)	$521,104	50%	50%

(1)	Ms. Andersen left the Company on November 30, 2018.

(2)

Mr. Bostrom left the role of Senior Vice President, General Counsel and Secretary of the Company on September 30, 2018 and continued to serve as Senior Vice President and Special Counsel of the Company until January 22, 2019.

Performance Share Awards. PSAs are based 50% on Average ROIC achievement and 50% on Relative TSR achievement against the S&P Retail Select Industry Index. We believe that Average ROIC is highly correlated with long-term value creation, while Relative TSR appropriately aligns pay programs with the stockholder experience. As such, we have set an aggressive Average ROIC target of 14.3% for Fiscal 2018 – Fiscal 2020 and require Relative TSR performance at a percentile placed above median against the S&P Retail Select Industry Index for a target payout. The number of Average ROIC-based PSAs earned will range from 0% of target for performance at or below threshold up to 200% of target for performance at maximum. The number of Relative TSR-based PSAs earned will range from 25% of target for performance at threshold and 0% for performance below threshold, up to 200% for performance at maximum. PSA payouts are capped at target if absolute TSR is negative across the three-year performance period. A summary of the financial targets approved by our Compensation and Organization Committee for PSAs granted in Fiscal 2018 is presented below:

Payout Level Under Performance Metric	Total Stockholder Return vs. the S&P Retail Select Industry Index for Fiscal 2018 through Fiscal 2020*	Average Return on Invested Capital for Fiscal 2018 through Fiscal 2020*
Maximum	At or Above 80th Percentile	14.7% or Above
Target	55th Percentile	14.3%
Threshold	Above 30th Percentile	Above 13.9%

*

If the performance level falls between “Threshold” and “Target” or between “Target” and “Maximum,” the level of payout is determined through interpolation. Average Return On Invested Capital (ROIC) is a non-GAAP measure calculated as adjusted EBITDAR (Earnings Before Interest, Taxes, Depreciation, Amortization, and Rent) divided by Total Average Invested Capital (comprising Gross Property and Equipment, Capitalized Value of Operating Leases, Receivables, Merch Inventory, and Prepaid and Other Current Assets; less Accounts Payable and Accrued Liabilities).

Performance periods associated with the outstanding Fiscal 2017 – Fiscal 2019 and Fiscal 2018 – Fiscal 2020 PSA cycles have not been completed. The final measurement period for the Fiscal 2016 – Fiscal 2018 PSA cycle was completed in Fiscal 2018. Our Compensation and Organization Committee determined that threshold performance for the Average ROIC tranche of the PSAs was not achieved (actual of 11.2% for the Fiscal 2016 – Fiscal 2018 period versus a threshold value of 11.9%), and all underlying Average ROIC-based PSAs were forfeited. Our Compensation and Organization Committee also determined that the Company’s Relative TSR performance against the S&P Retail Select Industry Index was at the 36th percentile for the Fiscal 2016 – Fiscal 2018 period. As such, 20.0% of the target number of underlying Relative TSR-based PSAs vested. A summary of the actual or trending performance (as of February 2, 2019) for the annual PSA awards granted in Fiscal 2016 through Fiscal 2018 is shown below:

Performance Period	Relative TSR Tranche	Average ROIC Tranche

Fiscal 2016 — Fiscal 2018	Achieved at 36th percentile 20.0% of target earned	Did not achieve threshold Tranche forfeited

Fiscal 2017 — Fiscal 2019	Trending at maximum	Trending at maximum

Fiscal 2018 — Fiscal 2020	Trending between target and maximum	Trending between target and maximum

Beginning in Fiscal 2019, Total Net Sales will be added as a third, equally-weighted metric for PSA grants (in addition to Average ROIC and Relative TSR) as we seek to align our performance-based compensation with our goal to accelerate the growth of our brands.

Restricted Stock Units. Subject to continued employment with the Company, time-vested RSUs granted to the NEOs in Fiscal 2018 will vest 25% a year over a four-year period beginning on March 27 of the immediately following calendar year. Beginning in Fiscal 2019, the vesting schedule for time-vested RSUs granted to members of our leadership team will be reduced from four years to three years to more closely reflect competitive practice among our peer group of similarly-sized, specialty retailers against whom we compete for talent.

Special New Hire Award to Mr. Henchel. As stated above, the Company granted an inducement award of “New Hire” RSUs to Mr. Henchel when he joined the Company. The award had an approximate grant date value of $150,000 and will vest 25% a year over a four-year period beginning on November 19 of the immediately following calendar year.

Special Promotional Awards to Ms. Horowitz and Ms. Crevoiserat. In Fiscal 2017, the Company granted each of Ms. Horowitz and Ms. Crevoiserat an award of Promotional RSUs in addition to the Fiscal 2017 annual equity grant that each received. Our Compensation and Organization Committee and the Board believed that it was important to recognize Ms. Horowitz and Ms. Crevoiserat for their individual strong performances, their ongoing contributions to the operations of the Company, their criticality to the Company’s turnaround efforts in both the near-term and the long-term, and their role in influencing leadership continuity over the coming years. The target value of each award was $4,000,000 and $3,000,000, respectively.

Fifty percent (50%) of the Promotional RSUs (the “Service-Vested Promotional RSUs”) are subject to a total three-year vesting schedule, under which 25% of the Service-Vested Promotional RSUs will vest on each of the first and second anniversaries of the grant date, and 50% of the Service-Vested Promotional RSUs will vest on the third anniversary of the grant date. The remaining fifty percent (50%) of the Promotional RSUs (the “Performance-Based Promotional RSUs”) will be earned depending on the level of achievement with respect to the performance goal based on cumulative comparable store sales for the three-fiscal-year performance period comprised of Fiscal 2017 and the two succeeding fiscal years of the Company (the “Three-Year Performance Period”).

Award Tranche	Description

Service-Based (50%)	25% of the underlying shares vest on the first and second anniversaries of grant date; 50% of the underlying shares vest on the third anniversary of grant date

Performance-Based (50%)

Payout is based upon cumulative comparable store sales for the Fiscal 2017 — Fiscal 2019 Three-Year Performance Period

A target payout will be achieved for comparable store sales of + 6%; while threshold is achieved for comparable store sales of + 5%

For any payout (threshold or target), cumulative EBITDA must grow at least 35% for each dollar value of cumulative comparable store sales described above

Payout for the Performance-Based Promotional RSUs is trending at target

The threshold level of performance results in a 50% payout of the Performance-Based Promotional RSUs and requires achievement of at least +5% cumulative comparable sales over the Three-Year Performance Period. The target level of performance results in a 100% payout and requires achievement of at least +6% cumulative comparable sales over the Three-Year Performance Period. Payout for the achievement of the cumulative comparable sales performance goal is also contingent upon the Company achieving a pre-established minimum cumulative EBITDA growth of 35% for the corresponding incremental revenue over the Three-Year Performance Period. No payout above 100% is available under the Performance-Based Promotional RSUs.

See the “Promotional RSUs” section under “EXECUTIVE OFFICER COMPENSATION — Potential Payments Upon Termination or Change of Control” beginning on page 83 of this Proxy Statement for a description of the treatment of the Promotional RSUs following various employment termination scenarios.

Equity Grant Policy

Our Compensation and Organization Committee follows an Equity Grant Policy pursuant to which our Compensation and Organization Committee reviews and approves individual grants for the NEOs, as well as the total number of shares covered by PSAs, RSUs and, if applicable, SARs granted to all associates. The annual equity grants typically are reviewed and approved at our Compensation and Organization Committee’s regular March meeting, although sign-on equity awards are generally approved by the Compensation and Organization Committee at the time an executive officer commences employment with the Company. The grant date for the annual equity grants is the date of our Compensation and Organization Committee meeting at which they are approved. Administration of PSA, RSU and SAR awards is managed by the Company’s human resources department with specific instructions related to the timing of grants given by our Compensation and Organization Committee. The Company has no intention, plan or practice to select annual grant dates for NEOs in coordination with the release of material, non-public information, or to time the release of such information because of award dates.

Benefits

As associates of the Company, the NEOs are eligible to participate in all of the broad-based Company-sponsored benefits programs on the same basis as other full-time associates.

In addition to the qualified Abercrombie & Fitch Co. Savings and Retirement Plan (the “401(k) Plan”), the Company has a nonqualified deferred compensation plan, the Abercrombie & Fitch Nonqualified Savings and Supplemental Retirement Plan (the “Nonqualified Savings and Supplemental Retirement Plan”), that allows members of senior management to defer a portion of their compensation over and above the Internal Revenue Service (“IRS”) limits imposed on the Company’s 401(k) Plan. The Company also makes matching contributions to the Nonqualified Savings and Supplemental Retirement Plan and, prior to January 1, 2016, made retirement contributions for certain participants who began participation prior to January 1, 2014. Company contributions have a five-year vesting schedule from the date of employment by the Company. The Nonqualified Savings and Supplemental Retirement Plan allows participants the opportunity to save and invest their own money on a similar basis (as a percentage of their compensation) as other associates under the 401(k) Plan. Furthermore, the Nonqualified Savings and Supplemental Retirement Plan is competitive with members of the Company’s identified compensation peer group and other companies with whom the Company competes for talent, and the Company’s contribution element provides retention value. The Company’s Nonqualified Savings and Supplemental Retirement Plan is further described and Company contributions and the individual account balances for the NEOs are disclosed under the section captioned “EXECUTIVE OFFICER COMPENSATION — Nonqualified Deferred Compensation” beginning on page 82 of this Proxy Statement.

The Company offers a life insurance benefit for all full-time associates equal to two times base salary. For Vice Presidents and above, the death benefit is set at four times base salary, up to a maximum of $2,000,000.

The Company offers a long-term disability benefit to all full-time associates which covers 60% of base salary for the disability period. In addition, the Company offers an Executive Long-Term Disability Plan for all associates earning over $200,000 in base salary which covers an additional 10% of base salary and 70% of target annual cash incentive opportunity for the disability period.

The Company does not offer perquisites to our executive officers that are not widely available to all full-time associates.

Role of the Compensation and Organization Committee

Decisions regarding the compensation of the NEOs are made by our Compensation and Organization Committee, although it does receive input from its independent advisors as well as the other independent directors of the Company and management of the Company. The Company Chairman also provides input (in his capacity as a director) with respect to the recommended compensation of the NEOs. Our Compensation and Organization Committee often requests certain Company executive officers to be present at Compensation and Organization Committee meetings where executive compensation and Company and individual performance are discussed and evaluated so they can provide input into the decision-making process. Executive officers may provide insight, suggestions or recommendations regarding executive compensation during periods of general discussion, but do not have a vote in any decision-making.

In Fiscal 2018, Semler Brossy Consulting Group, LLC (“SBCG”) served as our Compensation and Organization Committee’s independent compensation consultant. Additionally, in Fiscal 2018, Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) served as the Committee’s independent outside counsel. The only services that SBCG and Gibson Dunn perform for the Company are at the direction of our Compensation and Organization Committee. Neither SBCG nor Gibson Dunn provided any services to the Company in Fiscal 2018 other than executive and director compensation consulting and advisory services. In this regard, our Compensation and Organization Committee has adopted a policy regarding the use of outside compensation consultants that provides as follows:

If the Committee retains a compensation consultant to provide advice, information and other services to the Committee relating to the compensation of the Company’s Chief Executive Officer, its officers identified in Rule 16a-1(f) under the Exchange Act or its non-associate directors or other matters within the responsibility of the Committee, such consultant may only provide services to, or under the direction of, the Committee and is prohibited from providing any other services to the Company.

Our Compensation and Organization Committee has the right to terminate the services of the outside counsel and the compensation consultant at any time. While our Compensation and Organization Committee retains Gibson Dunn and SBCG directly, Gibson Dunn and SBCG interact with the Company Chairman, the Company’s Senior Vice President of Human Resources, the Company’s General Counsel and the Company’s Chief Operating Officer and their respective staffs in carrying out assignments in order to obtain compensation and performance data for the executive officers and the Company. In addition, our Compensation and Organization Committee’s advisors may, at their discretion, seek input and feedback from management of the Company regarding their work product prior to presentation to our Compensation and Organization Committee in order to confirm information is accurate or address other similar issues. A representative from SBCG is generally present at all Compensation and Organization Committee meetings, and generally attends executive sessions of our Compensation and Organization Committee. Both Gibson Dunn and SBCG provide independent perspectives on any management proposals. In Fiscal 2018, our Compensation and Organization Committee reviewed the factors specified in the NYSE corporate governance standards and determined that each of SBCG and Gibson Dunn was independent and their respective work did not raise any conflict of interest.

In selecting SBCG, our Compensation and Organization Committee considered the independence standards prescribed by the SEC and NYSE, and concluded that SBCG was independent and that its work would not raise any conflict of interest. The services SBCG provides are at the discretion of our Compensation and Organization Committee. As our Compensation and Organization Committee’s independent compensation consultant, SBCG reviewed the design and operation of the Company’s executive and non-associate director compensation programs and made recommendations regarding the Company’s compensation practices for Fiscal 2018.

Compensation and Benefits Structure

Pay Level — Determination of the appropriate pay opportunity

Pay levels for all associates of the Company, including the NEOs listed in the “Fiscal 2018 Summary Compensation Table” beginning on page 76 of this Proxy Statement, are based on a number of factors, including each individual’s role and responsibilities within the Company, current compensation, experience and expertise, pay levels in the competitive market for similar positions, internal pay equity relationships including those among the executive officers and the performance of the individual, her/his area of responsibility and the Company as a whole. Our Compensation and Organization Committee approves the pay levels for all the executive officers. In determining the pay levels, our Compensation and Organization Committee considers all elements of compensation and benefits.

2018 Compensation Peer Group

The Company considers data from a compensation peer group to better understand market pay levels and comparative practices in executive compensation generally. This peer group is reviewed periodically, and, where appropriate, is adjusted to ensure robust market comparisons. For Fiscal 2018, Kate Spade & Company was removed from the peer group following that company’s acquisition by Coach, Inc. and the subsequent change in the name of the combined company to Tapestry, Inc. The peer retail companies used by our Compensation and Organization Committee in determining the “competitive market” with respect to Fiscal 2018 compensation decisions are included in the table below:

• American Eagle Outfitters, Inc.	• L Brands, Inc.

• Ascena Retail Group, Inc.	• Levi Strauss & Co.

• Carter’s, Inc.	• lululemon athletica inc.

• Chico’s FAS, Inc.	• Ralph Lauren Corporation

• Express, Inc.	• Signet Jewelers Limited

• Fossil Group, Inc.	• Tapestry, Inc.

• Guess?, Inc.	• The Children’s Place, Inc.

• J Crew Group, Inc.	• Urban Outfitters, Inc.

The compensation peer group is constructed from companies in the retail and apparel space of a comparable size, with a preference given to revenue over market capitalization given the ongoing business transformation. Additionally, the Company gives preference to companies that are key talent competitors, have a mall-centric store strategy, have a significant e-commerce business, and have material international operations. At the time the peer group was determined, the Company’s revenues approximated the peer group median.

In addition to the peer companies’ public proxy statement-disclosed information, we also reference Equilar survey data for the compensation peer group when establishing pay levels.

Executive Severance Agreements and Change-in-Control Benefits

Our Compensation and Organization Committee carefully considers the use and conditions of employment agreements. Our Compensation and Organization Committee recognizes that, in certain circumstances, formal written employment contracts are necessary in order to successfully recruit and retain senior executive officers. Consistent with this approach, in connection with their commencement of employment with the Company, each of the NEOs entered into an offer letter with the Company that provided for certain benefits upon termination of employment and/or upon a change in control of the Company. Our Compensation and Organization Committee believed that it was in the best interest of the Company to enter into these offer letters as a means of securing the employment of each of these individuals and to provide them with a degree of security given the transition occurring at the Company.

On May 10, 2017, Abercrombie & Fitch Management Co., a subsidiary of the Company (“A&F Management”), executed and entered into executive severance agreements with a number of the Company’s executive officers, including Fran Horowitz, Joanne C. Crevoiserat, Kristin Scott, Stacia Andersen and Robert E. Bostrom (the “May 2017 Agreements”). In anticipation of his rejoining the Company, effective as of September 7, 2017, A&F Management executed and entered into an executive severance agreement with Scott Lipesky (the “Lipesky Agreement”). In anticipation of his joining the Company, effective as of September 13, 2018, A&F Management executed and entered into an executive severance agreement with Gregory J. Henchel

(the “Henchel Agreement” and, collectively with the May 2017 Agreements and the Lipesky Agreement, the “Executive Agreements”).

In addition, all associates who participate in the Company’s stock-based compensation plans, including the NEOs, are entitled to certain benefits in the event of termination due to death or disability or a change of control as set forth in the plan documents for the Company’s stock-based compensation plans. The terms and conditions of these arrangements are discussed in further detail in the section captioned “EXECUTIVE OFFICER COMPENSATION — Potential Payments Upon Termination or Change of Control” beginning on page 83 of this Proxy Statement.

The discussion of the terms of the Executive Agreements later in this Proxy Statement in the section captioned “EXECUTIVE OFFICER COMPENSATION — Potential Payments Upon Termination or Change of Control — Executive Severance Agreements” beginning on page 83 of this Proxy Statement, does not include Ms. Andersen or Mr. Bostrom. The consequences of Ms. Andersen’s separation from service as an associate of the Company are discussed separately under the section below captioned “Andersen Separation from Service.” The consequences of Mr. Bostrom’s separation from service as an associate of the Company are discussed separately under the section below captioned “Bostrom Separation from Service.”

Andersen Separation from Service

Effective November 30, 2018 (the “Andersen Termination Date”), Stacia Andersen left the Company. Since Ms. Andersen executed a release of claims acceptable to the Company, which release was effective by its terms on December 19, 2018 (the “Release Effective Date”), as contemplated by her Executive Agreement:

•

the Company will continue to pay Ms. Andersen’s base salary in bi-weekly installments for 18 months following the Andersen Termination Date, with such bi-weekly installment payments to aggregate $1,162,500;

•

the Company paid to Ms. Andersen, at the time those executives who are actively employed with the Company received payments under the Short-Term Cash Incentive Plan, a pro-rated portion of Ms. Andersen’s annual cash incentive opportunity under the Short-Term Cash Incentive Plan, based on actual performance during Fiscal 2018 and the number of days in Fiscal 2018 that had elapsed through the Andersen Termination Date;

•

the Company will reimburse Ms. Andersen during the 18 months following the Andersen Termination Date for 100% of the monthly premium costs, less applicable withholding taxes on such reimbursement, of continuation coverage under COBRA, subject to Ms. Andersen’s election of such coverage and the additional eligibility requirements set forth in her Executive Agreement; and

•	the outstanding equity awards held by Ms. Andersen will vest (if at all) in accordance with the terms of her award agreements and the applicable equity compensation plan.

Ms. Andersen remains subject to the covenants under her Executive Agreement, including the non-competition, non-solicitation, non-disparagement and confidentiality covenants, in accordance with their terms in Ms. Andersen’s Executive Agreement. The non-competition covenant prohibits Ms. Andersen from engaging in certain activities with identified competitors of the Company for a period of 12 months following the Andersen Termination Date. The non-solicitation covenant prohibits Ms. Andersen from engaging in certain solicitation activities for a period of 24 months after the Andersen Termination Date.

Bostrom Separation from Service

Mr. Bostrom left the Company on the Bostrom Separation Date (January 22, 2019). Since Mr. Bostrom executed a release of claims acceptable to the Company, as contemplated by his Executive Agreement, as amended by the Bostrom Separation Agreement:

•	the Company will continue to pay the Bostrom Base Salary in bi-weekly installments for 18 months following the Bostrom Separation Date, with such bi-weekly installment payments to aggregate $930,000;

•

the Company paid to Mr. Bostrom, at the time those executives who are actively employed with the Company received payments under the Short-Term Cash Incentive Plan, Mr. Bostrom’s annual cash incentive opportunity under the Short-Term Cash Incentive Plan, based on actual performance during Fiscal 2018;

•

the Company will reimburse Mr. Bostrom during the 18 months following the Bostrom Separation Date for 100% of the monthly premium costs, less applicable withholding taxes on such reimbursement, of continuation coverage under COBRA, subject to Mr. Bostrom’s election of such coverage and the additional eligibility requirements set forth in his Executive Agreement; and

•	the outstanding equity awards held by Mr. Bostrom will vest (if at all) in accordance with the terms of his award agreements and the applicable equity compensation plan.

Mr. Bostrom remains subject to the covenants under his Executive Agreement, including the non-competition, non-solicitation, non-disparagement and confidentiality covenants, in accordance with their terms in Mr. Bostrom’s Executive Agreement. The non-competition covenant prohibits Mr. Bostrom from engaging in certain activities with identified competitors of the Company for a period of 12 months following the Bostrom Separation Date. The non-solicitation covenant prohibits Mr. Bostrom from engaging in certain solicitation activities for a period of 24 months after the Bostrom Separation Date.

Clawback Policy

Each of the plans pursuant to which annual and long-term incentive compensation is or will be paid to the Company’s executive officers (i.e., the Short-Term Cash Incentive Plan, the Long-Term Cash Incentive Compensation Performance Plan, the 2005 LTIP, the Amended and Restated Abercrombie & Fitch Co. 2007 Long-Term Incentive Plan (the “2007 LTIP”) and the 2016 Associates LTIP) includes a stringent “clawback” provision, which allows the Company to seek repayment of any incentive amounts that were erroneously paid. Each of the plans provides that if (i) a participant (including one or more NEOs) has received payments under the plan pursuant to the achievement of a performance goal and (ii) our Compensation and Organization Committee determines that the earlier determination as to the achievement of the performance goal was based on incorrect data and in fact the performance goal had not been achieved or had been achieved to a lesser extent than originally determined and a portion of such payment would not have been made given the correct data, then such portion of any such payment made to the participant must be repaid by such participant to the Company, without any requirement of misconduct on the part of the participant.

Stock Ownership Guidelines

As disclosed above under the caption “Executive Summary — Best Practices” on page 62 of this Proxy Statement, the Board believes it is important that the executive officers and directors have, and are recognized both internally and externally as having, long-term financial interests that are aligned with those of the Company’s stockholders. Accordingly, the Board adopted stock ownership guidelines for all directors and executive officers effective as of November 12, 2009, which were further amended effective as of December 15, 2015. The Company’s stock ownership guidelines are posted on the “Corporate Governance” page within the “Our Company” section of the Company’s website at corporate.abercrombie.com. Ownership multiples for NEOs and directors are:

Population	Multiple	Includes
Chief Executive Officer	5x annual base salary

•  Shares owned directly by the executive officer or director or his/her immediate family members in the same household

•  Shares held in trust for the benefit of the executive officer or director or his/her immediate family members

•  Shares of restricted stock or time-vested RSUs, vested or unvested

•  Shares of stock-settled SARs which are vested and in-the-money

•  Shares credited to bookkeeping accounts pursuant to one of the Company’s deferred compensation plans

Other NEOs	2x annual base salary

Non-associate director	5x annual cash retainer

The guidelines are initially calculated using the executive officer’s base salary as of the later of the date the guidelines were most recently amended (i.e., December 15, 2015) or the date the person was first designated as an executive officer by the Board. The guidelines may be re-calculated, in the discretion of our Nominating and Board Governance Committee, when an individual changes pay grade (e.g., from senior vice president to executive vice president) and otherwise from time to time.

Until the amount contemplated by the guidelines is achieved, the executive officer is required to retain an amount equal to 50% of the net shares received as a result of the exercise of stock options or stock-settled SARs or the vesting of restricted stock or RSUs. “Net shares” for purposes of the guidelines are those shares that remain after shares are sold or netted to pay (i) the exercise price of stock options or SARs (if applicable) and any withholding taxes associated with such exercise or (ii) withholding or other taxes payable upon vesting of restricted stock or RSUs.

Failure to meet or, in unique circumstances, to show sustained progress toward meeting the stock ownership guidelines may be a factor considered by our Compensation and Organization Committee in determining future long-term incentive equity grants and/or appropriate levels of incentive compensation.

Executive officers who are subject to the stock ownership guidelines are to be notified each fiscal year as to the status of their compliance with the guidelines based on information available to the Company’s human resources department. Each executive officer may provide supplemental information regarding shares held in street name, individual brokerage accounts or owned by a spouse or other immediate family member, if such information would be relevant to the calculation of such executive officer’s compliance with the stock ownership guidelines. At the time of the Company’s Fiscal 2018 annual review of stock ownership compliance, all executive officers and directors either: (i) had satisfied their applicable guideline; (ii) were on track to satisfy their applicable guideline; or (iii) were otherwise compliant with the Company’s policies (i.e., were in compliance with the applicable retention requirement until such time that their ownership guideline was met).

Required ownership for non-associate directors is calculated using the annual retainer as of the later of the date the guidelines were most recently amended (i.e., December 15, 2015) and the date the director is elected to the Board. It is anticipated that directors should be able to achieve the guideline within three years of joining the Board.

Compensation Considerations Related to Tax Deductibility under Internal Revenue Code Section 162(m)

Prior to December 22, 2017, when the Tax Cuts and Jobs Act (the “TCJA”) was signed into law, Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallowed a tax deduction to publicly-held companies (such as the Company) for compensation paid to certain “covered employees” in excess of $1,000,000 per covered employee in any year, except to the extent that the compensation in excess of the limit qualified as performance-based.

Under the TCJA, the performance-based exception has been repealed and the $1,000,000 deduction limit now applies to (i) anyone serving as the chief executive officer or the chief financial officer at any time during the taxable year, (ii) the top three other highest compensated executive officers serving at the end of the taxable year, and (iii) any individual who had been a covered employee for any taxable year of the Company that started after December 31, 2016. However, the new rules do not apply to remuneration provided pursuant to a written binding contract in effect on November 2, 2017 that is not modified in any respect after that date. Because of the ambiguities and uncertainties as to the application and interpretation of this transition relief, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) will avoid the deduction limit. The Company believes that the amount of compensation paid to the Company’s executive officers that can be deducted will decrease compared to prior years.

Neither our Compensation and Organization Committee nor the full Board has adopted a formal policy regarding tax deductibility of compensation paid to the Company’s executive officers. While our Compensation and Organization Committee carefully considers the net cost and value to the Company of maintaining the deductibility of all compensation, it also desires the flexibility to reward the Company’s executive officers in a manner that enhances the Company’s ability to attract and retain individuals as well as to create longer term value for stockholders. Thus, income tax deductibility is only one of several factors our Compensation and Organization Committee considers in making decisions regarding the Company’s compensation program. Our Compensation and Organization Committee may authorize compensation that might not be deductible, if our Compensation and Organization Committee determines that such compensation decision is in the best interest of the Company.

Compensation Considerations Related to Accounting

When determining amounts of long-term incentive grants to executive officers and other associates, our Compensation and Organization Committee examines the accounting cost associated with the grants. Under GAAP, grants of options, SARs, RSUs, PSAs and other share-based payments result in an accounting charge taken by the Company. Our Compensation and Organization Committee considers the accounting implications of the executive compensation program, including the estimated cost for financial reporting purposes of equity compensation as well as the aggregate grant date fair value of equity compensation computed in accordance with FASB ASC Topic 718.

REPORT OF THE COMPENSATION AND ORGANIZATION

COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation and Organization Committee reviewed the “COMPENSATION DISCUSSION AND ANALYSIS” and discussed it with management of the Company. Based on such review and discussion, the Compensation and Organization Committee recommended to the Board that the “COMPENSATION DISCUSSION AND ANALYSIS” be included in this Proxy Statement.

Submitted by the Compensation and Organization Committee:

Michael E. Greenlees (Chair)	James B. Bachmann (ceased to be member as of February 22, 2019)	Helen E. McCluskey (member since February 22, 2019)	Charles R. Perrin

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table summarizes the compensation paid to, awarded to or earned by the NEOs for Fiscal 2018, Fiscal 2017 and Fiscal 2016 in accordance with the rules promulgated by the SEC.

Fiscal 2018 Summary Compensation Table

Name and Principal Position During Fiscal 2018	Fiscal Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards and SARs	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total(6)
Fran Horowitz	2018	$1,281,731	$—	$5,054,578	$—	$2,078,700	$1,455	$65,278	$8,481,742
Chief Executive Officer(7)	2017	$1,197,308	$—	$6,994,992	$—	$2,010,600	$1,645	$58,204	$10,262,749
	2016	$1,100,000	$—	$3,593,793	$—	$—	$705	$65,915	$4,760,413
Scott Lipesky	2018	$569,202	$—	$781,656	$—	$459,713	$158	$33,245	$1,843,974
Senior Vice President and Chief Financial Officer(8)	2017	$169,231	$240,000	$200,002	$—	$146,053	$712	$18,463	$774,461
Joanne C. Crevoiserat	2018	$878,846	$—	$2,292,797	$—	$959,400	$9,719	$84,951	$4,225,713
Executive Vice President and Chief Operating Officer(9)	2017	$848,654	$—	$4,123,200	$—	$949,450	$9,890	$49,902	$5,981,096
	2016	$800,000	$—	$1,844,999	$—	$—	$5,295	$98,611	$2,748,905
Kristin Scott	2018	$813,452	$—	$2,084,366	$—	$960,531	$753	$77,721	$3,936,823
President, Global Brands; Former	2017	$750,000	$—	$1,308,403	$—	$891,000	$20	$29,938	$2,979,361
Brand President — Hollister(10)	2016	$360,577	$—	$1,609,032	$—	$—	$17	$10,806	$1,980,432
Gregory J. Henchel	2018	$190,385	$—	$132,161	$—	$121,770	$—	$623	$444,939
Senior Vice President, General Counsel and Corporate Secretary(11)
Stacia Andersen	2018	$636,154	$—	$1,615,383	$—	$441,047	$726	$1,232,416	$3,925,726
Former Brand President —	2017	$750,000	$—	$1,308,403	$—	$706,875	$37	$30,602	$2,795,917
Abercrombie & Fitch/ abercrombie kids(12)	2016	$461,539	$100,000	$1,758,515	$—	$—	$32	$26,238	$2,346,324
Robert E. Bostrom	2018	$500,077	$—	$521,104	$—	$396,552	$880	$984,187	$2,402,800
Former Senior Vice President,	2017	$595,192	$—	$436,148	$—	$402,120	$295	$59,994	$1,493,749
General Counsel and Corporate Secretary(13)	2016	$568,269	$—	$532,608	$—	$—	$257	$27,081	$1,128,216

(1)

The amount included for Scott Lipesky in Fiscal 2017 reflects a sign-on bonus payment of $240,000. The amount included for Stacia Andersen in Fiscal 2016 reflects a relocation bonus payment of $100,000.

(2)

The amounts included in the “Stock Awards” column represent the grant date fair value related to PSAs and RSUs granted to the NEOs, computed in accordance with GAAP. The actual number of PSAs and RSUs granted in Fiscal 2018 is shown in the “Fiscal 2018 Grants of Plan-Based Awards” table on page 78 of this Proxy Statement. Pursuant to applicable SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The maximum grant date fair value related to the PSAs granted in Fiscal 2018 (the NEOs can earn from 0% to 200% of target) was as follows: (a) Fran Horowitz — $5,653,890; (b) Scott Lipesky — $874,336; (c) Joanne C. Crevoiserat — $2,564,650; (d) Kristin Scott — $2,331,506; (e) Gregory J. Henchel — $0; (f) Stacia Andersen - $1,806,916; and (g) Robert E. Bostrom — $582,890. Grant date fair values for the PSAs and RSUs that were granted to the NEOs will only deliver monetary value if the performance-based criteria to which they are subject are achieved. For a discussion of valuation assumptions, see “Note 12. Share-Based Compensation” of the Notes to Consolidated Financial Statements included in “ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA” of the Company’s Fiscal 2018 Form 10-K.

(3)

For Fiscal 2018, all NEOs earned performance-based incentive cash compensation, and their payments were as follows: (a) Fran Horowitz — $2,078,700; (b) Scott Lipesky — $459,713; (c) Joanne C. Crevoiserat — $959,500; (d) Kristin Scott — $960,531; (e) Gregory J. Henchel — $121,770; (f) Stacia Andersen — $441,047 (pro-rated based on the November 30, 2018 date of her separation from service with the Company); and (g) Robert E. Bostrom — $396,552.

For Fiscal 2017, all NEOs who were active as of the payment date earned performance-based incentive cash compensation, and their payments were as follows: (a) Fran Horowitz — $2,010,600; (b) Scott Lipesky — $146,053; (c) Joanne C. Crevoiserat — $949,450; (d) Kristin Scott — $891,000; (e) Stacia Andersen — $706,875; and (f) Robert E. Bostrom — $402,120.

For Fiscal 2016, none of the NEOs earned performance-based incentive cash compensation.

(4)

The amounts shown in this column for Fiscal 2018, Fiscal 2017 and Fiscal 2016 represent the above-market earnings on the NEOs’ respective Nonqualified Savings and Supplemental Retirement Plan balances. Above market-earnings is defined as earnings in excess of 120% of the monthly applicable federal long-term rate (APR). The APR for February 2019 was 3.45%.

(5)	The amounts shown in this column reflect All Other Compensation which included the following for Fiscal 2018:

All Other Compensation Table

Name	Company Contributions to 401(k) Plan(a)	Company Contributions to Nonqualified Savings and Supplemental Retirement Plan(b)	Life and Long-Term Disability Insurance Premiums Paid(c)	Severance		Total ($)
Fran Horowitz	$14,123	$38,423	$12,732	N/A		$65,278
Scott Lipesky	$13,792	$17,106	$2,347	N/A		$33,245
Joanne C. Crevoiserat	$16,814	$55,494	$12,643	N/A		$84,951
Kristin Scott	$17,201	$53,076	$7,444	N/A		$77,721
Gregory J. Henchel	$—	$—	$623	N/A		$623
Stacia Andersen	$24,452	$19,976	$4,852	$1,183,136	(d)	$1,232,416
Robert E. Bostrom	$13,096	$—	$11,179	$959,912	(e)	$984,187

(a)	For each NEO, the amount shown in this column represents the aggregate amount of Company matching contributions to her or his accounts under the Company’s 401(k) Plan during Fiscal 2018.

(b)

For each NEO, the amount shown in this column represents the aggregate amount of Company matching and supplemental contributions to her or his accounts under the Company’s Nonqualified Savings and Supplemental Retirement Plan during Fiscal 2018.

(c)	For each NEO, the amount shown in this column represents life and long-term disability insurance premiums paid for by the Company during Fiscal 2018.

(d)

The amount shown in this column for Stacia Andersen represents the aggregate amount she is to receive under her Executive Agreement, relating to the continued payment of her base salary for 18 months and the value relating to the continuation of Ms. Andersen’s medical, dental and other associate welfare benefits for a period of 18 months after the Andersen Termination Date.

(e)

The amount shown in this column for Robert E. Bostrom represents the aggregate amount he is to receive under his Executive Agreement, as amended by the Bostrom Separation Agreement, relating to the continued payment of his base salary for 18 months and the value relating to the continuation of Mr. Bostrom’s medical, dental and other associate welfare benefits for a period of 18 months after the Bostrom Termination Date.

(6)	The amounts shown in this column for each fiscal year may differ from the sum of the amounts shown in the other columns for such fiscal year due to the rounding convention used.

(7)

On February 1, 2017, Ms. Horowitz was elected as Chief Executive Officer of the Company. Ms. Horowitz had served as President & Chief Merchandising Officer for all brands of the Company from December 21, 2015 to January 31, 2017.

(8)

On October 2, 2017, Mr. Lipesky rejoined the Company to become Senior Vice President and Chief Financial Officer. As a result, the table shows information for Mr. Lipesky for Fiscal 2018 and Fiscal 2017 only.

(9)

On February 1, 2017, Ms. Crevoiserat was elected as Chief Operating Officer of the Company and continued to hold her position as Executive Vice President of the Company. From May 5, 2014 until October 1, 2017, Ms. Crevoiserat also served as Chief Financial Officer of the Company. Ms. Crevoiserat served as Interim Principal Executive Officer from June 13, 2016 to January 31, 2017.

(10)	On November 28, 2018, Ms. Scott was appointed President, Global Brands of the Company. Ms. Scott had served as Brand President — Hollister from August 30, 2016 to November 28, 2018.

(11)

On October 1, 2018, Mr. Henchel began employment with the Company as Senior Vice President, General Counsel and Corporate Secretary. As a result, the table shows information for Mr. Henchel for Fiscal 2018 only.

(12)	Ms. Andersen left the Company effective November 30, 2018. Prior thereto, she served as Brand President — Abercrombie & Fitch/abercrombie kids since June 16, 2016.

(13)

Mr. Bostrom left the role of Senior Vice President, General Counsel and Secretary of the Company on September 30, 2018 and continued to serve as Senior Vice President and Special Counsel of the Company until January 22, 2019.

Grants of Plan-Based Awards

The following table sets forth information regarding cash and stock-based incentive awards granted to the NEOs during Fiscal 2018.

Fiscal 2018 Grants of Plan-Based Awards

		Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units		All Other Option/ SAR Awards: Number of Shares Underlying Options/ SARs(2)	Exercise or Base Price of Option/ SAR Awards	Grant Date Fair Value per Share of Stock Awards and Option/ SAR Awards	Grant Date Fair Value of Stock Awards and Option/ SAR Awards(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
Fran Horowitz	Fiscal 2018	$0	$1,950,000	$3,900,000
	3/27/2018				0	(4)	102,798	(4)	205,596	(4)					$27.50	$2,826,945
	3/27/2018										102,798	(5)			$21.67	$2,227,633
Scott Lipesky	Fiscal 2018	$0	$431,250	$862,500
	3/27/2018				0	(4)	15,897	(4)	31,794	(4)					$27.50	$437,168
	3/27/2018										15,897	(5)			$21.67	$344,488
Joanne C. Crevoiserat	Fiscal 2018	$0	$900,000	$1,800,000
	3/27/2018				0	(4)	46,630	(4)	93,260	(4)					$27.50	$1,282,325
	3/27/2018										46,630	(5)			$21.67	$1,010,472
Kristin Scott	Fiscal 2018	$0	$925,000	$1,850,000
	3/27/2018				0	(4)	42,391	(4)	84,782	(4)					$27.50	$1,165,753
	3/27/2018										42,391	(5)			$21.67	$918,613
Gregory J. Henchel	Fiscal 2018	$0	$330,000	$660,000
	11/19/2018										9,340	(6)			$14.15	$132,161
Stacia Andersen	Fiscal 2018	$0	$775,000	$1,550,000
	3/27/2018				0	(4)	32,853	(4)	65,706	(4)					$27.50	$903,458
	3/27/2018										32,853	(5)			$21.67	$711,925
Robert E. Bostrom	Fiscal 2018	$0	$372,000	$744,000
	3/27/2018				0	(4)	10,598	(4)	21,196	(4)					$27.50	$291,445
	3/27/2018										10,598	(5)			$21.67	$229,659

(1)

These columns show the potential cash payouts under the Company’s Short-Term Cash Incentive Plan for Fiscal 2018. These estimated future payments reflect the full annualized amounts. Refer to the discussion beginning at page 64 of this Proxy Statement for the performance metrics related to the Annual Incentive Compensation Program for Fiscal 2018. If threshold performance criteria were not satisfied, then the payouts for all associates, including the NEOs, would be zero.

(2)	There were no options or SARs granted in Fiscal 2018 to the Company’s NEOs.

(3)

Represents the grant date fair value of the RSU or PSA award, as appropriate, determined in accordance with GAAP. The grant date fair values for RSU and performance-based PSA awards are calculated using the closing price of the Company’s Common Stock on the grant date adjusted for anticipated dividend payments during the vesting period. The grant date fair values for market-based PSA awards are calculated using a Monte Carlo simulation.

(4)

Represents the threshold, target and maximum number of PSAs granted under the Company’s 2016 Associates LTIP, which could be earned depending upon the Company’s achievement against the three-year performance metrics of Relative TSR vs. the S&P Retail Select Industry Index and Average ROIC.

(5)	Represents RSUs granted in Fiscal 2018 under the Company’s 2016 Associates LTIP, that will vest in four equal installments, beginning in March 2019.

(6)	Represents RSUs granted in Fiscal 2018 under the Company’s 2016 Associates LTIP, that will vest in four equal installments, beginning in November 2019.

Offer Letter with Mr. Henchel

In connection with the commencement of his employment with the Company, Gregory J. Henchel entered into an offer letter (the “Henchel Offer Letter”) with the Company (which Mr. Henchel executed on September 3, 2018) which addresses compensation and benefits he is to receive as Senior Vice President, General Counsel of the Company. The Henchel Offer Letter provides that Mr. Henchel will receive an annual base salary of $550,000 (which will be reviewed in March 2020) and his target annual incentive opportunity under the Short-Term Cash Incentive Plan will be 60% of his base salary (his maximum annual incentive opportunity will be 120% of his base salary). Mr. Henchel’s annual incentive opportunity under the Short-Term Cash Incentive Plan for Fiscal 2018 was pro-rated based on his first day of employment with the Company.

As contemplated by the Henchel Offer Letter, Mr. Henchel received an inducement grant (the “Henchel Inducement Grant”) of 9,340 RSUs with an approximate grant date value of $150,000. Please see the “Fiscal 2018 Grants of Plan-Based Awards” table beginning on page 78 of this Proxy Statement for more information on the terms of the Henchel Inducement Grant. In addition, as part of the Fiscal 2019 annual grants by the Company (made on March 26, 2019), Mr. Henchel was to and did receive a grant of RSUs with an approximate grant date value of $500,000 (this grant will be further described in the Proxy Statement for the 2020 Annual Meeting of Stockholders of the Company).

Mr. Henchel is also entitled to participate in the Company’s benefit plans and receive limited perquisites consistent with those provided to other senior executives of the Company.

In consideration of (and as a condition of) the Henchel Offer Letter and the continued employment of Mr. Henchel, effective as of September 13, 2018, Mr. Henchel entered into an executive severance agreement with A&F Management, which is described under the caption “Potential Payments Upon Termination or Change of Control — Executive Severance Agreements” beginning on page 83 of this Proxy Statement.

Separation Agreement with Mr. Bostrom

On July 26, 2018, the Company reported that Robert E. Bostrom, the then Senior Vice President, General Counsel and Corporate Secretary of the Company, would be leaving that role on September 30, 2018 and would continue to serve as Senior Vice President and Special Counsel of the Company through March 31, 2019, or such earlier date after December 31, 2018 as Mr. Bostrom elected in writing — the date Mr. Bostrom elected was January 22, 2019 (the “Bostrom Separation Date”).

Under the terms of the Separation Agreement, entered into between A&F Management and Mr. Bostrom, effective as of July 25, 2018 (the “Bostrom Separation Agreement”), Mr. Bostrom continued to be compensated in his capacity as Senior Vice President, General Counsel and Secretary during the transition period through September 30, 2018 at his current base salary as of July 25, 2018 or an annualized rate of $620,000 (the “Bostrom Base Salary”). During the period beginning on October 1, 2018 and ending on the Bostrom Separation Date, Mr. Bostrom continued his employment with the Company on a part-time basis with a change in role to an advisor to the Company, and was compensated at an annualized rate of 50% of the Bostrom Base Salary. As of the Bostrom Separation Date, Mr. Bostrom’s employment with the Company ended and pursuant to the terms of the Bostrom Separation Agreement, Mr. Bostrom is entitled to receive the severance benefits contemplated by his Executive Agreement, as modified by the Bostrom Separation Agreement. Please see “COMPENSATION DISCUSSION AND ANALYSIS — Compensation and Benefits Structure — Bostrom Separation from Service” on page 72 of this Proxy Statement for a description of Mr. Bostrom’s severance benefits.

Outstanding Equity Awards

The following table sets forth information regarding the outstanding equity awards held by the NEOs at the end of Fiscal 2018.

Outstanding Equity Awards at Fiscal 2018 Year-End

	Option/SAR Awards						Stock Awards
Name	Option/ SAR Grant Date	Number of Shares Underlying Unexercised Options/SARs Exercisable	Number of Shares Underlying Unexercised Options/SARs Unexercisable		Option/ SAR Exercise Price	Option/ SAR Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested(11)
Fran Horowitz	12/3/2014	24,483	0		$28.81	12/3/2024
	3/24/2015	50,676	16,892	(1)	$22.46	3/24/2025
							3/24/2015				6,250	(3)	$133,563
							3/22/2016				28,307	(4)	$604,921
							3/21/2017				185,915	(6)	$3,973,004
							3/21/2017				131,235	(7)	$2,804,492
							3/21/2017				139,437	(8)	$2,979,769
							3/21/2017				174,978	(9)	$3,739,280
							3/27/2018				102,798	(10)	$2,196,793
							3/27/2018	102,798	(2)	$2,196,793
Scott Lipesky							10/11/2017				11,220	(8)	$239,771
							3/27/2018				15,897	(10)	$339,719
							3/27/2018	15,897	(2)	$339,719
Joanne C. Crevoiserat	5/29/2014	90,000	0		$37.14	5/29/2024
	3/24/2015	40,540	13,514	(1)	$22.46	3/24/2025
							3/24/2015				5,000	(3)	$106,850
							3/22/2016				14,963	(4)	$319,759
							3/21/2017				83,115	(6)	$1,776,168
							3/21/2017				98,426	(7)	$2,103,364
							3/21/2017				62,337	(8)	$1,332,142
							3/21/2017				131,234	(9)	$2,804,471
							3/27/2018				46,630	(10)	$996,483
							3/27/2018	46,630		$996,483
Kristin Scott							8/30/2016				17,328	(5)	$370,299
							3/21/2017				65,617	(6)	$1,402,235
							3/21/2017				49,213	(8)	$1,051,682
							3/27/2018				42,391	(9)	$905,896
							3/27/2018	42,391	(2)	$905,896
Gregory J. Henchel							11/19/2018	9,340	(2)	$199,596
Stacia Andersen							3/21/2017				40,063	(6)	$856,146
Robert E. Bostrom	1/6/2014	15,000	0		$32.59	4/23/2019
	3/24/2015	13,513	0		$22.46	4/23/2019
							3/21/2017				14,409	(6)	$307,920

(1)	Each of these SAR awards vests in four equal annual installments beginning on March 15, 2016, subject to the NEO’s continued employment with the Company.

(2)	Each of these RSU awards vests in four equal annual installments beginning on the first anniversary of the grant date, subject to the NEO’s continued employment with the Company.

(3)

Each of these RSU awards vests in four equal annual installments beginning on March 15, 2016, contingent upon the Company’s achievement of at least $1.00 of GAAP net income at the end of the fiscal year immediately preceding the date that the tranche vests. The NEO has the opportunity to earn back one or more installments of this award if the cumulative performance hurdles are met in a subsequent year, subject to the NEO’s continued employment with the Company.

(4)

Each of these RSU awards vests in four equal annual installments beginning on March 15, 2017, contingent upon the Company’s achievement of at least $1.00 of GAAP net income at the end of the fiscal year immediately preceding the date that the tranche vests. The NEO has the opportunity to earn back one or more installments of this award if the cumulative performance hurdles are met in a subsequent year, subject to the NEO’s continued employment with the Company.

(5)

Each of these RSU awards vests in four equal annual installments beginning on the first anniversary of the grant date, contingent upon the Company’s achievement of at least $1.00 of GAAP net income at the end of the fiscal year immediately preceding the date that the tranche vests. The NEO has the opportunity to earn back one or more installments of this award if the cumulative performance hurdles are met in a subsequent year, subject to the NEO’s continued employment with the Company.

(6)

The number shown assumes that the PSAs granted for the Fiscal 2017 to Fiscal 2019 performance period will be earned at the target number based on the Company achieving the target metrics for Relative TSR and Average ROIC.

(7)

Each of these Service-Vested Promotional RSU awards granted to Ms. Horowitz and Ms. Crevoiserat vested as to twenty-five percent of the Service-Vested Promotional RSUs on each of March 21, 2018 and March 21, 2019. The remaining fifty percent of the Service-Vested Promotional RSUs will vest on March 21, 2020, subject to the continued employment of Ms. Horowitz or Ms. Crevoiserat, as appropriate, on the applicable vesting date.

(8)

Each of these RSU awards vests in four equal annual installments beginning on the first anniversary of the grant date, contingent upon the Company’s achievement of positive EBIT at the end of the fiscal year immediately preceding the date that the tranche vests. The NEO has the opportunity to earn back one or more installments of this award if the cumulative performance hurdles are met in a subsequent year, subject to the NEO’s continued employment with the Company.

(9)

Each of these Performance-Based Promotional RSU awards granted to Ms. Horowitz and Ms. Crevoiserat will be earned depending on the level of achievement with respect to the performance goal based on cumulative comparable store sales for the three-fiscal-year performance period comprised of Fiscal 2017, Fiscal 2018 and Fiscal 2019, subject to the NEO’s continued employment with the Company.

(10)

The number shown assumes that the PSAs granted for the Fiscal 2018 to Fiscal 2020 performance period will be earned at the target number based on the Company achieving the target metrics for Relative TSR and Average ROIC. See the “Estimated Future Payouts under Equity Incentive Plan Awards” columns of the “Fiscal 2018 Grants of Plan-Based Awards” table on page 78 of this Proxy Statement for the threshold, target, and maximum numbers of PSAs that can be earned.

(11)

Market value represents the product of the closing price of a share of the Company’s Common Stock as of February  1, 2019 (the last business day of Fiscal 2018), which was $21.37, multiplied by the number of RSUs or PSAs.

Stock Options and Stock Appreciation Rights Exercised and Restricted Stock Units Vested and Performance Share Awards Earned

The following table provides information regarding the aggregate dollar value realized by the NEOs in connection with the vesting of RSUs during Fiscal 2018 and the earning of PSAs granted for the Fiscal 2016 to Fiscal 2018 performance period. No stock options or SARs were exercised by any of the NEOs during Fiscal 2018.

Fiscal 2018 Restricted Stock Units Vested and Performance Share Awards Earned

	Stock Awards
Name	Number of Shares Acquired on Vesting/ Being Earned(1)	Value Realized Upon Vesting/ Being Earned(2)
Fran Horowitz	142,319	$3,315,347
Scott Lipesky	3,739	$67,265
Joanne C. Crevoiserat	88,899	$2,169,433
Kristin Scott	63,189	$1,453,285
Gregory J. Henchel	0	N/A
Stacia Andersen	65,283	$1,647,625
Robert E. Bostrom	10,120	$250,798

(1)

Includes for each NEO the following: (a) for Ms. Horowitz – 136,658 shares of Common Stock underlying vested RSUs and 5,661 shares of Common Stock underlying earned PSAs; (b) for Mr. Lipesky — 3,739 shares of Common Stock underlying vested RSUs; (c) for Ms. Crevoiserat — 86,068 shares of Common Stock underlying vested RSUs and 2,831 shares of Common Stock underlying earned PSAs; (d) for Ms. Scott — 59,723 shares of Common Stock underlying vested RSUs and 3,466 shares of Common Stock underlying earned PSAs; (e) for Ms. Andersen — 61,858 shares of Common Stock underlying vested RSUs and 3,425 shares of Common Stock underlying earned PSAs; and (f) for Mr. Bostrom – 9,319 shares of Common Stock underlying vested RSUs and 801 shares of Common Stock underlying earned PSAs.

(2)

Value realized upon the vesting of RSU awards is calculated by multiplying the number of shares of the Company’s Common Stock underlying the vested portion of each RSU award by the closing price of a share of Common Stock on the vesting date. Value realized upon the earning of PSA awards is calculated by multiplying the number of shares of Common Stock underlying the earned portion of each PSA award by the closing price of a share of Common Stock on April 3, 2019, the date on which the Compensation and Organization Committee determined the level of performance achieved (and the number of PSAs earned) for the Fiscal 2016 to Fiscal 2018 performance period against the pre-established Average ROIC and Relative TSR goals.

Nonqualified Deferred Compensation

Nonqualified Savings and Supplemental Retirement Plan

The Company maintains the Nonqualified Savings and Supplemental Retirement Plan for associates, with participants generally at management levels and above, including the NEOs. The Nonqualified Savings and Supplemental Retirement Plan allows a participant to defer up to 75% of base salary each year and up to 75% of cash payouts to be received by the participant under the Company’s Short-Term Cash Incentive Plan. The Company will match the first 3% that the participant defers on a dollar-for-dollar basis. While additional benefits are available under the Nonqualified Savings and Supplemental Retirement Plan for individuals who commenced employment prior to January 1, 2014, none of the current NEOs is eligible to receive these additional benefits because each joined the Company after January 1, 2014.

The Nonqualified Savings and Supplemental Retirement Plan allows for a variable earnings rate on participant account balances as determined by the committee which administers the Nonqualified Savings and Supplemental Retirement Plan. The earnings rate for all account balances was fixed at 4% per annum for Fiscal 2018. Participants are 100% vested in their deferred contributions, and earnings on those contributions, at all times. Participants who most recently began participation prior to January 1, 2014 become vested in Company bi-weekly matching contributions and earnings on those matching contributions ratably over a five-year period from date of hire. Participants who most recently began participation on or after January 1, 2014 become vested in Company bi-weekly matching contributions and earnings on those matching contributions after five years of service (i.e., there is a five-year cliff vesting period). All of the NEOs began participation in the Nonqualified Savings and Supplemental Retirement Plan after January 1, 2014.

The following table provides information regarding the participation by the NEOs in the portion of the Nonqualified Savings and Supplemental Retirement Plan providing for participant deferral contributions and Company matching contributions, for Fiscal 2018.

Nonqualified Deferred Compensation for Fiscal 2018 — Executive Contributions and

Company Matching Contributions

Name	Executive Contributions in Fiscal 2018(1)	Company Contributions in Fiscal 2018(2)	Aggregate Earnings in Fiscal 2018(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance as of February 2, 2019(4)
Fran Horowitz	$38,423	$38,423	$10,584	$—	$310,261
Scott Lipesky	$23,250	$17,106	$1,150	$—	$50,428
Joanne C. Crevoiserat	$652,802	$55,494	$70,682	$—	$1,985,850
Kristin Scott	$50,990	$53,076	$5,474	$—	$173,310
Gregory J. Henchel	$—	$—	$—	$—	$—
Stacia Andersen	$41,182	$19,976	$5,277	$—	$159,003
Robert E. Bostrom	$—	$—	$6,400	$—	$163,509

(1)

The amounts shown in this column reflect the base salary and Short-Term Cash Incentive Plan payouts for Fiscal 2018 which were deferred by NEOs participating the Nonqualified Savings and Supplemental Retirement Plan in Fiscal 2018. All amounts in this column are included in the “Salary” and/or the “Non-Equity Incentive Plan Compensation” column totals for Fiscal 2018 reported in the “Fiscal 2018 Summary Compensation Table” beginning on page 76 of this Proxy Statement.

(2)

The amounts shown in this column reflect the aggregate Company contributions which accrued during Fiscal 2018 and were credited to the NEOs’ respective accounts in Fiscal 2018. These amounts are included in the “All Other Compensation” column totals for Fiscal 2018 reported in the “Fiscal 2018 Summary Compensation Table” beginning on page 76 of this Proxy Statement.

(3)

Nonqualified deferred compensation balances earn fixed rates of interest. The rate for all account balances was fixed at 4% per annum for Fiscal 2018. The portion of the Fiscal 2018 earnings with respect to amounts credited to the NEOs’ accounts under the Nonqualified Savings and Supplemental Retirement Plan as a result of their respective deferral contributions and Company matching contributions (which were made in Fiscal 2018 and prior fiscal years) which are above-market for purposes of the applicable SEC rules are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column totals for Fiscal 2018 reported in the “Fiscal 2018 Summary Compensation Table” beginning on page 76 of this Proxy Statement. These amounts are included as part of the aggregate earnings reported in the “Aggregate Earnings in Fiscal 2018” column in the table above for: (a) Ms. Horowitz – $1,455; (b) Mr. Lipesky – $158; (c) Ms. Crevoiserat – $9,719; (d) Ms. Scott – $753; (e) Mr. Henchel - $0; (f) Ms. Andersen – $726; and (g) Mr. Bostrom – $880.

(4)

These amounts are as of February 2, 2019 and do not take into account the amounts in the “Company Contributions in Fiscal 2018” column in the table above that were accrued during Fiscal 2018 but were credited to the NEOs’ respective accounts in Fiscal 2019. The following amounts are included in the balance as of February 2, 2019 and previously were reported as compensation to the NEOs in the Summary Compensation Tables for past fiscal years: (a) Ms. Horowitz – $147,396; (b) Mr. Lipesky – $21,768; (c) Ms. Crevoiserat – $186,728; (d) Ms. Scott – $84,146; (e) Mr. Henchel - $0; (f) Ms. Andersen – $76,961; and (g) Mr. Bostrom – $18,427.

Payouts under the Nonqualified Savings and Supplemental Retirement Plan are based on the participant’s election at the time of deferral and may be made in a single lump sum or in annual installments over a five-year or ten-year period. If there is no distribution election on file, the payment will be made in ten annual installments. Regardless of the election on file, if the participant terminates employment with the Company before retirement, dies or becomes disabled, the benefit will be paid in a single lump sum. However, if the participant dies while receiving annual installments, the beneficiary will continue to receive the remaining installment payments. The committee which administers the Nonqualified Savings and Supplemental Retirement Plan may permit hardship withdrawals from a participant’s account under the Nonqualified Savings and Supplemental Retirement Plan in accordance with defined guidelines including the IRS definition of an unforeseeable emergency.

Participants’ rights to receive their account balances from the Company are not secured or guaranteed. However, during the third quarter of Fiscal 2006, the Company established an irrevocable rabbi trust, the purpose of which is to be a source of funds to match respective funding obligations to participants in the Nonqualified Savings and Supplemental Retirement Plan and the Supplemental Executive Retirement Plan for the Company’s former Chief Executive Officer Michael S. Jeffries.

In the event of a change in control of the Company, the Company’s Board has the authority to terminate the Nonqualified Savings and Supplemental Retirement Plan and accelerate the payment of the aggregate balance of each participant’s account.

The Nonqualified Savings and Supplemental Retirement Plan is subject to requirements affecting deferred compensation under Section 409A of the Internal Revenue Code and is being administered in compliance with the applicable regulations under Section 409A.

Potential Payments Upon Termination or Change of Control

The following tables describe: (i) the approximate payments that would have been made to the current NEOs pursuant to agreements, plans or individual award agreements in effect on February 2, 2019, the last day of Fiscal 2018, in the event of the termination of employment of these NEOs under the circumstances described below, assuming such termination took place on February 2, 2019; (ii) the approximate payments that have been and will be made to Stacia Andersen as a result of her separation from service as an associate of the Company; and (iii) the approximate payments that have been and will be made to Robert E. Bostrom as a result of his separation from service as an associate of the Company. The table captioned “Outstanding Equity Awards at Fiscal 2018 Year-End” beginning on page 80 of this Proxy Statement contains more information regarding the vested SARs held by the NEOs as of the end of Fiscal 2018.

Executive Severance Agreements

On May 10, 2017, A&F Management executed and entered into executive severance agreements with a number of the Company’s executive officers, including Fran Horowitz, Joanne C. Crevoiserat, Kristin Scott,

Stacia Andersen and Robert E. Bostrom (the “May 2017 Agreements”). In anticipation of his rejoining the Company, effective as of September 7, 2017, A&F Management executed and entered into an executive severance agreement with Scott Lipesky (the “Lipesky Agreement”). In anticipation of his joining the Company, effective as of September 13, 2018, A&F Management executed and entered into an executive severance agreement with Gregory J. Henchel (the “Henchel Agreement” and, collectively with the May 2017 Agreements and the Lipesky Agreement, the “Executive Agreements”).

The Executive Agreements have an intial two-year term, followed by automatic renewal on an annual basis, unless otherwise determined by the Company or the NEO by providing notice to the contrary at least 90 days prior to the date on which the additional term would have automatically begun. However, if a change of control (as defined in the Executive Agreements) occurs during the original term or an additional term, the term of the Executive Agreements will extend until the later of the expiration of the original term or the additional term, as applicable, or the 18-month anniversary of such change in control.

The Executive Agreements impose various restrictive covenants on the NEOs, including non-competition, non-solicitation, non-disparagement and confidentiality covenants. The non-competition covenant prohibits the NEOs from engaging in certain activities with identified competitors of the Company during their employment and for a period of 12 months after the termination of their employment. The non-solicitation covenant prohibits the NEOs from engaging in certain solicitation activities during their employment and for a period of 24 months after the termination of their employment.

The discussion of the terms of the Executive Agreements which follows does not include Ms. Andersen or Mr. Bostrom. The consequences of Ms. Andersen’s separation from service as an associate of the Company are discussed separately under the section captioned “Andersen Separation from Service” within “COMPENSATION DISCUSSION AND ANALYSIS — Compensation and Benefits Structure” on page 71 of this Proxy Statement. The consequences of Mr. Bostrom’s separation from service as an associate of the Company are discussed separately under the section captioned “Bostrom Separation from Service” within “COMPENSATION DISCUSSION AND ANALYSIS — Compensation and Benefits Structure” on page 72 of this Proxy Statement.

If the employment of an NEO terminates during the term of the NEO’s Executive Agreement, the Company will, in all cases, pay to the NEO all accrued but unpaid compensation earned by the NEO through the date of the NEO’s termination.

If the employment of an NEO is terminated by the Company without “cause” (as defined in the Executive Agreements) or by the NEO for “good reason” (as defined in the Executive Agreements) during the term (other than during the three months prior to, or the 18 months following, a change of control of the Company) and the NEO executes a release of claims acceptable to the Company:

•	the Company will continue to pay the NEO’s base salary in bi-weekly installments for 18 months following the termination date;

•

the Company will pay the NEO, at the time specified in the NEO’s Executive Agreement, a pro-rated portion of the NEO’s bonus under the short-term cash bonus plan of the Company in which the NEO would have been eligible to participate in the year of the NEO’s termination date, based on actual performance during the applicable bonus period and the number of days in such bonus period that would have elapsed prior to the termination date;

•

the Company will reimburse the NEO during the 18 months following the termination date for 100% of the monthly premium costs of continuation coverage under COBRA, subject to the NEO’s election of such coverage and satisfaction of the additional eligibility requirements set forth in the NEO’s Executive Agreement; and

•	the outstanding equity awards held by the NEO will vest (if at all) in accordance with the terms of the NEO’s award agreements.

If the employment of an NEO is terminated by the Company without cause (other than as a result of the NEO’s death or disability) or by the NEO for good reason during the three months prior to, or the 18 months following, a change of control of the Company and the NEO executes a release of claims acceptable to the Company:

•	in the case of Ms. Horowitz and Ms. Crevoiserat, the Company will continue to pay their respective base salaries in bi-weekly installments for 18 months following the termination date;

•

in the case of Mr. Lipesky, Ms. Scott, and Mr. Henchel, the Company will pay them, at the time specified in their respective Executive Agreements, a lump-sum amount equal to 18 months of their respective base salaries;

•

the Company will pay the NEO, at the time specified in the NEO’s Executive Agreement, a lump-sum payment in an amount equal to 1.5 times the NEO’s target bonus opportunity under the Company’s short-term cash bonus plan in which the NEO would have been entitled to participate in respect of the Company’s fiscal year in which the termination date occurred;

•

the Company will reimburse the NEO during the 18 months following the termination date for 100% of the monthly premium costs of continuation coverage under COBRA, subject to the NEO’s election of such coverage and satisfaction of the additional eligibility requirements set forth in the NEO’s Executive Agreement; and

•	the outstanding equity awards held by the NEO will vest (if at all) in accordance with the terms of the NEO’s award agreements.

In the case of Ms. Horowitz and Ms. Crevoiserat, these change of control benefits will be provided in lieu of the amounts payable under their respective offer letters with respect to a “Change of Control.”

If the employment of an NEO is terminated by reason of the NEO’s disability, the NEO will be entitled to receive any benefits available under the Company’s long-term disability plan (if any). If the employment of an NEO is terminated by the Company for cause, by the NEO without good reason or by reason of the NEO’s death or disability, the outstanding equity awards held by the NEO would vest (if at all) in accordance with the terms of the NEO’s award agreements.

Promotional RSUs

If either Ms. Horowitz or Ms. Crevoiserat resigns or her employment is terminated by the Company for cause, the unvested portions of all of her Promotional RSUs will be forfeited. If the employment of either Ms. Horowitz or Ms. Crevoiserat is terminated by the Company without cause, her Performance-Based Promotional RSUs will be forfeited, and her Service-Based Promotional RSUs will vest pro-rata for time served, but with consideration for the back-loaded vesting schedule. By way of explanation, if the employment of either Ms. Horowitz or Ms. Crevoiserat had been terminated without cause six months after the grant date of the Promotional RSUs, 12.5% of the Service-Based Promotional RSUs originally granted to the affected individual would have vested (half of the first tranche). If either Ms. Horowitz or Ms. Crevoiserat were to be terminated eighteen months after the grant date, 37.5% would vest (all of the first tranche and half of the second tranche); or thirty months after the grant date, 75% would vest (all of the first two tranches and half of the third tranche).

If the Company undergoes a change in control (as that term is defined in the 2016 Associates LTIP), a double trigger involving an involuntary termination of her employment is required for accelerated vesting of the Promotional RSUs held by each of Ms. Horowitz and Ms. Crevoiserat. In such event, (i) vesting of the Service-Based Promotional RSUs will be accelerated at the level associated with the next tranche due to vest and (ii) the applicable performance conditions will be waived for the Performance-Based Promotional RSUs and vesting will be accelerated such that the portion of Performance-Based Promotional RSUs vested will be equal to the portion of Service-Based Promotional RSUs vested. By way of explanation, if a change in control were to occur between the first anniversary and the second anniversary of the grant date of the Promotional RSUs and the employment of either Ms. Horowitz or Ms. Crevoiserat were to be involuntarily terminated at that time, (i) the next 25% of the Service-Based Promotional RSUs originally granted to the affected individual would vest and (ii) a total of 50% of the Performance-Based Promotional RSUs originally granted to the affected individual would vest.

Other Arrangements

If the employment of an NEO is terminated by reason of the NEO’s disability, the NEO will be entitled to receive any benefits available under the Company’s long-term disability plan (if any). If the employment of an NEO is terminated by the Company for cause, by the NEO without good reason or by reason of the NEO’s death or disability, the outstanding equity awards held by the NEO will vest (if at all) in accordance with the terms of the NEO’s award agreements. Our typical treatment of unvested equity awards upon various termination scenarios is captured in the table below (although individual equity awards may be subject to different treatment under their respective award agreements):

Award Type	Voluntary Termination	Involuntary Termination (Without Cause)	Death/Disability	For Good Reason	Change of Control (Double-Trigger)
PSAs	Forfeited	Pro-Rated	Accelerated	Forfeited	Pro-Rated
RSUs	Forfeited	Forfeited	Accelerated	Forfeited	Accelerated
Options/ SARs	Forfeited	Forfeited	Accelerated	Forfeited	Accelerated

Each NEO will receive the value of the NEO’s accrued benefits under the Company’s 401(k) Plan and the Company’s Nonqualified Savings and Supplemental Retirement Plan in the event of any termination of employment (e.g., death, disability, termination by the Company with or without cause or voluntary termination by the NEO).

In the case of a “double-trigger” event, defined as an involuntary termination of employment without cause, within three months prior to or 18 months after a change of control (excluding voluntary resignation, retirement and termination due to death or disability), in addition to the benefits under the plans mentioned in the preceding paragraph, the vesting of outstanding SARs and RSUs held by the NEO would accelerate. In addition, outstanding PSAs with respect to which more than 50% of the performance period has elapsed as of the date of the change of control would be paid, on a pro-rated basis, based on the performance achieved through a date occurring within three months of the change of control, as determined by our Compensation and Organization Committee prior to the change of control. Outstanding PSAs with respect to which less than 50% of the performance period has elapsed as of the date of the change of control would be paid, on a pro-rated basis, at the target level of achievement.

Fran Horowitz

Normal Course of Business	Cash Severance(3)	Benefits Continuation(5)	Equity Value		Retirement Plan Value(10)	Total
Voluntary Termination	$—	$—	$—		$297,072	$297,072
Death(1)	$—	$—	$18,628,615	(6)	$452,202	$19,080,817
Not for Cause	$4,028,700	$42,463	$4,206,383	(7)	$297,072	$8,574,618
Good Reason	$4,028,700	$42,463	$817,014	(8)	$297,072	$5,185,249
Disability(2)	$—	$—	$18,628,615	(6)	$452,202	$19,080,817

Double-Trigger Change of Control	Cash Severance(4)	Benefits Continuation(5)	Equity Value(9)		Retirement Plan Value(10)	Total
	$4,875,000	$42,463	$12,567,865		$452,202	$17,937,530

(1)

Although not shown in the above table, Ms. Horowitz also participates in the Company’s life insurance plan which is generally available to all salaried associates. The plan pays out a multiple of base salary up to a maximum of $2,000,000. Under the provisions of the life insurance plan, if Ms. Horowitz passed away, her beneficiaries would receive $2,000,000. In addition, the Company maintains an accidental death and dismemberment plan for all salaried associates. If Ms. Horowitz’s death were accidental as defined by the plan, her beneficiaries would receive an additional $2,000,000.

(2)

Although not shown in the above table, Ms. Horowitz also participates in the Company’s Long-Term Disability Plan, which is generally available to all full-time associates, and the Executive Long-Term Disability Plan, which is generally available to all salaried associates whose annual base salary is more than $200,000. The Company’s Long-Term Disability Plan and the Executive Long-Term Disability Plan would together pay an annual benefit of $330,000 for the duration of the disability period.

(3)

Under her Executive Agreement, if the employment of Ms. Horowitz is terminated by the Company without cause or by Ms. Horowitz for good reason, subject to Ms. Horowitz executing a Release, the Company would be required to continue her base salary for a period of 18 months. The Company would also be required to pay Ms. Horowitz a pro-rated portion of her annual cash incentive opportunity under the Short-Term Cash Incentive Plan, based on actual performance in the year of termination, subject to the discretion of our Compensation and Organization Committee.

(4)

Under her Executive Agreement, if the employment of Ms. Horowitz is terminated by the Company without cause or by Ms. Horowitz for good reason, during the three months prior to, or the 18 months following, a change of control, subject to Ms. Horowitz executing a Release, the Company would be required to continue Ms. Horowitz’s base salary for a period of 18 months. The Company would also be required to pay Ms. Horowitz a lump-sum payment equal to 1.5 times Ms. Horowitz’s target annual cash incentive opportunity under the Short-Term Cash Incentive Plan.

(5)

Under her Executive Agreement, the Company would be required to continue Ms. Horowitz’s medical, dental and other associate welfare benefits for a time period of 18 months, subject to her election of such coverage and the additional eligibility requirements set forth in her Executive Agreement.

(6)

The value of Ms. Horowitz’s equity holdings is calculated as $18,628,615 and relates to unvested RSUs, unearned PSAs and unvested SARs at February 2, 2019. This $18,628,615 is the sum of: (a) the number of unvested RSUs (other than the Promotional RSUs) multiplied by $21.37 (the market price of the Company’s Common Stock as of February 1, 2019 (the last business day of Fiscal 2018)) plus (b) the number of unearned target PSAs multiplied by $21.37 (the market price of the Company’s Common Stock as of February 1, 2019 (the last business day of Fiscal 2018)) plus (c) the number of unvested Service-Vested Promotional RSUs multiplied by $21.37 (the market price of the Company’s Common Stock as of February 1, 2019 (the last business day of Fiscal 2018)) plus (d) the number of unearned target Performance-Based Promotional RSUs multiplied by $21.37 (the market price of the Company’s Common Stock as of February 1, 2019 (the last business day of Fiscal 2018)) plus (e) the in-the-money value of the unvested SARs on February 1, 2019 (the last business day of Fiscal 2018). None of the vested SARs at the end of Fiscal 2018 were in the money.

(7)

The value of Ms. Horowitz’s equity holdings is calculated as $4,206,383 and relates to unearned PSAs and unvested Service-Vested Promotional RSUs at February 2, 2019. This $4,206,383 is the sum of: (a) the number of pro-rated unearned target PSAs multiplied by $21.37 (the market price of the Company’s Common Stock as of February 1, 2019 (the last business day of Fiscal 2018)) plus (b) the number of unvested Service-Vested Promotional RSUs in the next vesting tranche multiplied by $21.37 (the market price of the Company’s Common Stock as of February 1, 2019 (the last business day of Fiscal 2018)).

(8)

The value of Ms. Horowitz’s equity holdings is calculated as $817,014 and relates to unvested Service-Vested Promotional RSUs at February 2, 2019. This $817,014 is the product of the number of unvested Service-Vested Promotional RSUs in the next vesting tranche multiplied by a fraction where the numerator is the number of days that have elapsed since the most recent vesting date and the denominator is 365 multiplied by $21.37 (the market price of the Company’s Common Stock as of February 1, 2019 (the last business day of Fiscal 2018)).

(9)

The value of Ms. Horowitz’s equity holdings is calculated as $12,567,865 and relates to unvested RSUs, unearned PSAs and unvested SARs at February 2, 2019. This $12,567,865 is the sum of: (a) the number of unvested RSUs (other than Promotional RSUs) multiplied by $21.37 (the market price of the Company’s Common Stock as of February 1, 2019 (the last business day of Fiscal 2018)) plus (b) the number of pro-rated unearned target PSAs multiplied by $21.37 (the market price of the Company’s Common Stock as of February 1, 2019 (the last business day of Fiscal 2018)) plus (c) the number of pro-rated unvested Service-Vested Promotional RSUs multiplied by $21.37 (the market price of the Company’s Common Stock as of February 1, 2019 (the last business day of Fiscal 2018)) plus (d) the number of pro-rated unearned target Performance-Based Promotional RSUs multiplied by $21.37 (the market price of the Company’s Common Stock as of February 1, 2019 (the last business day of Fiscal 2018)) plus (e) the in-the-money value of the unvested SARs on February 1, 2019 (the last business day of Fiscal 2018). None of the vested SARs at the end of Fiscal 2018 were in the money. The value shown in the above table assumes that all unvested RSUs (other than Promotional RSUs) vest in connection with a change of control.

(10)	Represents the present value of the vested accumulated retirement benefits under the Company’s 401(k) Plan and the Company’s Nonqualified Savings and Supplemental Retirement Plan.

Scott Lipesky

Normal Course of Business	Cash Severance(3)	Benefits Continuation(5)	Equity Value		Retirement Plan Value(9)	Total
Voluntary Termination	$—	$—	$—		$109,764	$109,764
Death(1)	$—	$—	$919,209	(6)	$109,764	$1,028,973
Not for Cause	$1,322,213	$26,902	$113,239	(7)	$109,764	$1,572,118
Good Reason	$1,322,213	$26,902	$—		$109,764	$1,458,879
Disability(2)	$—	$—	$919,209	(6)	$109,764	$1,028,973

Double-Trigger Change of Control	Cash Severance(4)	Benefits Continuation(5)	Equity Value(8)		Retirement Plan Value(9)	Total
	$1,509,375	$26,902	$692,730		$109,764	$2,338,771

(1)

Although not shown in the above table, Mr. Lipesky also participates in the Company’s life insurance plan which is generally available to all salaried associates. The plan pays out a multiple of base salary up to a maximum of $2,000,000. Under the provisions of the life insurance plan, if Mr. Lipesky passed away, his beneficiaries would receive $2,000,000. In addition, the Company maintains an accidental death and dismemberment plan for all salaried associates. If Mr. Lipesky’s death were accidental as defined by the plan, his beneficiaries would receive an additional $2,000,000.

(2)

Although not shown in the above table, Mr. Lipesky also participates in the Company’s Long-Term Disability Plan, which is generally available to all full-time associates. The Company’s Long-Term Disability Plan would pay a maximum annual benefit of $240,000 for the duration of the disability period.

(3)

Under his Executive Agreement, if the employment of Mr. Lipesky is terminated by the Company without cause or by Mr. Lipesky for good reason, subject to Mr. Lipesky executing a Release, the Company would be required to continue his base salary for a period of 18 months. The Company would also be required to pay Mr. Lipesky a pro-rated portion of his annual cash incentive opportunity under the Short-Term Cash Incentive Plan based on actual performance in the year of termination, subject to the discretion of our Compensation and Organization Committee.

(4)

Under his Executive Agreement, if the employment of Mr. Lipesky is terminated by the Company without cause or by Mr. Lipesky for good reason, during the three months prior to, or the 18 months following, a change of control, subject to Mr. Lipesky executing a Release, the Company would be required to pay Mr. Lipesky a lump-sum payment equal to 18 months of his base salary. The Company would also be required to pay Mr. Lipesky a lump-sum payment equal to 1.5 times Mr. Lipesky’s target annual cash incentive opportunity under the Short-Term Cash Incentive Plan.

(5)

Under his Executive Agreement, the Company would be required to continue Mr. Lipesky’s medical, dental and other associate welfare benefits for a time period of 18 months, subject to his election of such coverage and the additional requirements set forth in his Executive Agreement.

(6)

The value of Mr. Lipesky’s equity holdings is calculated as $919,209 and relates to unvested RSUs and unearned PSAs at February 2, 2019. This $919,209 is the sum of: (a) the number of unvested RSUs multiplied by $21.37 (the market price of the Company’s Common Stock as of February 1, 2019 (the last business day of Fiscal 2018)) plus (b) the number of unearned target PSAs multiplied by $21.37 (the market price of the Company’s Common Stock as of February 1, 2019 (the last business day of Fiscal 2018)).

(7)

The value of Mr. Lipesky’s equity holdings is calculated as $113,239 and relates to unearned PSAs at February 2, 2019. This $113,239 is the sum of the number of pro-rated unearned target PSAs multiplied by $21.37 (the market price of the Company’s Common Stock as of February 1, 2019 (the last business day of Fiscal 2018)).

(8)

The value of Mr. Lipesky’s equity holdings is calculated as $692,730 and relates to unvested RSUs and unearned PSAs at February 2, 2019. This $692,730 is the sum of: (a) the number of unvested RSUs multiplied by $21.37 (the market price of the Company’s Common Stock as of February 1, 2019 (the last business day of Fiscal 2018)) plus (b) the number of pro-rated unearned target PSAs multiplied by $21.37 (the market price of the Company’s Common Stock as of February 1, 2019 (the last business day of Fiscal 2018)).

(9)	Represents the present value of the vested accumulated retirement benefits under the Company’s 401(k) Plan and the Company’s Nonqualified Savings and Supplemental Retirement Plan.

Joanne C. Crevoiserat

Normal Course of Business	Cash Severance(3)	Benefits Continuation(5)	Equity Value		Retirement Plan Value(10)	Total
Voluntary Termination	$—	$—	$—		$1,993,735	$1,993,735
Death(1)	$—	$—	$10,435,720	(6)	$2,167,983	$12,603,703
Not for Cause	$2,309,400	$42,465	$2,132,806	(7)	$1,993,735	$6,478,406
Good Reason	$2,309,400	$42,465	$612,765	(8)	$1,993,735	$4,958,365
Disability(2)	$—	$—	$10,435,720	(6)	$2,167,983	$12,603,703

Double-Trigger Change of Control	Cash Severance(4)	Benefits Continuation(5)	Equity Value(9)		Retirement Plan Value(10)	Total
	$2,700,000	$42,465	$6,725,425		$2,167,983	$11,635,873

(1)

Although not shown in the above table, Ms. Crevoiserat also participates in the Company’s life insurance plan which is generally available to all salaried associates. The plan pays out a multiple of base salary up to a maximum of $2,000,000. Under the provisions of the life insurance plan, if Ms. Crevoiserat passed away, her beneficiaries would receive $2,000,000. In addition, the Company maintains an accidental death and dismemberment plan for all salaried associates. If Ms. Crevoiserat’s death were accidental as defined by the plan, her beneficiaries would receive an additional $2,000,000.

(2)

Although not shown in the above table, Ms. Crevoiserat also participates in the Company’s Long-Term Disability Plan, which is generally available to all full-time associates, and the Executive Long-Term Disability Plan, which is generally available to all salaried associates whose annual base salary is more than $200,000. The Company’s Long-Term Disability Plan and the Executive Long-Term Disability Plan would together pay an annual benefit of $330,000 for the duration of the disability period.

(3)

Under her Executive Agreement, if the employment of Ms. Crevoiserat is terminated by the Company without cause or by Ms. Crevoiserat for good reason, subject to Ms. Crevoiserat executing a Release, the Company would be required to continue her base salary for a period of 18 months. The Company would also be required to pay Ms. Crevoiserat a pro-rated portion of her annual cash incentive opportunity under the Short-Term Cash Incentive Plan based on actual performance in the year of termination, subject to the discretion of our Compensation and Organization Committee.

(4)

Under her Executive Agreement, if the employment of Ms. Crevoiserat is terminated by the Company without cause or by Ms. Crevoiserat for good reason, during the three months prior to, or the 18 months following, a change of control, subject to Ms. Crevoiserat executing a Release, the Company would be required to continue Ms. Crevoiserat’s base salary for a period of 18 months. The Company would also be required to pay Ms. Crevoiserat a lump-sum payment equal to 1.5 times Ms. Crevoiserat’s target annual cash incentive opportunity under the Short-Term Cash Incentive Plan.

(5)

Under her Executive Agreement, the Company would be required to continue Ms. Crevoiserat’s medical, dental and other associate welfare benefits for a time period of 18 months, subject to her election of such coverage and the additional requirements set forth in her Executive Agreement.

(6)

The value of Ms. Crevoiserat’s equity holdings is calculated as $10,435,720 and relates to unvested RSUs, unearned PSAs and unvested SARs at February 2, 2019. This $10,435,720 is the sum of: (a) the number of unvested RSUs (other than the Promotional RSUs) multiplied by $21.37 (the market price of the Company’s Common Stock as of February 1, 2019 (the last business day of Fiscal 2018)) plus (b) the number of unearned target PSAs multiplied by $21.37 (the market price of the Company’s Common Stock as of February 1, 2019 (the last business day of Fiscal 2018)) plus (c) the number of unvested Service-Vested Promotional RSUs multiplied by $21.37 (the market price of the Company’s Common Stock as of February 1, 2019 (the last business day of Fiscal 2018)) plus (d) the number of unearned target Performance-Based Promotional RSUs multiplied by $21.37 (the market price of the Company’s Common Stock as of February 1, 2019 (the last business day of Fiscal 2018)) plus (e) the in-the-money value of the unvested SARs on February 1, 2019 (the last business day of Fiscal 2018). None of the vested SARs at the end of Fiscal 2018 were in the money.

(7)

The value of Ms. Crevoiserat’s equity holdings is calculated as $2,132,806 and relates to unearned PSAs and unvested Service-Vested Promotional RSUs at February 2, 2019. This $2,132,806 is the sum of: (a) the number of pro-rated unearned target PSAs multiplied by $21.37 (the market price of the Company’s Common Stock as of February 1, 2019 (the last business day of Fiscal 2018)) plus (b) the number of unvested Service-Vested Promotional RSUs in the next vesting tranche multiplied by $21.37 (the market price of the Company’s Common Stock as of February 1, 2019 (the last business day of Fiscal 2018)).

(8)

The value of Ms. Crevoiserat’s equity holdings is calculated as $612,765 and relates to unvested Service-Vested Promotional RSUs at February 2, 2019. This $612,765 is the product of the number of unvested Service-Vested Promotional RSUs in the next vesting tranche multiplied by a fraction where the numerator is the number of days that have elapsed since the most recent vesting date and the denominator is 365 multiplied by $21.37 (the market price of the Company’s Common Stock as of February 1, 2019 (the last business day of Fiscal 2018)).

(9)

The value of Ms. Crevoiserat’s equity holdings is calculated as $6,725,425 and relates to unvested RSUs, unearned PSAs and unvested SARs at February 2, 2019. This $6,725,425 is the sum of: (a) the number of unvested RSUs (other than Promotional RSUs) multiplied by

$21.37 (the market price of the Company’s Common Stock as of February 1, 2019 (the last business day of Fiscal 2018)) plus (b) the number of pro-rated unearned target PSAs multiplied by $21.37 (the market price of the Company’s Common Stock as of February 1, 2019 (the last business day of Fiscal 2018)) plus (c) the number of pro-rated unvested Service-Vested Promotional RSUs multiplied by $21.37 (the market price of the Company’s Common Stock as of February 1, 2019 (the last business day of Fiscal 2018)) plus (d) the number of pro-rated unearned target Performance-Based Promotional RSUs multiplied by $21.37 (the market price of the Company’s Common Stock as of February 1, 2019 (the last business day of Fiscal 2018)) plus (e) the in-the-money value of the unvested SARs on February 1, 2019 (the last business day of Fiscal 2018). None of the vested SARs at the end of Fiscal 2018 were in the money. The value shown in the above table assumes that all unvested RSUs (other than Promotional RSUs) vest in connection with a change of control.

(10)	Represents the present value of the vested accumulated retirement benefits under the Company’s 401(k) Plan and the Company’s Nonqualified Savings and Supplemental Retirement Plan.

Kristin Scott

Normal Course of Business	Cash Severance(3)	Benefits Continuation(5)	Equity Value		Retirement Plan Value(9)	Total
Voluntary Termination	$—	$—	$—		$129,710	$129,710
Death(1)	$—	$—	$4,636,008	(6)	$216,365	$4,852,373
Not for Cause	$2,348,031	$35,089	$1,239,763	(7)	$129,710	$3,752,593
Good Reason	$2,348,031	$35,089	$—		$129,710	$2,512,830
Disability(2)	$—	$—	$4,636,008	(6)	$216,365	$4,852,373

Double-Trigger Change of Control	Cash Severance(4)	Benefits Continuation(5)	Equity Value(8)		Retirement Plan Value(9)	Total
	$2,775,000	$35,089	$3,564,666		$216,365	$6,591,120

(1)

Although not shown in the above table, Ms. Scott also participates in the Company’s life insurance plan which is generally available to all salaried associates. The plan pays out a multiple of base salary up to a maximum of $2,000,000. Under the provisions of the life insurance plan, if Ms. Scott passed away, her beneficiaries would receive $2,000,000. In addition, the Company maintains an accidental death and dismemberment plan for all salaried associates. If Ms. Scott’s death were accidental as defined by the plan, her beneficiaries would receive an additional $2,000,000.

(2)

Although not shown in the above table, Ms. Scott also participates in the Company’s Long-Term Disability Plan, which is generally available to all full-time associates, and the Executive Long-Term Disability Plan, which is generally available to all salaried associates whose annual base salary is more than $200,000. The Company’s Long-Term Disability Plan and the Executive Long-Term Disability Plan would together pay an annual benefit of $330,000 for the duration of the disability period.

(3)

Under her Executive Agreement, if the employment of Ms. Scott is terminated by the Company without cause or by Ms. Scott for good reason, subject to Ms. Scott executing a Release, the Company would be required to continue her base salary for a period of 18 months. The Company would also be required to pay Ms. Scott a pro-rated portion of her annual cash incentive opportunity under the Short-Term Cash Incentive Plan based on actual performance in the year of termination, subject to the discretion of our Compensation and Organization Committee.

(4)

Under her Executive Agreement, if the employment of Ms. Scott is terminated by the Company without cause or by Ms. Scott for good reason, during the three months prior to, or the 18 months following, a change of control, subject to Ms. Scott executing a Release, the Company would be required to pay Ms. Scott a lump-sum payment equal to 18 months of her base salary. The Company would also be required to pay Ms. Scott a lump-sum payment equal to 1.5 times Ms. Scott’s target annual cash incentive opportunity under the Short-Term Cash Incentive Plan.

(5)

Under her Executive Agreement, the Company would be required to continue Ms. Scott’s medical, dental and other associate welfare benefits for a time period of 18 months, subject to her election of such coverage and the additional requirements set forth in her Executive Agreement.

(6)

The value of Ms. Scott’s equity holdings is calculated as $4,636,008 and relates to unvested RSUs and unearned PSAs at February 2, 2019. This $4,636,008 is the sum of: (a) the number of unvested RSUs multiplied by $21.37 (the market price of the Company’s Common Stock as of February 1, 2019 (the last business day of Fiscal 2018)) plus (b) the number of unearned target PSAs multiplied by $21.37 (the market price of the Company’s Common Stock as of February 1, 2019 (the last business day of Fiscal 2018)).

(7)

The value of Ms. Scott’s equity holdings is calculated as $1,239,763 and relates to unearned PSAs at February 2, 2019. This $1,239,763 is the sum of the number of pro-rated unearned target PSAs multiplied by $21.37 (the market price of the Company’s Common Stock as of February 1, 2019 (the last business day of Fiscal 2018)).

(8)

The value of Ms. Scott’s equity holdings is calculated as $3,564,666 and relates to unvested RSUs and unearned PSAs at February 2, 2019. This $3,564,666 is the sum of: (a) the number of unvested RSUs multiplied by $21.37 (the market price of the Company’s Common Stock as of February 1, 2019 (the last business day of Fiscal 2018)) plus (b) the number of pro-rated unearned target PSAs multiplied by $21.37 (the market price of the Company’s Common Stock as of February 1, 2019 (the last business day of Fiscal 2018)).

(9)	Represents the present value of the vested accumulated retirement benefits under the Company’s 401(k) Plan and the Company’s Nonqualified Savings and Supplemental Retirement Plan.

Gregory J. Henchel

Normal Course of Business	Cash Severance(3)	Benefits Continuation(5)	Equity Value(6)	Retirement Plan Value(7)	Total
Voluntary Termination	$—	$—	$—	$—	$—
Death(1)	$—	$—	$199,596	$—	$199,596
Not for Cause	$946,770	$15,478	$—	$—	$962,248
Good Reason	$946,770	$15,478	$—	$—	$962,248
Disability(2)	$—	$—	$199,596	$—	$199,596

Double-Trigger Change of Control	Cash Severance(4)	Benefits Continuation(5)	Equity Value(6)	Retirement Plan Value(7)	Total
	$1,320,000	$15,478	$199,596	$—	$1,535,074

(1)

Although not shown in the above table, Mr. Henchel also participates in the Company’s life insurance plan which is generally available to all salaried associates. The plan pays out a multiple of base salary up to a maximum of $2,000,000. Under the provisions of the life insurance plan, if Mr. Henchel passed away, his beneficiaries would receive $2,000,000. In addition, the Company maintains an accidental death and dismemberment plan for all salaried associates. If Mr. Henchel’s death were accidental as defined by the plan, his beneficiaries would receive an additional $2,000,000.

(2)

Although not shown in the above table, Mr. Henchel also participates in the Company’s Long-Term Disability Plan, which is generally available to all full-time associates. The Company’s Long-Term Disability Plan would pay a maximum annual benefit of $240,000 for the duration of the disability period.

(3)

Under his Executive Agreement, if the employment of Mr. Henchel is terminated by the Company without cause or by Mr. Henchel for good reason, subject to Mr. Henchel executing a Release, the Company would be required to continue his base salary for a period of 18 months. The Company would also be required to pay Mr. Henchel a pro-rated portion of his annual cash incentive opportunity under the Short-Term Cash Incentive Plan based on actual performance in the year of termination, subject to the discretion of our Compensation and Organization Committee.

(4)

Under his Executive Agreement, if the employment of Mr. Henchel is terminated by the Company without cause or by Mr. Henchel for good reason, during the three months prior to, or the 18 months following, a change of control, subject to Mr. Henchel executing a Release, the Company would be required to pay Mr. Henchel a lump-sum payment in an amount equal to 18 months of his base salary. The Company would also be required to pay Mr. Henchel a lump-sum payment equal to 1.5 times Mr. Henchel’s target annual cash incentive opportunity under the Short-Term Cash Incentive Plan.

(5)

Under his Executive Agreement, the Company would be required to continue Mr. Henchel’s medical, dental, and other associate welfare benefits for a time period of 18 months, subject to his election of such coverage and the additional eligibility requirements set forth in his Executive Agreement.

(6)

The value of Mr. Henchel’s equity holdings is calculated as $199,596 and relates to unvested RSUs at February 2, 2019. This $199,596 is the sum of the number of unvested RSUs multiplied by $21.37 (the market price of the Company’s Common Stock as of February 1, 2019 (the last business day of Fiscal 2018)).

(7)	Represents the present value of the vested accumulated retirement benefit under the Company’s 401(k) Plan and the Company’s Nonqualified Savings and Supplemental Retirement Plan.

Stacia Andersen

	Cash Severance(1)	Benefits Continuation(2)	Equity Value(3)	Retirement Plan Value(4)	Total
Payments Due to Separation from Service	$1,603,547	$20,636	$856,146	$79,502	$2,559,831

(1)

Under her Executive Agreement, the Company is required to continue her base salary for a period of 18 months after the Andersen Termination Date. The Company is also required to pay Ms. Andersen a pro-rated portion of her annual cash incentive opportunity under the Short-Term Cash Incentive Plan based on actual performance in Fiscal 2018, subject to the discretion of our Compensation and Organization Committee.

(2)

Under her Executive Agreement, the Company is required to continue Ms. Andersen’s medical, dental and other associate welfare benefits for a period of 18 months after the Andersen Termination Date, subject to her election of such coverage and the additional requirements set forth in her Executive Agreement.

(3)

The value of Ms. Andersen’s equity holdings is calculated as $856,146 and relates to unearned PSAs at February 2, 2019. This $856,146 is the sum of the number of pro-rated unearned target PSAs multiplied by $21.37 (the market price of the Company’s Common Stock as of February 1, 2019 (the last business day of Fiscal 2018)).

(4)	Represents the present value of the vested accumulated retirement benefits under the Company’s 401(k) Plan and the Company’s Nonqualified Savings and Supplemental Retirement Plan.

Robert E. Bostrom

	Cash Severance(1)	Benefits Continuation(2)	Equity Value(3)	Retirement Plan Value(4)	Total
Payments Due to Separation from Service	$1,326,552	$29,912	$307,920	$339,959	$2,004,343

(1)

Under his Executive Agreement as amended by the Bostrom Separation Agreement, the Company is required to continue his base salary for a period of 18 months after the Bostrom Separation Date. The Company is also required to pay Mr. Bostrom his annual cash incentive opportunity under the Short-Term Cash Incentive Plan, based on actual performance in Fiscal 2018, subject to the discretion of our Compensation and Organization Committee.

(2)

Under his Executive Agreement as amended by the Bostrom Separation Agreement, the Company is required to continue Mr. Bostrom’s medical, dental and other associate welfare benefits for a period of 18 months after the Bostrom Separation Date, subject to his election of such coverage and the additional requirements set forth in his Executive Agreement, as amended by the Bostrom Separation Agreement.

(3)

The value of Mr. Bostrom’s equity holdings is calculated as $307,920 and relates to unearned PSAs at February 2, 2019. This $307,920 is the sum of the number of pro-rated unearned target PSAs multiplied by $21.37 (the market price of the Company’s Common Stock as of February 1, 2019 (the last business day of Fiscal 2018)).

(4)	Represents the present value of the vested accumulated retirement benefits under the Company’s 401(k) Plan and the Company’s Nonqualified Savings and Supplemental Retirement Plan.

CEO Pay Ratio

The following information about the relationship between the compensation of our associates and the compensation of Ms. Horowitz, our Chief Executive Officer, is provided in compliance with the requirements of Item 402(u) of SEC Regulation S-K (“Item 402(u)”). In Fiscal 2018, the estimated median of the annual total compensation of our associates, excluding Ms. Horowitz, was $2,317.

In identifying the median of the annual total compensation of all our associates, we used the following methodology, which was identical to the steps we took in Fiscal 2017. We determined that, as of November 4, 2018, the first day of our fourth fiscal quarter, our associate population was equal to 43,539 individuals. These numbers include all the individuals determined to be associates for federal income tax purposes, whether full-time, part-time, or temporary as of that date.

Next, we identified the associate receiving the median amount of compensation in our associate population. To do this, we compared the amount of wages and other compensation received by each associate, other than Ms. Horowitz, as reflected in our payroll records and reported to the applicable taxing authority in each country from which we operate, for the calendar year ended December 31, 2018. Compensation values were not annualized for mid-year hires, as we do not use a “standard hour” staffing model in many of our operating jurisdictions. Compensation values for our foreign associates were converted to U.S. dollars by using the foreign currency exchange rate on December 31, 2018. The median associate we identified for Fiscal 2018 was a different associate from the one identified for Fiscal 2017. As required by Item 402(u), we measured our median associate’s annual total compensation for Fiscal 2018 by adding together the same elements of compensation that are included in Ms. Horowitz’s total Fiscal 2018 compensation, as reported in the “Fiscal 2018 Summary Compensation Table” (beginning on page 76 of this Proxy Statement). Ms. Horowitz’s total compensation for Fiscal 2018, as reported in the “Fiscal 2018 Summary Compensation Table”, was $8,481,742.

The resulting estimated ratio of the annual total compensation of Ms. Horowitz to the median of the annual total compensation of all associates was 3,660 to 1, which was calculated in a manner consistent with Item 402(u). As additional context, the magnitude of our ratio is influenced by our store staffing model which relies on a significant number of part-time and seasonal associates. This approach to store staffing provides flexible, entry-level employment opportunities to students — many of whom are among our core customer demographic — that can become the foundation for a career at Abercrombie & Fitch. As a result, we maintain a “promote from within” mentality, and we provide opportunities for students to shape themselves into top candidates and potential future leaders of the Company. Students and young professionals who are motivated, creative and strategic are natural leaders to drive results in our team-based culture. For reference, our median associate is a part-time associate and full-time student who worked for, on average, eight hours a week for a period of seven months.

Further, other public companies will use methods and assumptions that differ from those we have chosen, but that are appropriate for their circumstances. Therefore, it may be difficult, for this and other reasons, to compare our reported pay ratio to pay ratios reported by other companies.

EQUITY COMPENSATION PLANS

The Company has two primary share-based compensation plans: (i) the 2016 Directors LTIP (with 750,000 shares of the Company’s Common Stock currently authorized for issuance), under which the Company is authorized to grant stock options, SARs, restricted stock, RSUs and deferred stock awards to non-associate directors of the Company; and (ii) the 2016 Associates LTIP (with 6,900,000 shares of the Company’s Common Stock currently authorized for issuance), under which the Company is authorized to grant stock options, SARs, restricted stock, RSUs and PSAs to associates of the Company and its subsidiaries. The Company also has four other share-based compensation plans under which the Company granted stock options, SARs, RSUs and PSAs to associates of the Company and its subsidiaries and stock options and RSUs to non-associate directors of the Company in prior years: (i) the 1996 Stock Plan for Non-Associate Directors (1998 Restatement) (the “1998 Director Stock Plan”); (ii) the 2003 Stock Plan for Non-Associate Directors (the “2003 Director Stock Plan”); (iii) the 2005 LTIP; and (iv) the 2007 LTIP. Since June 16, 2016, the Company has only issued awards under the 2016 Associates LTIP and the 2016 Directors LTIP.

Any shares of Common Stock distributable in respect of amounts deferred by non-associate directors under the Directors’ Deferred Compensation Plan will be distributed: (i) under the 2016 Directors LTIP in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts on and after June 16, 2016; (ii) under the 2005 LTIP in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts between August 1, 2005 and June 15, 2016; (iii) under the 2003 Director Stock Plan in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts between May 22, 2003 and July 31, 2005; and (iv) under the 1998 Director Stock Plan in respect of deferred compensation allocated to the non-associate directors’ bookkeeping accounts prior to May 22, 2003.

The following table summarizes equity compensation plan information for the 1998 Director Stock Plan, the 2005 LTIP, the 2007 LTIP, the 2016 Associates LTIP and the 2016 Directors LTIP, all stockholder-approved plans, as a group, and for the 2003 Director Stock Plan, a non-stockholder-approved plan, in each case as of February 2, 2019:

	Equity Compensation Plan Information
Plan category	Number of shares underlying outstanding options, restricted stock units and rights(a)		Weighted-average exercise price of shares underlying outstanding options and rights(b)		Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in (a))(c)
Equity compensation plans approved by stockholders(1)	4,427,779	(3)	$37.81	(4)	3,370,970	(5)
Equity compensation plans not approved by stockholders(2)	2,442	(6)	$0.00	(7)	—	(8)
Total	4,430,221		$37.81		3,370,970

(1)

The 1998 Director Stock Plan was terminated as of May 22, 2003 in respect of future grants of options and issuances and distributions of shares of Common Stock other than issuances of Common Stock upon the exercise of options granted under the 1998 Director Stock Plan which remained outstanding as of May 21, 2003 and issuances and distributions of shares of Common Stock in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts under the Directors’ Deferred Compensation Plan (and dividends applied to previous deferrals) as of May 21, 2003. As of February 2, 2019, no options granted under the 1998 Director Stock Plan remained outstanding. The 2005 LTIP was terminated as of June 15, 2015 in respect of future grants of awards and issuances and distributions of shares of Common Stock other than issuances of Common Stock upon the exercise of options and SARs and the vesting of RSUs and PSAs granted under the 2005 LTIP which remained outstanding as of June 15, 2015 and issuances and distributions of shares of Common Stock in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts under the Directors’ Deferred Compensation Plan (and dividends applied to previous deferrals) as of June 15, 2016 and distributable in the form of shares of Common Stock. The 2007 LTIP was terminated as of June 16, 2016 in respect of future grants of awards and issuances and distributions of shares of Common Stock other than issuances of Common Stock upon the exercise of options and SARs and the vesting of RSUs and PSAs granted under the 2007 LTIP which remained outstanding as of June 16, 2016.

(2)

The 2003 Director Stock Plan was terminated as of June 13, 2007 in respect of future grants of awards and issuances and distributions of shares of Common Stock other than: (a) issuances of shares of Common Stock upon the exercise of options or the vesting of stock units granted under the 2003 Director Stock Plan; and (b) issuances and distributions of shares of Common Stock in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts under the Directors’ Deferred Compensation Plan (and dividends applied to previous deferrals) as of July 31, 2005 and distributable in the form of shares of Common Stock. As of February 2, 2019, no options or stock units granted under the 2003 Director Stock Plan remained outstanding.

(3)

Represents the number of underlying shares of Common Stock associated with outstanding SARs, RSUs, PSAs and share equivalents under stockholder-approved plans and includes 2,381 share equivalents attributable to compensation deferred by non-associate directors participating in the Directors’ Deferred Compensation Plan (and dividends applied to previous deferrals) and distributable in the form of shares of Common Stock under the 1998 Director Stock Plan, 454,233 SARs granted under the 2005 LTIP, 80,137 share equivalents attributable to compensation deferred by non-associate directors participating in the Directors’ Deferred Compensation Plan (and dividends applied to previous deferrals) and distributable in the form of shares of Common Stock under the 2005 LTIP, 323,990 RSUs granted under the 2007 LTIP, 112,338 PSAs granted in Fiscal 2016 under the 2007 LTIP for the Fiscal 2016 — Fiscal 2018 PSA cycle (the Relative TSR tranche of these PSAs was earned at 20.0% of target but not distributed as of February 2, 2019 and the Average ROIC tranche of these PSAs was forfeited but such forfeiture was not processed as of February 2, 2019), 587,634 SARs granted under the 2007 LTIP, 1,651,098 RSUs granted under the 2016 Associates LTIP, 1,125,159 PSAs granted under the 2016 Associates LTIP (including 34,451 PSAs granted in Fiscal 2016 for the Fiscal 2016 — Fiscal 2018 PSA cycle (the Relative TSR tranche of these PSAs was earned at 20.0% of target but not distributed as of February 2, 2019 and the Average ROIC tranche of these PSAs was forfeited but such forfeiture was not processed as of February 2, 2019)), 44,942 RSUs granted under the 2016 Directors LTIP and 45,867 share equivalents attributable to compensation deferred by non-associate directors participating in the Directors’ Deferred Compensation Plan (and dividends applied to previous deferrals) and distributable in the form of shares of Common Stock under the 2016 Directors LTIP. Outstanding PSAs granted under the 2007 LTIP and the 2016 Associates LTIP reflect actual or target award amounts as of February 2, 2019. Of the PSAs that were outstanding as of February 2, 2019, a maximum of 224,676 PSAs and 1,914,424 PSAs can be earned under the 2007 LTIP and the 2016 Associates LTIP, respectively.

(4)

Represents the weighted-average exercise price of SARs outstanding under the 2005 LTIP, the 2007 LTIP and the 2016 Associates LTIP and the weighted-average price of share equivalents attributable to compensation deferred by non-associate directors participating in the Directors’ Deferred Compensation Plan distributable in the form of shares of Common Stock under the 1998 Director Plan, the 2005 LTIP or the 2016 Directors LTIP. See note (3) above with respect to RSUs and PSAs granted under the 2005 LTIP, the 2007 LTIP, the 2016 Associates LTIP and the 2016 Directors LTIP. The weighted-average exercise price does not take these awards into account.

(5)

Represents the number of shares remaining available for future issuance under stockholder-approved equity compensation plans and is comprised of 2,990,514 shares remaining available under the 2016 Associates LTIP and 380,456 shares remaining available under the 2016 Directors LTIP. Under the 2016 Associates LTIP and the 2016 Directors LTIP, shares available for future issuance are reduced by the maximum number of PSAs which may be earned under each outstanding award.

Under the 2016 Associates LTIP and the 2016 Directors LTIP, shares available for future issuance are measured net of shares expected to be retained by the Company to cover tax withholdings upon vesting or exercise, which have been calculated using an estimated tax rate of 33%. On a net basis, as of February 2, 2019, there were 3,906,679 shares available for future issuance under the 2016 Associates LTIP and 380,456 shares available for future issuance under the 2016 Directors LTIP.

Except as described in footnote (3) to this table, no further shares of Common Stock may be issued or distributed under the 1998 Director Stock Plan, the 2005 LTIP or the 2007 LTIP.

(6)

Includes 2,442 outstanding share equivalents attributable to compensation deferred by non-associate directors participating in the Directors’ Deferred Compensation Plan (and dividends applied to pervious deferrals) and distributable in the form of shares of Common Stock under the 2003 Director Stock Plan.

(7)

Represents the weighted-average price of share equivalents attributable to compensation deferred by non-associate directors participating in the Directors’ Deferred Compensation Plan distributable in the form of shares of Common Stock under the 2003 Director Stock Plan.

(8)	Except as described in footnote (6) to this table, no further shares of Common Stock may be issued or distributed under the 2003 Director Stock Plan.

PROPOSAL 3 — APPROVAL OF AMENDMENT TO THE

ABERCROMBIE & FITCH CO. 2016 LONG-TERM INCENTIVE PLAN FOR

ASSOCIATES TO AUTHORIZE 2,200,000 ADDITIONAL SHARES

On April 4, 2016, the Board unanimously adopted, subject to approval by our stockholders, the 2016 Associates LTIP. At the 2016 Annual Meeting, our stockholders approved the 2016 Associates LTIP, as proposed, including approval of a reserve of 3,500,000 shares of Common Stock available for the grant of awards under the 2016 Associates LTIP. On August 31, 2016, the Board amended the 2016 Associates LTIP to allow our Compensation and Organization Committee to delegate authority to grant awards under the 2016 Associates LTIP within limits established by our Compensation and Organization Committee and subject to the other requirements of the 2016 Associates LTIP. On April 3, 2017, the Board unanimously adopted, subject to approval by our stockholders, amendments to the 2016 Associates LTIP authorizing 1,200,000 additional shares of Common Stock and explicitly prohibiting the current payment of dividends in any form on unvested equity awards. At the 2017 Annual Meeting, our stockholders approved the proposed amendments. On April 9, 2018, the Board unanimously adopted, subject to approval by our stockholders, an amendment to the 2016 Associates LTIP authorizing 2,200,000 additional shares of Common Stock. At the 2018 Annual Meeting, our stockholders approved the proposed amendment. The 2016 Associates LTIP is the only stock incentive plan maintained by the Company under which associates of the Company and its subsidiaries are eligible to receive future equity awards.

Additional shares are needed under the 2016 Associates LTIP to continue to make grants to associates of the Company and its subsidiaries consistent with historic grant practices. On April 8, 2019, based upon the recommendation of our Compensation and Organization Committee, the Board unanimously adopted, subject to approval by our stockholders, an amendment to the 2016 Associates LTIP which would authorize additional shares of Common Stock for delivery in connection with awards under the 2016 Associates LTIP. No changes to the 2016 Associates LTIP are proposed for consideration by our stockholders at the Annual Meeting other than the increase in the authorized number of shares of Common Stock by 2,200,000 additional shares of Common Stock.

As of April 5, 2019, shares of Common Stock which may be delivered under all six of the Company’s equity compensation plans, including (i) the 1998 Director Stock Plan; (ii) the 2003 Director Stock Plan; (iii) the 2005 LTIP; (iv) the 2007 LTIP; (v) the 2016 Directors LTIP; and (vi) the 2016 Associates LTIP, are shown below:

Use of Shares Which May Be Delivered Under All Equity Compensation Plans	Number of Shares as of April 5, 2019

• Total outstanding SARs, with a weighted-average exercise price of $38.82 per share and a weighted-average remaining term of 3.38 years — SARs are held solely by associates	982,529

• Total outstanding full value awards, including time-vested RSUs, performance-based RSUs (reflecting the maximum number of performance-based RSUs which may be earned under each outstanding award) and PSAs (reflecting the maximum number of PSAs which may be earned under each outstanding award) — performance-based RSUs and PSAs are held solely by associates	4,461,271

• Total shares available for grant under the 2016 Directors LTIP	375,563
• Total shares available for grant under the 2016 Associates LTIP	1,998,975

As of the end of Fiscal 2018, the Company’s three-year average burn rate was as follows:

Fiscal Year	Time-Vested RSUs Granted	Performance- Based RSUs Granted	PSAs Earned	Weighted Avg. # Shares Outstanding	Burn Rate	Burn Rate (ISS methodology)(1)

2018	796,624	—	18,125	67,350,065	1.21%	1.81%

2017	1,698,803	—	7,185	68,390,913	2.49%	3.74%

2016	1,182,198	—	—	67,878,485	1.74%	2.61%

				3-Year Average:	1.82%	2.72%

(1)	Multiplies the number of time-vested RSUs, performance-based RSUs and PSAs by a factor of 1.5 when calculating burn rate.

Purpose

The purpose of the 2016 Associates LTIP is to promote our long-term financial success and increase stockholder value by continuing to motivate performance by our employees, or, as we call them, “associates” through incentive compensation. We believe that equity-based awards are a competitive necessity in our industry and are essential to our continued ability to recruit and retain the individuals needed to successfully execute our business plan. The 2016 Associates LTIP serves these purposes by making equity-based awards available for grant to eligible participants in the form of:

•	nonqualified stock options to purchase shares of Common Stock (“NQSOs”);

•	Incentive stock options to purchase shares of Common Stock (“ISOs” and, together with NQSOs, “Options”);

•	SARs;

•	restricted shares of Common Stock (“Restricted Stock”); and

•	RSUs,

together with related rights and interest therein.

Corporate Governance Practices

The 2016 Associates LTIP includes a number of provisions that we believe reflect best practices and protect the interests of our stockholders. These provisions include:

No Discounted Options or SARs

Options and SARs may not be granted with an exercise price less than the fair market value of our Common Stock on the date of grant. On April 15, 2019, the closing price per share of our Common Stock on NYSE was $26.90.

No Repricing Without Stockholder Approval

At any time when the exercise price of an Option or an SAR is above the market price of our Common Stock, we cannot, without stockholder approval, “reprice” such Option or SAR by reducing the exercise price or exchanging such Option or SAR for cash or other awards (including a new Option or SAR) at a reduced exercise price.

Independent Committee Administration

The 2016 Associates LTIP is administered by our Compensation and Organization Committee, whose members satisfy the NYSE Rules for independence, the disinterested administration requirements of Rule 16b-3 under the Exchange Act and the “outside director” requirements of Section 162(m).

Minimum Vesting Requirements

All Restricted Stock and RSUs must meet minimum vesting requirements, subject to certain limited exceptions. For Restricted Stock or RSUs that are performance-based, performance must be measured over a period of at least one year and Restricted Stock or RSUs that are not performance-based must vest over a period of at least three years, in each case with certain limited exceptions. For example, vesting may occur earlier in the event of an associate’s death or total disability or termination of an associate’s employment in connection with a change of control of the Company. In addition, up to 5% of the shares of Common Stock reserved under the 2016 Associates LTIP may be issued with a shorter vesting schedule.

Section 162(m) Eligibility

Prior to the TCJA becoming effective, our Compensation and Organization Committee had the flexibility to approve awards eligible for treatment as “performance-based compensation” under Section 162(m).

No Annual “Evergreen” Provision

The 2016 Associates LTIP provides a specific maximum share limitation and does not provide for an annual, automatic increase in the number of shares of Common Stock available for future awards.

Annual Limit on Awards to Participants

Participants under the 2016 Associates LTIP are subject to an annual limitation on the value of awards that may be granted to them.

Summary of the 2016 Associates LTIP, as Proposed to be Amended

The material features of the 2016 Associates LTIP, as it is proposed to be amended, are summarized below. This summary is qualified in its entirety by reference to the complete text of the 2016 Associates LTIP, as it is proposed to be amended, which is attached to this Proxy Statement as Appendix A.

Available Shares of Common Stock

Subject to the adjustments discussed below, the aggregate number of shares of Common Stock available for the grant of awards under the 2016 Associates LTIP, if the proposed amendment to authorize an additional 2,200,000 shares is approved by our stockholders at the Annual Meeting, will be 9,100,000 shares of Common Stock. Shares of Common Stock issued under the 2016 Associates LTIP may consist of: (i) treasury shares; (ii) authorized but unissued shares of Common Stock not reserved for any other purpose; or (iii) shares of Common Stock purchased by us in the open market for such purpose.

Our Compensation and Organization Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting and make adjustments as described below. Except as described below, to the extent that an award granted under the 2016 Associates LTIP expires or is forfeited, cancelled, surrendered or otherwise terminated without issuance of shares to an associate, settled only in cash, or settled by the issuance of fewer shares than the number underlying the award, the shares retained by or tendered to the Company will be available under the 2016 Associates LTIP. Shares that are withheld from an award of Restricted Stock or RSUs granted under the 2016 Associates LTIP to cover withholding tax obligations related to that award or shares that are separately tendered by an associate (either by delivery or attestation) in payment of such taxes will be deemed to constitute shares not delivered to the associate and will be available for future grants under the 2016 Associates LTIP. Shares that are withheld, or that are tendered by an associate (either by delivery or attestation) in connection with, an award of Options or SARs granted under the 2016 Associates LTIP to cover withholding tax obligations related to that award or the exercise price of that award, will be deemed to constitute shares delivered to the associate and will not be available for future grants under the 2016 Associates LTIP. For purposes of clarity, upon the exercise of an Option or SAR, the gross number of shares exercised, and not solely the net number of shares delivered upon such exercise, will be treated as issued pursuant to the 2016 Associates LTIP and the shares subject to the exercised Option or SAR that are not issued or delivered upon such exercise will not be available for future grants under the 2016 Associates LTIP. Additionally, in the case of any award granted through the assumption of, or in substitution for, an outstanding award granted by a company or business acquired by the Company or a subsidiary or affiliate of the Company or with which the Company or a subsidiary or affiliate of the Company merges, consolidates or enters into a similar corporate transaction, shares issued or issuable in connection with such substitute award will not be counted against the number of shares reserved under the 2016 Associates LTIP.

The minimum vesting and minimum exercisability conditions described below with respect to each type of award need not apply with respect to up to an aggregate of 5% of the shares authorized under the 2016 Associates LTIP, which may be granted (or regranted upon forfeiture) in any form permitted under the 2016 Associates LTIP without regard to such minimum vesting or minimum exercisability requirements.

During any calendar year during any part of which the 2016 Associates LTIP is in effect, our Compensation and Organization Committee may not grant any participant one or more awards of any type covering more than 1,000,000 shares of Common Stock.

In the event of any Common Stock dividend, Common Stock split, recapitalization, merger, reorganization, consolidation, combination, spin-off, special and non-recurring distribution of assets to stockholders, exchange of shares of Common Stock or any other corporate transaction or event affecting the Common Stock, our Compensation and Organization Committee will make such substitutions and adjustments as our Compensation and Organization Committee deems equitable and appropriate to: (i) the number of shares of Common Stock that may be issued under the 2016 Associates LTIP; (ii) any Common Stock-based limits imposed under the 2016 Associates LTIP; and (iii) the exercise price, number of shares of Common Stock and other terms or limitations applicable to outstanding awards.

In addition, our Compensation and Organization Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or non-recurring events or in response to changes in applicable laws, regulations or accounting principles. However, no such adjustment may be made if and to the extent the existence of the authority to make the same would cause an award intended to qualify as “performance-based compensation” under Section 162(m) to fail to do so.

Administration

Our Compensation and Organization Committee administers the 2016 Associates LTIP. Our Compensation and Organization Committee is comprised of at least two directors, each of whom must be independent under the applicable NYSE Rules, an “outside director” (within the meaning of Section 162(m)) and a “non-employee” director (within the meaning of Rule 16b-3 under the Exchange Act).

In its capacity as plan administrator, our Compensation and Organization Committee determines which participants are granted awards, the type of each award granted and the terms and conditions of each award. Our Compensation and Organization Committee also has full power and authority to: (i) establish, amend and rescind rules and regulations relating to the 2016 Associates LTIP; (ii) interpret the 2016 Associates LTIP and all related award agreements; and (iii) make any other determinations that our Compensation and Organization Committee deems necessary or desirable for the administration of the 2016 Associates LTIP. Any action taken by our Compensation and Organization Committee is final, binding and conclusive on all persons interested in the 2016 Associates LTIP.

The 2016 Associates LTIP specifies the conditions under which our Compensation and Organization Committee may act through subcommittees or delegate the administration of the 2016 Associates LTIP to one or more officers or associates of the Company.

With respect to each award granted under the 2016 Associates LTIP, the Company has entered and will continue to enter into a written or electronic award agreement with the participant which describes the terms and conditions of the award, including: (i) the type of award and when and how it may be exercised or earned; (ii) any exercise price associated with the award; (iii) how the award will or may be settled; and (iv) any other applicable terms and conditions affecting the award.

Eligibility

Our Compensation and Organization Committee may select any of our associates and those of its subsidiaries or affiliates to receive awards under the 2016 Associates LTIP. As of April 15, 2019, there were approximately 1,100 associates of the Company and its subsidiaries or affiliates eligible to participate in the 2016 Associates LTIP.

Types of Awards

Options

Our Compensation and Organization Committee may grant Options at any time during the term of the 2016 Associates LTIP in such number, and upon such terms and conditions, as our Compensation and Organization Committee determines. The exercise price of any Option will be at least equal to the fair market value of the underlying shares of Common Stock (i.e., the closing price per share of the Common Stock on NYSE) on the date the Option is granted, and may be paid: (i) in cash; (ii) by tendering previously-acquired shares of Common Stock; (iii) by a cashless exercise; (iv) by tendering other awards previously granted under the 2016 Associates LTIP or under other plans of the Company or any subsidiary or affiliate of the Company; and/or (v) through any other method approved by our Compensation and Organization Committee. Our Compensation and Organization Committee will also determine the term of the Option (which may not exceed a period of ten years from the grant date), the vesting terms and conditions (subject to a minimum vesting period of one year), and any other terms and conditions of the Option, all of which will be reflected in the related award agreement. The award agreement will specify whether the Option is intended to be an ISO or a NQSO. Our Compensation and Organization Committee may grant up to 500,000 of the shares of Common Stock available for issuance under the 2016 Associates LTIP with respect to ISOs. However, ISOs will be subject to certain additional restrictions, including, without limitation, compliance with the requirements of Section 422 of the Internal Revenue Code.

SARs

Our Compensation and Organization Committee may grant SARs at any time during the term of the 2016 Associates LTIP in such number, and upon such terms and conditions, as our Compensation and Organization Committee determines. SARs may be granted by our Compensation and Organization Committee to a participant either as a freestanding award under the 2016 Associates LTIP or in tandem with or as a component of another award under the 2016 Associates LTIP. The exercise price of any SAR will be at least equal to the fair market value of the underlying shares of Common Stock on the date the SAR is granted. Our Compensation and Organization Committee will also determine the term of the SAR (which may not exceed a period of ten years from the grant date), the vesting terms and conditions (subject to a minimum vesting period of one year), and any other terms and conditions of the SAR, all of which will be reflected in the related award agreement. Upon exercise of an SAR, a participant will be entitled to receive an amount equal to the difference between: (i) the fair market value of a share of Common Stock on the exercise date; and (ii) the exercise price per share of Common Stock, multiplied by the number of shares of Common Stock with respect to which the SAR is exercised. Each SAR will be settled in shares of Common Stock.

Restricted Stock and RSUs

Our Compensation and Organization Committee may grant shares of Restricted Stock or RSUs at any time during the term of the 2016 Associates LTIP in such number, and upon such terms and conditions, as our Compensation and Organization Committee determines. Restricted Stock consists of shares of Common Stock and RSUs consist of units, each of which represents a share of Common Stock. Both Restricted Stock and RSU awards are issued to a participant subject to forfeiture based upon satisfaction of certain terms, conditions and restrictions which may include, without limitation: (i) a requirement that the participant pay a purchase price for each share of Restricted Stock or RSU; (ii) restrictions based on the achievement of specific performance goals; (iii) time-based restrictions; or (iv) holding requirements or sale restrictions upon vesting and settlement. Our Compensation and Organization Committee will determine the terms, conditions and restrictions applicable to each Restricted Stock and/or RSU award, all of which will be reflected in the related award agreement. Except as otherwise set forth in the 2016 Associates LTIP or described in the related award agreement, in connection with a participant’s termination due to death, disability or Retirement (as such term is defined in the 2016 Associates LTIP): (i) no condition on vesting of Restricted Stock or RSUs that is based upon the achievement of specified performance goals may be based on performance over a period of less than one year; and (ii) no condition on vesting of Restricted Stock or RSUs that is based upon continued employment or the passage of time may provide for vesting in full of the award more quickly than in pro rata installments over a period of three years from the date of grant, with the first installment vesting no sooner than the first anniversary of the date of grant of the Restricted Stock or RSUs.

During the period that shares of Restricted Stock remain subject to forfeiture: (i) we may retain the certificates representing such shares; (ii) a participant may not sell or otherwise transfer such shares; and (iii) unless otherwise provided in the related award agreement, a participant will generally be entitled to exercise full voting rights and receive all dividends paid with respect to such shares (except that receipt of any such dividends will be subject to the same terms, conditions and restrictions as apply to such shares). During the period that RSUs remain subject to forfeiture, a participant will have no rights as a stockholder (e.g., no right to vote or receive dividends), unless our Compensation and Organization Committee grants dividend equivalent rights as part of the RSU award.

At the end of the restriction period: (i) the participant will forfeit the shares of Restricted Stock and/or the RSUs if all terms, conditions and restrictions specified in the related award agreement have not been met; or (ii) we will distribute the shares of Restricted Stock to the participant and/or settle the RSUs if all terms, conditions and restrictions specified in the related award agreement have been met.

Performance-Based Awards

Under the terms of the 2016 Associates LTIP, our Compensation and Organization Committee may grant performance-based Restricted Stock and RSUs for which the grant, vesting, exercisability and/or settlement of such performance-based awards are conditioned on the attainment of performance goals during a specified performance period. Our Compensation and Organization Committee will base the performance goals on one or more of the following performance criteria enumerated in the 2016 Associates LTIP:

•	gross sales, net sales, comparable store sales or comparable sales;

•	gross margin, cost of goods sold, mark-ups or mark-downs;

•	selling, general and administrative expenses;

•	operating income, earnings from operations, earnings before or after taxes, or earnings before or after interest, depreciation, amortization, or extraordinary or special items;

•	net income or net income per common share (basic or diluted);

•	inventory turnover or inventory shrinkage;

•	return on assets, return on investment, return on capital, or return on equity;

•	cash flow, free cash flow, cash flow return on investment, or net cash provided by operations;

•	economic profit or economic value created;

•	stock price or total stockholder return; and

•

market penetration, geographic expansion or new concept development; customer satisfaction; staffing; diversity; training and development; succession planning; associate satisfaction; or acquisitions or divestitures of subsidiaries, affiliates or joint ventures.

As determined by our Compensation and Organization Committee, the selected performance criteria (i) may relate to the individual participant, the Company, one or more subsidiaries or affiliates of the Company and/or one or more divisions or business units of the Company, its subsidiaries or affiliates, (ii) may be measured either annually or cumulatively over a period of years, and (iii) may be applied on an absolute basis and/or be relative to one or more peer group companies or indices.

Our Compensation and Organization Committee will establish in writing the applicable performance goals, performance period and formula for computing the performance-based award while the outcome of the applicable performance goals is substantially uncertain. After the end of each performance period, our Compensation and Organization Committee will certify in writing whether the performance goals and other material terms imposed on the performance-based award have been satisfied. Our Compensation and Organization Committee has the authority to exercise negative discretion and reduce (but, to the extent that a performance-based award may be deductible under Section 162(m), as amended by the TCJA, not increase) the amount of a performance-based award actually paid to a participant.

No Dividends Payable with Respect to Unvested Awards

The 2016 Associates LTIP prohibits the payment of dividends or dividend equivalents with respect to any shares of Common Stock underlying an award granted under the 2016 Associates LTIP until such underlying shares of Common Stock have vested.

Clawback

If at any time after the date on which a 2016 Associates LTIP participant has been granted or becomes vested in an award pursuant to the achievement of a performance goal, our Compensation and Organization Committee determines that the earlier determination as to the achievement of the performance goal was based on incorrect data and that in fact the performance goal had not been achieved or had been achieved to a lesser extent than originally determined and a portion of such award would not have been granted, vested or paid, given the correct data, then (i) such portion of the award that was granted will be forfeited and any related shares of the Company’s Common Stock (or if such shares were disposed of, the cash equivalent) will be returned to the Company as provided by our Compensation and Organization Committee, (ii) such portion of the award that became vested will be deemed to not be vested and any related shares of the Company’s Common Stock (or if such shares were disposed of, the cash equivalent) must be returned to the Company as provided by our Compensation and Organization Committee, and (iii) such portion of the award paid to the 2016 Associates LTIP participant must be repaid by the participant to the Company upon notice from the Company as provided by our Compensation and Organization Committee.

Termination of Employment

Our Compensation and Organization Committee will determine the extent to which each award granted under the 2016 Associates LTIP will vest and the extent to which a participant will have the right to exercise and/or settle the award in connection with a participant’s termination of employment. Such provisions, which will be reflected in the related award agreement, need not be uniform among all awards and may reflect distinctions based on the reasons for termination. The minimum vesting and minimum exercisability conditions described above with respect to each type of award need not apply in the case of the death, disability or retirement of an associate or termination of employment of an associate in connection with a change of control.

Additional Forfeiture Provisions

Each award granted under the 2016 Associates LTIP is subject to additional restrictions contained in the plan document. These restrictions are applicable during the time of a participant’s employment by the Company or a subsidiary or affiliate of the Company, and during the one-year period following termination of the participant’s employment. These additional restrictions include: (i) a covenant that includes non-competition with the Company or any subsidiary or affiliate of the Company, as well as non-solicitation of customers, associates and suppliers of the Company or any subsidiary or affiliate of the Company; (ii) a covenant to protect any confidential or proprietary information of the Company or any subsidiary or affiliate of the Company; (iii) a covenant to cooperate with the Company or any subsidiary or affiliate of the Company with regard to any action, suit or proceeding arising during the participant’s employment; and (iv) a covenant not to interfere with or harm the relationship of the Company or any subsidiary or affiliate of the Company with any person who at any time was a customer or supplier of, or otherwise had a business relationship with, the Company or any subsidiary or affiliate of the Company.

To the extent that a participant violates one or more of the additional restrictions described above, unless otherwise determined by our Compensation and Organization Committee, the following will apply to any award granted under the 2016 Associates LTIP:

•	The unexercised portion of each Option and each SAR held by the participant, whether or not vested, and any other award not then settled will be immediately forfeited and cancelled; and

•

The participant will be obligated to repay to the Company, in cash, the total amount of any gain realized by the participant upon each exercise of an Option or an SAR or settlement of an award that occurred within any of the timeframes described in the 2016 Associates LTIP.

Change of Control

Except as otherwise provided by the Board or by our Compensation and Organization Committee in the related award agreement or at any time prior to a Change of Control (as such term is defined in the 2016 Associates LTIP), in the event of a Change of Control, with respect to an Option, an SAR, shares of Restricted Stock or RSUs, the exercisability, vesting and/or settlement of which is based solely upon continued employment or passage of time, which (i) is assumed by the acquiring or surviving company upon the Change of Control and there is an involuntary termination without cause of a participant within the three months prior to or 18 months following the Change of Control or (ii) is not assumed by the acquiring or surviving company upon the Change of Control:

•

In the case of an Option or SAR, the participant will have the ability to exercise such Option or SAR, including any portion of the Option or SAR not previously exercisable, until the earlier of (a) the expiration of the Option or SAR under its original term, and (b) the date that is two years (or such longer post-termination exercisability term as may be specified in the Option or SAR) following any involuntary termination without cause of the participant; and

•	In the case of Restricted Stock or RSUs, the award will become fully vested and will be settled in full.

Except as otherwise provided in the related award agreement, in the event of a Change of Control, with respect to any Restricted Stock or RSU, the grant, issuance, retention, vesting and/or settlement of which is based in whole or in part on the performance criteria and level of achievement versus such criteria, the following will apply:

•

In the case of an award in which fifty percent (50%) or more of the performance period applicable to the award has elapsed as of the date of the Change of Control, the participant will be entitled to payment, vesting or settlement of such award based upon performance through a date occurring within three months prior to the date of the Change of Control, as determined by our Compensation and Organization Committee prior to the Change of Control, and pro-rated based upon the percentage of the performance period that has elapsed between the date such award was granted and the date of the Change of Control; and

•

In the case of an award in which less than fifty percent (50%) of the performance period applicable to the award has elapsed as of the date of the Change of Control, the participant will be entitled to payment, vesting or settlement of the target amount of such award, as determined by our Compensation and Organization Committee prior to the Change of Control, pro-rated based upon the percentage of the performance period that has elapsed between the date such award was granted and the date of the Change of Control.

Transferability

Except as otherwise provided in a related award agreement: (i) a participant may not sell, transfer, pledge, assign or otherwise alienate or hypothecate an award, except by will or the laws of descent and distribution; and (ii) during a participant’s lifetime, only the participant or his or her guardian or legal representative may exercise an award. Any award or other right (other than ISOs and SARs in tandem therewith) may be transferred to one or more transferees during the life of a participant, and may be exercised by such transferee(s) in accordance with the terms of the award, but only if and to the extent such transfer is permitted by our Compensation and Organization Committee, subject to any terms and conditions as our Compensation and Organization Committee may impose on such transfer in the applicable award agreement.

Tax Withholding and Tax Offset Payments

The Company and any subsidiary or affiliate of the Company is authorized to withhold from awards and related payments (including Common Stock distributions) amounts of withholding and other taxes due or potentially payable in connection with any transaction or event involving an award by withholding Common Stock or other property, requiring a participant to remit to the Company an amount in cash or other property (including Common Stock) to satisfy such withholding requirements or by taking certain other actions. The Company can delay the delivery to a participant of Common Stock under any award to allow the Company to determine the amount of withholding to be collected and to collect and process such withholding.

Awards to Participants Outside the United States

Our Compensation and Organization Committee may modify the terms of any award under the 2016 Associates LTIP made to or held by a participant who is then resident or primarily employed outside of the United States in any manner deemed by our Compensation and Organization Committee to be necessary or appropriate in order that such award will conform to the laws, regulations and customs of the country in which the participant is then resident or primarily employed, or so that the value and other benefits of the award to the participant, as affected by foreign tax laws and other restrictions applicable as a result of the participant’s residence or employment abroad, will be comparable to the value of such an award to a participant who is resident or primarily employed in the United States. An award may be modified in a manner that is inconsistent with the express terms of the 2016 Associates LTIP, so long as such modification will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the participant whose award is modified.

No Rights as a Stockholder

Except as otherwise provided in the 2016 Associates LTIP or in a related award agreement, a participant will not have any rights as a stockholder with respect to shares of Common Stock covered by an award unless and until the participant becomes the record holder of such shares of Common Stock.

No Repricing

The 2016 Associates LTIP expressly prohibits the Board or our Compensation and Organization Committee, without stockholder approval, from amending or replacing previously granted Options or SARs in a transaction that constitutes a “repricing,” meaning any reduction in exercise price, cancellation of Options or SARs in exchange for other Options or SARs with a lower exercise price, cancellation of Options or SARs for cash, or cancellation of Options or SARs for another grant if the exercise price of the cancelled Options or SARs is greater than the fair market value of the shares of Common Stock subject to the cancelled Options or SARs at the time of cancellation, other than in conjunction with a change of control or other adjustment expressly permitted under the 2016 Associates LTIP, or any other “repricing” as that term is used in Section 303A.08 of the NYSE Listed Company Manual.

Effective Date and Term

The 2016 Associates LTIP became effective on June 16, 2016 upon the approval of the 2016 Associates LTIP by our stockholders at the 2016 Annual Meeting. Unless earlier terminated by the Board, the authority of our Compensation and Organization Committee to make grants under the 2016 Associates LTIP will terminate on the date that is ten years after the latest date upon which stockholders of the Company have approved the 2016 Associates LTIP. Approval of the proposed amendment to the 2016 Associates LTIP at the 2019 Annual Meeting will extend the term of the 2016 Associates LTIP for ten years after the date of the 2019 Annual Meeting.

Amendment or Termination

The Board may amend, suspend or terminate the 2016 Associates LTIP at any time, except that no amendment or termination may be made without stockholder approval if: (i) such approval is required by any federal or state law or regulation or NYSE Rules or the rules of any other stock exchange or automated quotation system on which the Common Stock of the Company may then be listed or quoted; (ii) the amendment would materially increase the number of shares reserved for issuance and delivery under the 2016 Associates LTIP; (iii) the amendment would alter the provisions of the 2016 Associates LTIP restricting the Company’s ability to grant Options or SARs with an exercise price that is less than the fair market value of the underlying shares of Common Stock; or (iv) in connection with any action to amend or replace previously granted Options or SARs in a transaction that constitutes a “re-pricing” as such term is used in Section 303A.08 of the NYSE Listed Company Manual (or a successor provision).

New Benefits Under the 2016 Associates LTIP

The associates to be granted awards and the amount and nature of awards to be granted to a particular associate under the 2016 Associates LTIP are within the discretion of our Compensation and Organization Committee. Therefore, the associates who will become participants in the 2016 Associates LTIP in the future and the amount and nature of awards to be granted to any individual participant cannot be determined at this time.

Aggregate Past Grants Under the 2016 Associates LTIP

From the inception of the 2016 Associates LTIP (on June 16, 2016 following approval by the Company’s stockholders) through February 2, 2019, grants of RSUs and PSAs (reflecting the maximum number of PSAs which may be earned under each award) have been granted to the following individuals and indicated groups under the 2016 Associates LTIP: (i) Fran Horowitz, Chief Executive Officer and a director - 463,692 RSUs and 752,404 PSAs; (ii) Scott Lipesky, Senior Vice President and Chief Financial Officer - 30,856 RSUs and 31,794 PSAs; (iii) Joanne C. Crevoiserat, Executive Vice President and Chief Operating Officer - 260,979 RSUs and 390,724 PSAs; (iv) Kristin Scott, President, Global Brands - 177,318 RSUs and 222,948 PSAs; (v) Gregory J. Henchel, Senior Vice President, General Counsel and Corporate Secretary - 9,340 RSUs; (vi) Stacia Andersen, Former Brand President — Abercrombie & Fitch/abercrombie kids - 171,196 RSUs and 208,026 PSAs; (vii) Robert E. Bostrom, Former Senior Vice President, General Counsel and Corporate Secretary - 32,471 RSUs and 64,942 PSAs; (viii) all current executive officers as a group - 942,185 RSUs and 1,397,870 PSAs; and (ix) all associates, excluding current executive officers, as a group - 1,321,465 RSUs and 336,565 PSAs.

From February 3, 2019 through April 5, 2019, grants of RSUs and PSAs (reflecting the maximum number of PSAs which may be earned under each award) have been granted to the following individuals and indicated groups under the 2016 Associates LTIP: (i) Fran Horowitz, Chief Executive Officer and a director - 86,820 RSUs and 260,458 PSAs; (ii) Scott Lipesky, Senior Vice President and Chief Financial Officer - 15,786 RSUs and 47,356 PSAs; (iii) Joanne C. Crevoiserat, Executive Vice President and Chief Operating Officer - 34,728 RSUs and 104,184 PSAs; (iv) Kristin Scott, President, Global Brands - 47,356 RSUs and 142,068 PSAs; (v) Gregory J. Henchel, Senior Vice President, General Counsel and Corporate Secretary - 7,893 RSUs and 23,678 PSAs; (vi) Stacia Andersen, Former Brand President — Abercrombie & Fitch/abercrombie kids - no awards; (vii) Robert E. Bostrom, Former Senior Vice President, General Counsel and Corporate Secretary - no awards; (viii) all current executive officers as a group - 192,583 RSUs and 577,744 PSAs; and (ix) all associates, excluding current executive officers, as a group - 402,233 RSUs and 113,660 PSAs.

None of the current non-associate directors has been or will be granted any awards under the 2016 Associates LTIP.

Because awards under the 2016 Associates LTIP will be granted at the discretion of our Compensation and Organization Committee, past awards under the 2016 Associates LTIP may not be reflective of future awards under the 2016 Associates LTIP.

U.S. Federal Income Tax Consequences

The following is a brief summary of the general U.S. federal income tax consequences relating to participation in the 2016 Associates LTIP. This summary is based on U.S. federal tax laws and Treasury Regulations in effect on the date of this Proxy Statement and does not purport to be a complete description of the U.S. federal income tax laws. In addition, this summary does not constitute tax advice or describe federal employment, state, local or foreign tax consequences. Each participant will be advised to consult with his or her tax advisor concerning the U.S. federal income tax and other tax consequences of participating in the 2016 Associates LTIP.

Incentive Stock Options

The Company intends for ISOs to qualify for the special treatment available under Section 422 of the Internal Revenue Code. A participant will not recognize taxable income when an ISO is granted, and we will not receive a deduction at that time. A participant will not recognize ordinary income upon the exercise of an ISO, provided that the participant was, without a break in service, an associate of the Company or a subsidiary of the Company during the period beginning on the grant date of the ISO and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant’s employment is terminated due to disability).

If a participant does not sell or otherwise dispose of the shares of Common Stock acquired upon the exercise of an ISO within two years from the grant date of the ISO or within one year after the participant receives the shares, then, upon disposition of such shares of Common Stock, any amount realized in excess of the exercise price will be taxed to the participant as a capital gain, and we will not be entitled to a corresponding deduction. The participant generally will recognize a capital loss to the extent that the amount realized is less than the exercise price.

If the foregoing holding period requirements are not met, the participant generally will recognize ordinary income at the time of the disposition of the shares of Common Stock in an amount equal to the lesser of: (i) the excess of the fair market value of the shares on the date of exercise over the exercise price; or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price. We will be entitled to a corresponding deduction (subject to the limitation described under “Section 162(m)” below). Any amount realized in excess of the value of the shares of Common Stock on the date of exercise will be taxed as a capital gain. If the amount realized is less than the exercise price, the participant generally will recognize a capital loss equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

The rules that generally apply to ISOs do not apply when calculating any alternative minimum tax liability. The rules affecting the application of the alternative minimum tax are complex, and their effect depends on individual circumstances, including whether a participant has items of adjustment other than those derived from ISOs.

Nonqualified Stock Options

A participant will not recognize any income when an NQSO is granted, and we will not receive a deduction at that time. However, when an NQSO is exercised, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the shares of Common Stock that the participant purchased on the date of exercise over the exercise price. If a participant uses shares of Common Stock or a combination of shares and cash to pay the exercise price of an NQSO, the participant will recognize ordinary income equal to the value of the excess of the number of shares that the participant purchases over the number of shares that the participant surrenders, less any cash the participant uses to pay the exercise price. When an NQSO is exercised, we will be entitled to a deduction equal to the ordinary income that the participant recognizes (subject to the limitation described under “Section 162(m)” below).

If the amount a participant receives upon disposition of the shares of Common Stock that the participant acquired by exercising an NQSO is greater than the sum of the aggregate exercise price that the participant paid plus the amount of ordinary income recognized by the participant upon exercise, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the shares for more than one year after the participant acquired them by exercising the NQSO. Conversely, if the amount a participant receives upon disposition of the shares of Common Stock that the participant acquired by exercising an NQSO is less than the sum of the aggregate exercise price the participant paid plus the amount of ordinary income recognized by the participant upon exercise, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the shares for more than one year after the participant acquired them by exercising the NQSO.

Stock Appreciation Rights

A participant will not recognize taxable income when an SAR is granted, and we will not receive a deduction at that time. When an SAR is exercised, a participant will recognize ordinary income equal to the excess of the cash and/or the fair market value of the shares of Common Stock the participant receives over the aggregate exercise price of the SAR, if any, and we will be entitled to a corresponding deduction (subject to the limitation described under “Section 162(m)” below). If the amount a participant receives upon disposition of the shares of Common Stock that the participant acquired by exercising an SAR is greater than the sum of the aggregate exercise price that the participant paid plus the amount of ordinary income recognized by the participant upon exercise, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the shares for more than one year after the participant acquired them by exercising the SAR. Conversely, if the amount a participant receives upon disposition of the shares of Common Stock that the participant acquired by exercising an SAR is less than the sum of the aggregate exercise price that the participant paid plus the amount of ordinary income recognized by the participant upon exercise, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the shares for more than one year after the participant acquired them by exercising the SAR.

Restricted Stock

Unless a participant makes an election under Section 83(b) of the Internal Revenue Code (a “Section 83(b) Election”), the participant generally will not recognize taxable income when Restricted Stock is granted, and we will not receive a deduction at that time. Instead, a participant will recognize ordinary income when the Restricted Stock vests (i.e., when the underlying shares of Common Stock are freely transferable or not subject to a substantial risk of forfeiture) equal to the fair market value of the shares of Common Stock that the participant receives when the terms, conditions and restrictions have been met, less any consideration paid for the Restricted Stock. We generally will be entitled to a deduction equal to the income that the participant recognizes (subject to the limitation described under “Section 162(m)” below).

If the amount a participant receives upon disposition of these shares of Common Stock is greater than the fair market value of the shares when the Restricted Stock vested, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the shares for more than one year after the Restricted Stock vested. Conversely, if the amount the participant receives upon disposition of these shares of Common Stock is less than the fair market value of the shares when the Restricted Stock vested, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the shares for more than one year after the Restricted Stock vested.

If a participant makes a Section 83(b) Election, the participant will recognize ordinary income on the grant date equal to the fair market value of the shares of Common Stock subject to the Restricted Stock award on the grant date, and we will be entitled to a deduction equal to the income that the participant recognizes at that time (subject to the limitation described under “Section 162(m)” below). However, the participant will not recognize income when (and if) the Restricted Stock vests. If a participant who has made a Section 83(b) Election earns the shares of Common Stock subject to a Restricted Stock award, any appreciation between the grant date and the date the participant disposes of the shares will be treated as a long-term or short-term capital gain, depending on whether the participant held the shares for more than one year after the grant date. Conversely, if the amount the participant receives upon disposition of these shares of Common Stock is less than the fair market value of the shares on the grant date, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the shares for more than one year after the grant date. Also, if a participant forfeits his or her Restricted Stock, the participant cannot take a tax deduction in connection with the forfeiture of the Restricted Stock subject to a Section 83(b) Election.

Restricted Stock Units

A participant will not recognize taxable income when an RSU is granted, and we will not receive a deduction at that time. When an RSU vests and is settled, the participant will recognize ordinary income equal to the cash and/or the fair market value of the shares of Common Stock the participant receives at the time of settlement, and we will be entitled to a corresponding deduction (subject to the limitation described under “Section 162(m)” below).

If the amount a participant receives upon disposition of the shares of Common Stock received upon settlement of an RSU is greater than the fair market value of the shares of Common Stock at the time the participant recognizes ordinary income with respect to the RSU, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the shares of Common Stock for more than one year after that time. Conversely, if the amount the participant receives upon disposition of these shares of Common Stock is less than the fair market value of the shares of Common Stock at the time the participant recognizes ordinary income with respect to the RSU, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the shares of Common Stock for more than one year after that time.

Section 162(m)

Historically, as described in more detail beginning on page 74 of this Proxy Statement, awards to “covered employees” had been designed to qualify as “performance-based compensation” for purposes of Section 162(m) so that any compensation expense related to such awards would be fully deductible by the Company. Effective December 22, 2017, when the TCJA was signed into law, the performance-based compensation exception was generally eliminated with respect to future compensatory awards. There is an exception for remuneration provided pursuant to a written binding contract in effect on November 2, 2017 that is not modified in any respect after that date. Because of the ambiguities and uncertainties as to the application and interpretation of this transition relief, no assurance can be given that historic awards under the 2016 Associate LTIP will avoid the deduction limit. The Company expects that a portion of the compensation expense related to future awards under the 2016 Associate LTIP will not be deductible, even if performance-based.

Section 409A

Section 409A of the Internal Revenue Code imposes certain restrictions on amounts deferred under non-qualified deferred compensation plans and a 20% additional tax on amounts that are subject to, but do not comply with, Section 409A. Section 409A includes a broad definition of non-qualified deferred compensation plans, which includes certain types of equity incentive compensation. The Company intends for the awards granted under the 2016 Associates LTIP to comply with or be exempt from the requirements of Section 409A and the Treasury Regulations promulgated thereunder.

THE COMPENSATION AND ORGANIZATION COMMITTEE AND THE FULL BOARD

UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE APPROVAL

OF THE PROPOSED AMENDMENT TO THE 2016 ASSOCIATES LTIP.

Required Vote

The approval of the amendment to the 2016 Associates LTIP to authorize 2,200,000 additional shares of Common Stock requires the affirmative vote of a majority in voting interest of the stockholders present in person or by proxy and voting thereon. Under applicable NYSE Rules, broker non-votes will not be treated as votes cast. Abstentions will be treated as votes cast and will have the effect of a vote “AGAINST” the proposal.

AUDIT AND FINANCE COMMITTEE MATTERS

Report of the Audit and Finance Committee for Fiscal 2018

The Audit and Finance Committee is organized and conducts its business pursuant to a written charter that was revised by the Board on December 15, 2015, a copy of which is posted on the “Corporate Governance” page within the “Our Company” section of the Company’s website at corporate.abercrombie.com.

The Audit and Finance Committee currently consists of four independent directors, each of whom has been determined by the Board to meet the heightened independence and financial literacy criteria for Audit and Finance Committee members under the SEC rules and the NYSE Rules. The Board has also designated each member of the Audit and Finance Committee as an “audit committee financial expert” as defined under the SEC rules.

The Audit and Finance Committee’s responsibility is to provide independent, objective oversight of:

•	the integrity of the Company’s consolidated financial statements;

•	the qualifications and independence of the Company’s independent registered public accounting firm PricewaterhouseCoopers LLP (“PwC”);

•	the performance of the Company’s internal audit function and the Company’s independent registered public accounting firm;

•	the annual independent audit of the Company’s consolidated financial statements;

•	the compliance by the Company and its subsidiaries with legal and regulatory requirements;

•	the Company’s systems of disclosure controls and procedures and internal control over financial reporting;

•	compliance with the Company’s Code of Business Conduct and Ethics;

•	enterprise risk issues and enterprise risk management policies, guidelines and programs; and

•	the review of the financial plans and policies of the Company.

Management of the Company has the responsibility for the preparation, presentation and integrity of the Company’s consolidated financial statements, for the appropriateness of the accounting principles and reporting policies that are used by the Company and for the establishment and maintenance of systems of disclosure controls and procedures and internal control over financial reporting.

PwC has been the Company’s independent auditor since 1996. PwC rotates its lead audit engagement partner every five years and the Audit and Finance Committee takes a lead role in the process for evaluating and selecting the new audit partner. The Audit and Finance Committee believes there are benefits to having an independent auditor with an extensive history with the Company including higher quality audit work and accounting advice due to PwC’s institutional knowledge of the Company’s business and operations, accounting policies and financial systems, and internal control framework as well as operational efficiencies.

PwC is subject to independence controls that mitigate the risks that may be associated with long auditor tenure. The Audit and Finance Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit and Finance Committee concerning independence, and has discussed with PwC that firm’s independence. The Audit and Finance Committee has concluded that PwC’s provision of permitted non-audit services to the Company and its subsidiaries is compatible with maintaining PwC’s independence.

PwC is responsible for auditing and reporting on the Company’s annual consolidated financial statements included in the Company’s Annual Report on Form 10-K and the effectiveness of the Company’s internal control over financial reporting, and for reviewing the Company’s unaudited interim consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q.

In fulfilling its oversight responsibilities, the Audit and Finance Committee met with management of the Company, the Company’s Chief Audit Executive and PwC throughout the year. The Audit and Finance Committee met with the Company’s Chief Audit Executive and PwC, with and without management of the Company present, to discuss the overall scope of their respective annual audit plans, the results of their respective audits, the effectiveness of the Company’s internal control over financial reporting, including management’s and PwC’s reports thereon and the bases for the conclusions expressed in those reports, and the overall quality of the Company’s financial reporting. In addition, the Audit and Finance Committee met with the Company’s Chief Financial Officer to review the process undertaken to evaluate the accuracy and fair presentation of the Company’s consolidated financial statements. Throughout that period, the Audit and Finance Committee reviewed management’s plan for documenting and testing controls, the results of their documentation and testing, any deficiencies discovered and the resulting remediation of the deficiencies. In addition, the Audit and Finance Committee reviewed and discussed with PwC all matters required by PCAOB standards.

Management of the Company and PwC have represented to the Audit and Finance Committee that the Company’s audited consolidated financial statements as of and for the fiscal year ended February 2, 2019 were prepared in accordance with accounting principles generally accepted in the United States, and the Audit and Finance Committee has reviewed and discussed those audited consolidated financial statements with management of the Company and PwC.

Based on the Audit and Finance Committee’s discussions with management of the Company and PwC and the Audit and Finance Committee’s review of the report of PwC to the Audit and Finance Committee, the Audit and Finance Committee unanimously recommended to the Board that the Company’s audited consolidated financial statements be included (and the Board approved such inclusion) in the Company’s Fiscal 2018 Form 10-K filed with the SEC on April 1, 2019.

Submitted by the Audit and Finance Committee:

Kerrii B. Anderson (Chair)	James B. Bachmann	Michael E. Greenlees	Nigel Travis
	(served as Chair until March 4, 2019)		(member since February 22, 2019)

Pre-Approval Policy

Under applicable SEC rules, our Audit and Finance Committee is required to pre-approve the audit and non-audit services performed by the Company’s independent registered public accounting firm (also referred to as the “Company’s independent audit firm”) in order to ensure that the provision of these services does not impair the independence of the Company’s independent audit firm from the Company and its subsidiaries. The SEC rules specify the types of non-audit services that an independent audit firm may not provide to its audit client and establish our Audit and Finance Committee’s responsibility for administration of the engagement of the Company’s independent audit firm.

Annually, the Company’s management and the Company’s independent audit firm are to jointly submit to our Audit and Finance Committee a Non-Audit Services Matrix (the “Matrix”) of the types of audit and non-audit services that are permitted under the Sarbanes-Oxley Act of 2002 and the rules of the SEC and the PCAOB and of which the Company may wish to avail itself. Our Audit and Finance Committee will review the Matrix and either approve or reject the specific categories of services. The approval of the Matrix is merely an approval of the types of services permitted by our Audit and Finance Committee, subject to pre-approval of specific services. The Matrix will then be revised to include only those categories of services approved by our Audit and Finance Committee and distributed by the Company’s management to appropriate personnel and by the Company’s independent audit firm to its partners serving the Company.

Annually, the Company’s management and the Company’s independent audit firm must jointly submit to our Audit and Finance Committee an Annual Pre-Approval Request (the “Pre-Approval Request”) listing all known and/or anticipated audit and non-audit services for the upcoming fiscal year. The Pre-Approval Request is to list the services by category in accordance with the Matrix, describe the services in reasonable detail and include an estimated budget (or budgeted range) of fees.

Our Audit and Finance Committee will review each Pre-Approval Request with both the Company’s management and the Company’s independent audit firm. A final list of Annual Pre-Approved Non-Audit Services and budgeted fees will then be prepared and distributed by the Company’s management to appropriate personnel and by the Company’s independent audit firm to its partners who provide services to the Company. The pre-approval of audit and non-audit services contained in the Pre-Approval Request is merely an authorization for the Company’s management to potentially utilize the Company’s independent audit firm for the approved services and allowable services. Once our Audit and Finance Committee has pre-approved the audit and non-audit services, the Company’s management has the discretion to either engage the Company’s independent audit firm or another provider for each listed service. Additionally, our Audit and Finance Committee, in concert with the Company’s management, has the responsibility to set the terms of the engagement, negotiate the fees (within the approved budget range) and execute the letter of engagement with respect to services provided by the Company’s independent audit firm.

During the course of the year, there may be additional audit or non-audit services that are identified by the Company’s management and are desired but were not contained in the annual Pre-Approval Request. Our Audit and Finance Committee will designate one or more of its members to have the authority to pre-approve interim requests for additional audit or non-audit services. Prior to engaging the Company’s independent audit firm for services, the Company’s management is to submit a request for approval of the audit or non-audit services to the designated Audit and Finance Committee member(s). The designated Audit and Finance Committee member(s) are to act upon the request as expeditiously as possible by either approving or rejecting the request and notifying the Company’s management. These interim pre-approval procedures are to be used only for audit or non-audit services that are less than $100,000. Requests for audit or non-audit services greater than $100,000 must be approved by the full Audit and Finance Committee.

At each subsequent Audit and Finance Committee meeting, the designated Audit and Finance Committee member(s) are to report any interim audit or non-audit service pre-approvals since the last Audit and Finance Committee meeting. At each Audit and Finance Committee meeting, the Company’s management and the Company’s independent audit firm are to provide our Audit and Finance Committee with a summary description of ongoing projects and a year-to-date report of the actual expenditures as compared to the pre-approved budget for audit or non-audit services and an updated estimate of expenditures for the full year.

Fees of Independent Registered Public Accounting Firm

Fees billed for services rendered by PwC for each of Fiscal 2018 and Fiscal 2017 were as follows:

	Fiscal 2018	Fiscal 2017*
Audit Fees	$3,596,236	$3,260,201
Audit-Related Fees	—	8,110
Tax Fees	18,623	16,373
All Other Fees	31,605	29,858

Total	$3,646,464	$3,314,542

(*)	The previously presented Fiscal 2017 fees were revised to reflect actual fees incurred associated with the Company’s Fiscal 2017 services.

Audit Fees represent fees for professional services rendered by PwC in connection with the integrated audit of the Company’s annual consolidated financial statements and reviews of the unaudited interim consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q of $2,321,445 and $1,931,788,

statutory audits of $1,268,470 and $1,320,813, and other services provided in connection with statutory and regulatory filings or engagements of $6,321 and $7,600, for Fiscal 2018 and Fiscal 2017, respectively.

Audit-Related Fees for Fiscal 2017 represent fees for financial attest services that are not required by statute or regulation.

Tax Fees for Fiscal 2018 and Fiscal 2017 represent fees relating to tax compliance matters.

All Other Fees for Fiscal 2018 and Fiscal 2017 represent fees for services and products other than those included above, including non-financial attest services and payments made to PwC related to the use of accounting regulatory and disclosure databases.

All of the services rendered by PwC to the Company and its subsidiaries during Fiscal 2018 and Fiscal 2017 were pre-approved by our Audit and Finance Committee.

PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As noted above, PwC served as the Company’s independent registered public accounting firm during Fiscal 2018 and, in that capacity, rendered a report on the Company’s consolidated financial statements as of and for the fiscal year ended February 2, 2019 and internal control over financial reporting as of February 2, 2019. On an annual basis in deciding whether to retain our current independent registered public accounting firm or engage a different independent audit firm, our Audit and Finance Committee reviews the current firm’s qualifications, performance and independence in accordance with regulatory requirements and guidelines. As part of this evaluation, factors considered by our Audit and Finance Committee include: PwC’s capabilities and expertise; the recent performance of PwC on the Company’s audit; management’s assessment of PwC’s performance; external data on audit quality, including results of recent PCAOB reports on PwC and its peers; PwC’s independence; the terms of the audit engagement; and the quality and candor of PwC’s communications to our Audit and Finance Committee. Subject to ratification by the stockholders of the Company, our Audit and Finance Committee has unanimously reappointed PwC as the independent registered public accounting firm to audit the Company’s consolidated financial statements and internal control over financial reporting for Fiscal 2019. Although the Company’s governing documents do not require the submission of PwC’s appointment to the Company’s stockholders for ratification, the Company believes it is desirable to do so. If the appointment of PwC is not ratified, our Audit and Finance Committee will reconsider the appointment.

Representatives of PwC are expected to be present at the Annual Meeting. They will be available to respond to appropriate questions and may make a statement if they so desire.

THE AUDIT AND FINANCE COMMITTEE AND THE FULL BOARD UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PwC.

Required Vote

The ratification of the appointment of PwC as the Company’s independent registered public accounting firm for Fiscal 2019 requires the affirmative vote of a majority in voting interest of the stockholders present in person or by proxy and voting thereon. Abstentions will not be treated as votes cast.

STOCKHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

Any stockholder of the Company seeking to present a proposal pursuant to Exchange Act Rule 14a-8 to be considered for inclusion in the Company’s proxy statement for the 2020 Annual Meeting, must submit the proposal in accordance with Exchange Act Rule 14a-8 and deliver it to the Company at the address set forth below no later than the close of business on December 31, 2019. Only those proposals that comply with the requirements of Exchange Act Rule 14a-8 will be included in the Company’s proxy statement for the 2020 Annual Meeting.

Stockholders of the Company seeking to bring business before the 2020 Annual Meeting outside of Exchange Act Rule 14a-8, or to nominate candidates for election as directors at the 2020 Annual Meeting, must provide timely written notice to the Company and comply with certain other requirements specified in the Company’s Amended and Restated Bylaws. The notice of a proposing stockholder must be in writing and delivered in person or by United States certified mail, postage prepaid, and received by the Corporate Secretary of the Company, at the address set forth below, not less than 120 days nor more than 150 days prior to the June 12, 2020 anniversary date of the 2019 Annual Meeting. As a result, notices with respect to proposed business outside of Rule 14a-8 under the Exchange Act, or nominations for election as directors, for the 2020 Annual Meeting must be received no earlier than the close of business on January 14, 2020 and not later than the close of business on February 13, 2020. The notice requirements applicable to nominations are described above in the section captioned “PROPOSAL 1 — ELECTION OF DIRECTORS — Director Nominations” beginning on page 44 of this Proxy Statement.

Under Section 1.09 of the Company’s Amended and Restated Bylaws, a stockholder wishing to bring business (other than nominations for election to the Board) before the 2020 Annual Meeting must be a stockholder of record on both the date of the giving of the required notice of proposed business and the record date for determining the stockholders entitled to notice of and to vote at the 2020 Annual Meeting.

The notice to be submitted by a proposing stockholder must include the following information:

•

as to each matter the stockholder proposes to bring before the 2020 Annual Meeting (other than nominations for election to the Board), a brief description of the business desired to be brought before the 2020 Annual Meeting, including the complete text of any resolutions to be presented, and the reason for conducting such business at the 2020 Annual Meeting;

•	as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is being made:

•	the name and address of each such person;

•

(A) the class and number of all shares of the Company owned beneficially or of record by such person and any affiliates or associates of such person; (B) the name of each nominee holder of shares of the Company owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares of the Company held by each such nominee holder; (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to the shares of the Company; and (D) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of the Company) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of which is to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to shares of the Company;

•	a description of all agreements, arrangements or understandings (written or oral) between or among such person, or any affiliates or associates of such person, and any other person or persons

(including their names) in connection with the proposal of such business and any material interest of such person, or any affiliates or associates of such person, in such business, including any anticipated benefit therefrom to such person, or any affiliates or associates of such person;

•	a representation that the stockholder giving notice intends to appear in person or by proxy at the 2020 Annual Meeting to bring the business described in the stockholder’s notice; and

•

any other information relating to such person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies by such person with respect to the proposed business to be brought by such person pursuant to the SEC’s proxy rules.

Proposals by stockholders intended to be presented at the 2020 Annual Meeting and/or considered for inclusion in the Company’s proxy statement for the 2020 Annual Meeting must be delivered or mailed to Abercrombie & Fitch Co., 6301 Fitch Path, New Albany, Ohio 43054, Attention: Corporate Secretary.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

The SEC has implemented rules regarding the delivery of proxy materials (i.e., annual reports to stockholders, proxy statements and Notices of Internet Availability of Proxy Materials) to households. This method of delivery, often referred to as “householding,” permits the Company to send: (i) a single annual report and/or a single proxy statement or (ii) a single Notice of Internet Availability of Proxy Materials to multiple registered stockholders who share an address. In each case, each registered stockholder at the shared address must consent to the householding process in accordance with applicable SEC rules. Each registered stockholder would continue to receive a separate proxy card with proxy materials delivered by mail or e-mail.

Only one copy of this Proxy Statement and the Company’s Annual Report 2018 or one copy of the Notice of Internet Availability of Proxy Materials is being delivered to multiple registered stockholders at a shared address who have affirmatively consented, in writing, to the householding process, unless the Company has subsequently received contrary instructions from one or more of such registered stockholders. A separate proxy card is being included for each account at the shared address to which paper copies of this Proxy Statement and the Company’s Annual Report 2018 have been delivered. The Company will promptly deliver, upon written or oral request, a separate copy of this Proxy Statement and the Company’s Annual Report 2018 or a separate copy of the Notice of Internet Availability of Proxy Materials to a registered stockholder at a shared address to which a single copy of these documents was delivered. A registered stockholder at a shared address may contact the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, by calling 1-800-937-5449, or by forwarding a written request to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219, to: (i) request additional copies of this Proxy Statement and the Company’s Annual Report 2018 or the Notice of Internet Availability of Proxy Materials; or (ii) notify the Company that such registered stockholder wishes to receive a separate annual report to stockholders, proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, in the future.

Registered stockholders who share an address may request delivery of a single copy of annual reports to stockholders, proxy statements or Notices of Internet Availability of Proxy Materials, as applicable, in the future, if they are currently receiving multiple copies, by contacting the Company’s transfer agent as described in the preceding paragraph.

Many brokerage firms, banks and other holders of record have also instituted “householding.” If your family or others with a shared address have one or more “street name” accounts under which you beneficially own shares of Common Stock, you may have received householding information from your brokerage firm, bank or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this Proxy Statement and our Annual Report 2018 or the Notice of Internet Availability of Proxy Materials, or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding.

FORWARD-LOOKING STATEMENTS

We caution that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Proxy Statement or made by us, our management or our spokespeople involve risks and uncertainties and are subject to change based on various factors, many of which may be beyond our control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements.

Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. The following factors, categorized by the primary nature of the associated risk, could affect our financial performance and could cause actual results to differ materially from those expressed or implied in any of the forward-looking statements.

Macroeconomic and industry risks include:

•

Changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits, could have a material adverse effect on our business, results of operations and liquidity;

•	Failure to anticipate customer demand and changing fashion trends and to manage our inventory commensurately could adversely impact our sales levels and profitability;

•	Our market share may be negatively impacted by increasing competition and pricing pressures from companies with brands or merchandise competitive with ours;

•	Fluctuations in foreign currency exchange rates could adversely impact our financial condition and results of operations;

•	Our ability to attract customers to our stores depends, in part, on the success of the shopping malls or area attractions that our stores are located in or around; and

•	The impact of war, acts of terrorism or civil unrest could have a material adverse effect on our operating results and financial condition.

Strategic risks include:

•

The expansion of our direct-to-consumer sales channels and omnichannel initiatives are significant components of our growth strategy, and the failure to successfully develop our position across all channels could have an adverse impact on our results of operations;

•	Our international growth strategy and ability to conduct business in international markets may be adversely affected by legal, regulatory, political and economic risks; and

•	Failure to successfully implement our strategic plans could have a negative impact on our growth and profitability.

Operational risks include:

•	Failure to protect our reputation could have a material adverse effect on our brands;

•	Our business could suffer if our information technology systems are disrupted or cease to operate effectively;

•	We may be exposed to risks and costs associated with cyber-attacks, data protection, credit card fraud and identity theft that would cause us to incur unexpected expenses and reputation loss;

•	Our reliance on distribution centers makes us susceptible to disruptions or adverse conditions affecting our supply chain;

•	Changes in cost, availability and quality of raw materials, labor, transportation, and trade relations could cause manufacturing delays and increase our costs;

•

We depend upon independent third parties for the manufacture and delivery of all our merchandise, and a disruption of the manufacture or delivery of our merchandise could result in lost sales and could increase our costs;

•	We rely on the experience and skills of our senior executive officers and associates, the loss of whom could have a material adverse effect on our business; and

•

Extreme weather conditions, including natural disasters, pandemic disease and other unexpected events, could negatively impact our facilities, systems and stores, as well as the facilities and systems of our vendors and manufacturers, which could result in an interruption to our business and adversely affect our operating results.

Legal, tax, regulatory and compliance risks include:

•	Fluctuations in our tax obligations and effective tax rate may result in volatility in our results of operations;

•	Our litigation exposure could have a material adverse effect on our financial condition and results of operations;

•	Failure to adequately protect our trademarks could have a negative impact on our brand image and limit our ability to penetrate new markets;

•

Changes in the regulatory or compliance landscape and compliance with changing regulations for accounting, corporate governance and public disclosure could adversely affect our business, results of operations and reported financial results; and

•	Our Asset-Based Revolving Credit Agreement and our Term Loan Agreement include restrictive covenants that limit our flexibility in operating our business.

The factors listed above are not our only risks. Additional risks may arise and current evaluations of risks may change, which could lead to material, adverse effects on our business, operating results and financial condition.

OTHER MATTERS

As of the date of this Proxy Statement, the Board knows of no matter that will be presented for action by the stockholders at the Annual Meeting other than those discussed in this Proxy Statement. If any other matter requiring a vote of the stockholders properly comes before the Annual Meeting, the individuals acting under the proxies solicited by the Board will vote and act according to their best judgments in light of the conditions then prevailing, to the extent permitted under applicable law.

If you have any questions or require any assistance with voting your shares, please contact Innisfree M&A Incorporated, toll-free at (888) 750-5834 or directly at (412) 232-3651. Banks and brokers may call collect at (212) 750-5833.

April 29, 2019	By Order of the Board of Directors,

Gregory J. Henchel

Senior Vice President, General Counsel and Corporate Secretary

APPENDIX A

ABERCROMBIE & FITCH CO.

2016 LONG-TERM INCENTIVE PLAN FOR ASSOCIATES

(as proposed to be amended)

[NOTE: Strike-out text proposed to be deleted; double-

underlined text proposed to be added.]

1. Purpose. The purpose of this 2016 Long-Term Incentive Plan for Associates (the “Plan”) is to aid Abercrombie & Fitch Co., a Delaware corporation (together with its successors and assigns, the “Company”), in attracting, retaining, motivating and rewarding certain associates of the Company or its subsidiaries or affiliates, to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of Company goals, and to promote the creation of long-term value for stockholders of the Company by closely aligning the interests of Participants with those of stockholders. The Plan authorizes equity-based incentives for Participants.

2. Definitions. In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) “Annual Limit” shall have the meaning specified in Section 5(b).

(b) “Award” means any Option, SAR, Restricted Stock or Restricted Stock Unit, together with any related right or interest, granted to a Participant under the Plan.

(c) “Beneficiary” means the legal representative of the Participant’s estate entitled by will or the laws of descent and distribution to receive the benefits under a Participant’s Award upon a Participant’s death, provided that, if and to the extent authorized by the Committee, a Participant may be permitted to designate a Beneficiary, in which case the “Beneficiary” instead will be the person, persons, trust or trusts (if any are then surviving) which have been designated by the Participant in his or her most recent written and duly filed beneficiary designation to receive the benefits specified under the Participant’s Award upon such Participant’s death.

(d) “Board” means the Company’s Board of Directors.

(e) “Change of Control” has the meaning specified in Section 9.

(f) “Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation thereunder shall include any successor provisions and regulations, and reference to regulations includes any applicable guidance or pronouncement of the Department of the Treasury and the Internal Revenue Service.

(g) “Committee” means the Compensation and Organization Committee of the Board, the composition and governance of which is established in the Committee’s charter as approved from time to time by the Board and subject to Section 303A.05 of the Listed Company Manual of the New York Stock Exchange, and other corporate governance documents of the Company. No action of the Committee shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet any qualification standard set forth in the Committee’s charter or the Plan. The full Board may perform any function of the Committee hereunder except to the extent limited under Section 303A.05 of the Listed Company Manual of the New York Stock Exchange, in which case the term “Committee” shall refer to the Board.

(h) “Covered Associate” means an Eligible Person who is a Covered Associate as specified in Section 11(j).

(i) “Effective Date” means the effective date specified in Section 11(q).

(j) “Eligible Person” has the meaning specified in Section 5.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule (including a proposed rule) thereunder shall include any successor provisions and rules.

(l) “Fair Market Value” means the fair market value of Stock, Awards or other property as determined in good faith by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock shall be the closing price per share of Stock reported on a consolidated basis for securities listed on the principal stock exchange or market on which Stock is traded on the day as of which such Fair Market Value is being determined or, if there is no closing price on that day, then the closing price on the last previous day on which a closing price was reported.

(m) “Incentive Stock Option” or “ISO” means any Option designated as an incentive stock option within the meaning of Code Section 422 and qualifying thereunder.

(n) “Option” means a right, granted under the Plan, to purchase Stock.

(o) “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(p) “Restricted Stock” means Stock granted under the Plan which is subject to certain restrictions and to a risk of forfeiture.

(q) “Restricted Stock Unit” or “RSU” means a right, granted under the Plan, to receive Stock, cash or other Awards or a combination thereof at the end of a specified deferral period.

(r) “Retirement” means, unless otherwise stated by the Committee (or the Board) in an applicable Award agreement, a Participant’s voluntary termination of employment after achieving 65 years of age.

(s) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(t) “Share Pool” has the meaning specified in Section 4.

(u) “Stock” means the Company’s Class A Common Stock, par value $0.01 per share, and any other equity securities of the Company or another issuer that may be substituted or resubstituted for Stock pursuant to Section 11(c).

(v) “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Section 6(c).

3. Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee, which shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants; to grant Awards; to determine the type and number of Awards, the dates on which Awards may be exercised and on which the risk of forfeiture shall lapse or terminate, the acceleration of any such dates, the expiration date of any Award, whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards, or other property, and other terms and conditions of, and all other matters relating to, Awards; to prescribe documents evidencing or setting terms of Awards (such Award documents need not be identical for each Participant), amendments thereto, and rules and regulations for the administration of the Plan and amendments thereto

(including outstanding Awards); to construe and interpret the Plan and Award documents and correct defects, supply omissions or reconcile inconsistencies therein; and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive and binding upon all persons interested in the Plan, including Participants, Beneficiaries, transferees under Section 11(b) and other persons claiming rights from or through a Participant, and stockholders of the Company.

(b) Manner of Exercise of Committee Authority. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may act through subcommittees, including for purposes of perfecting exemptions under Rule 16b-3 or qualifying Awards under Code Section 162(m) as “performance-based compensation”, in which case the subcommittee shall be subject to and have authority under the charter applicable to the Committee, and the acts of the subcommittee shall be deemed to be acts of the Committee hereunder. The Committee may delegate the administration of the Plan to one or more officers or associates of the Company, and such administrator(s) may have the authority to grant Awards under the Plan, as may be determined by the Committee from time to time, to execute and distribute Award agreements or other documents evidencing or relating to Awards granted by the Committee under the Plan, to maintain records relating to Awards, to process or oversee the issuance of Stock under Awards, to interpret and administer the terms of Awards and to take such other actions as may be necessary or appropriate for the administration of the Plan and of Awards under the Plan, provided that in no case shall any such administrator be authorized (i) to take any action that would result in the loss of an exemption under Rule 16b-3 for Awards granted to or held by Participants who at the time are subject to Section 16 of the Exchange Act in respect of the Company or that would cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify, (ii) to take any action inconsistent with Section 157 and other applicable provisions of the Delaware General Corporation Law, or (iii) to make any determination required to be made by the Committee under the New York Stock Exchange corporate governance standards applicable to listed company compensation committees (currently, Rule 303A.05). Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and, except as otherwise specifically provided, references in the Plan to the Committee shall include any such administrator. The Committee established pursuant to Section 3(a) and, to the extent it so provides, any subcommittee, shall have sole authority to determine whether to review any actions and/or interpretations of any such administrator, and if the Committee shall decide to conduct such a review, any such actions and/or interpretations of any such administrator shall be subject to approval, disapproval or modification by the Committee.

(c) Limitation of Liability. The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or associate of the Company or a subsidiary or affiliate of the Company, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or associate of the Company or a subsidiary or affiliate of the Company acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4. Stock Subject to Plan.

(a) Overall Number of Shares Available for Delivery. The total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be 9,100,000 ~~6,900,000~~ (the “Share Pool”). Subject to limitations provided in Section 6(b)(iv), up to 500,000 authorized shares may be granted as ISOs under the Plan. The total number of shares available is subject to adjustment as provided in Section 11(c). Any shares of Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

(b) Share Counting Rules. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments in accordance with this Section 4(b). (i) Except as set forth below, to the extent that an Award granted under the Plan expires or is forfeited, cancelled, surrendered or otherwise terminated without issuance of shares to the Participant, settled only in cash or settled by the issuance of fewer shares than the number underlying the Award, the shares retained by or tendered to the Company will be available under the Plan. (ii) Shares that are withheld from an Award of Restricted Stock or RSUs granted under the Plan to cover withholding tax obligations related to that Award or shares that are separately tendered by the Participant (either by delivery or attestation) in payment of such taxes shall be deemed to constitute shares not delivered to the Participant and will be available for future grants under the Plan. (iii) Shares that are withheld from, or that are tendered by a Participant (either by delivery or attestation) in connection with, an Award of Options or SARs granted under the Plan to cover withholding tax obligations related to that Award or the exercise price of that Award, shall be deemed to constitute shares delivered to the Participant and shall not be available for future grants under the Plan. For purposes of clarity, upon the exercise of an Option or SAR, the gross number of shares exercised, and not solely the net number of shares delivered upon such exercise, shall be treated as issued pursuant to the Plan and the shares subject to the exercised Option or SAR that are not issued or delivered upon such exercise will not be available for future grants under the Plan. (iv) In addition, in the case of any Award granted through the assumption of, or in substitution for, an outstanding award granted by a company or business acquired by the Company or a subsidiary or affiliate of the Company or with which the Company or a subsidiary or affiliate of the Company merges, consolidates or enters into a similar corporate transaction, shares issued or issuable in connection with such substitute Award shall not be counted against the Share Pool.

5. Eligibility; Per-Person Award Limitations.

(a) Eligibility. Awards may be granted under the Plan only to Eligible Persons. For purposes of the Plan, an “Eligible Person” means an associate of the Company or any subsidiary or affiliate of the Company, including any person who has been offered employment by the Company or a subsidiary or affiliate of the Company, provided that such prospective associate may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company or a subsidiary or affiliate of the Company. An associate on leave of absence may be considered as still in the employ of the Company or a subsidiary or affiliate of the Company for purposes of eligibility for participation in the Plan, if so determined by the Committee. For purposes of the Plan, a joint venture in which the Company or a subsidiary of the Company has a substantial direct or indirect equity investment shall be deemed an affiliate, if so determined by the Committee. Holders of awards granted by a company or business acquired by the Company or a subsidiary or affiliate of the Company, or with which the Company or a subsidiary or affiliate of the Company merges, consolidates or enters into a similar corporate transaction, who will become Eligible Persons are eligible for grants of substitute awards granted through the assumption of, or in substitution for, such outstanding awards previously granted, under the Plan in connection with such transaction, if so determined by the Committee.

(b) Per-Person Award Limitations. During any calendar year during any part of which the Plan is in effect, an Eligible Person may be granted Awards under Section 6(b), Section 6(c), Section 6(d), or Section 6(e) up to the Annual Limit (such Annual Limit to apply in the aggregate for all types of Award authorized under the Plan). A Participant’s Annual Limit, in any calendar year during any part of which the Participant is then eligible under the Plan, shall equal 1,000,000 shares, subject to adjustment as provided in Section 11(c).

6. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 11(e) and Section 11(k)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service by the Participant and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan, subject to Section 11(k). The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of the Delaware General Corporation Law, and may otherwise require payment of consideration for an Award except as limited by the Plan. The minimum vesting and minimum exercisability conditions described below need not apply (i) in the case of the death, disability or Retirement of the Participant or termination of employment of a Participant in connection with a Change of Control, and (ii) with respect to up to an aggregate of 5% of the shares of Stock authorized under the Plan, which may be granted (or regranted upon forfeiture) in any form permitted under the Plan without regard to such minimum vesting or minimum exercisability requirements.

(b) Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i) Exercise Price. The exercise price per share of Stock purchasable under an Option (including both ISOs and non-qualified Options) shall be determined by the Committee, provided that, notwithstanding anything contained herein to the contrary, such exercise price shall be (A) fixed as of the grant date, and (B) not less than the Fair Market Value of a share of Stock on the grant date. Notwithstanding the foregoing, any substitute award granted through the assumption of, or in substitution for, an outstanding award granted by a company or business acquired by the Company or a subsidiary or affiliate of the Company, or with which the Company or a subsidiary or affiliate of the Company merges, consolidates or enters into a similar corporate transaction, may be granted with an exercise price per share of Stock other than as required above.

(ii) No Repricing. Without the approval of stockholders of the Company, the Committee will not amend or replace previously granted Options in a transaction that constitutes a “repricing,” meaning any reduction in exercise price, cancellation of an Option or exchange for another Option with a lower exercise price, cancellation of an Option for cash, or cancellation of an Option for another grant if the exercise price of the cancelled Option is greater than the Fair Market Value of the shares of Stock subject to the cancelled Option at the time of cancellation, other than in conjunction with a Change of Control or other adjustment under Section 11(c), or any other “repricing” as that term is used in Section 303A.08 of the Listed Company Manual of the New York Stock Exchange (or any successor provision).

(iii) Option Term; Time and Method of Exercise. The Committee shall determine the term of each Option, provided that in no event shall the term of any Option exceed a period of ten years from the date of grant. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part, provided that, notwithstanding anything contained herein to the contrary, the sole and exclusive basis for determining both the vesting and exercisability of an Option will be the passage of a specific period of time (which at a minimum shall be a period of one year) or the occurrence or non-occurrence of certain specific performance related or non-performance related events (e.g., death, disability or termination of employment in connection with a Change of Control). In addition, the Committee shall determine the methods by which such exercise price may be paid or deemed to be paid and the form of such payment (subject to Section 11(k) and Section 11(l)), including, without limitation, cash, Stock (including by withholding Stock deliverable upon exercise), other Awards or awards granted under other plans of the Company or any subsidiary or affiliate of the Company, or other property (including through broker-assisted “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by or forms in which Stock will be delivered or deemed to be delivered in satisfaction of Options to Participants.

(iv) ISOs. Notwithstanding anything to the contrary in this Section 6, in the case of the grant of an Option intending to qualify as an ISO: (A) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Stockholder”), the purchase price of such Option must be at least 110 percent of the Fair Market Value of the Common Stock on the date of grant and the Option must expire within a period of not more than five years from the date of grant, and (B) termination of employment will occur when the person to whom an Award was granted ceases to be an associate (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its subsidiaries. Notwithstanding anything in this Section 6 to the contrary, Options designated as ISOs shall not be eligible for treatment under the Code as ISOs to the extent that either (X) the aggregate Fair Market Value of shares of Common Stock (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (Y) such Options otherwise remain exercisable but are not exercised within three months of termination of employment (or such other period of time provided in Section 422 of the Code).

(c) Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(i) Right to Payment. An SAR shall confer on the Participant to whom the SAR is granted a right to receive, upon exercise thereof, shares of Stock having a value equal to the excess of (A) the Fair Market Value of one share of Stock on the date of exercise (or, in the case of a “Limited SAR,” the Fair Market Value determined by reference to the Change of Control Price, as defined under the applicable award agreement) over (B) the exercise or settlement price of the SAR as determined by the Committee. Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6(b). The per share price for exercise or settlement of SARs (including both tandem SARs and freestanding SARs) shall be determined by the Committee, but in the case of SARs that are granted in tandem with an Option shall not be less than the exercise price of the Option and in the case of freestanding SARs shall be (X) fixed as of the grant date, and (Y) not less than the Fair Market Value of a share of Stock on the grant date.

(ii) No Repricing. Without the approval of stockholders of the Company, the Committee will not amend or replace previously granted SARs in a transaction that constitutes a “repricing,” meaning any reduction in exercise price, cancellation of an SAR in exchange for another SAR with a lower exercise price, cancellation of an SAR for cash, or cancellation of an SAR for another grant if the exercise price of the cancelled SAR is greater than the Fair Market Value of the shares of Stock subject to the cancelled SAR at the time of cancellation, other than in conjunction with a Change of Control or other adjustment under Section 11(c), or any other “repricing” as that term is used in Section 303A.08 of the Listed Company Manual of the New York Stock Exchange (or any successor provision).

(iii) Other Terms. The Committee shall determine the term of each SAR, provided that in no event shall the term of an SAR exceed a period of ten years from the date of grant. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which an SAR may be exercised in whole or in part (including based on future service requirements which at a minimum shall be a period of one year), the method of exercise, method of settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, and whether or not an SAR shall be freestanding or in tandem or combination with any other Award. Limited SARs, that may only be exercised in connection with a Change of Control or termination of service following a Change of Control as specified by the Committee, may be granted on such terms, not inconsistent with this Section 6(c), as the Committee may determine. The Committee may require that an outstanding Option be exchanged for an SAR exercisable for Stock having vesting, expiration and other terms substantially the same as the Option, so long as such exchange will not result in additional accounting expense to the Company.

(d) Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i) Grant and Restrictions. Subject to Section 6(d)(ii), Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance conditions and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award document relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee). Upon any forfeiture of Restricted Stock, a Participant shall cease to have any rights of a stockholder of the Company and shall return any certificates representing such Restricted Stock to the Company.

(ii) Limitation on Vesting. The grant, issuance, retention, vesting and/or settlement of Restricted Stock shall occur at such time and in such installments as determined by the Committee or under criteria established by the Committee. Subject to Section 10, the Committee shall have the right to make the timing of the grant and/or the issuance, ability to retain, vesting and/or settlement of Restricted Stock subject to continued employment, passage of time and/or such performance conditions as deemed appropriate by the Committee; provided that the grant, issuance, retention, vesting and/or settlement of a Restricted Stock Award that is based in whole or in part on performance conditions and/or the level of achievement versus such performance conditions shall be subject to a performance period of not less than one year, and any Award based solely upon continued employment or the passage of time shall vest over a period of not less than three years from the date the Award is made, provided that such vesting may occur in pro rata installments over the three-year period, with the first installment vesting no sooner than the first anniversary of the date of grant of such Award.

(iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may require that any dividends paid on a share of Restricted Stock shall be either (A) paid with respect to such Restricted Stock at the dividend payment date in cash, in kind, or in a number of shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) automatically reinvested in additional Restricted Stock or held in kind, which shall be subject to the same terms as applied to the original Restricted Stock to which they relate. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e) Restricted Stock Units. The Committee is authorized to grant RSUs to Participants, subject to the following terms and conditions:

(i) Award and Restrictions. Subject to Section 6(e)(ii), RSUs shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance conditions and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. A Participant granted RSUs shall not have any of the rights of a stockholder of the Company, including the right to vote, until Stock shall have been issued in the Participant’s name pursuant to the RSUs, except that the Committee may provide for dividend equivalents pursuant to Section 6(e)(iii) below.

(ii) Limitation on Vesting. The grant, issuance, retention, vesting and/or settlement of RSUs shall occur at such time and in such installments as determined by the Committee or under criteria established by the Committee. Subject to Section 10, the Committee shall have the right to make the timing of the grant and/or the issuance, ability to retain, vesting and/or settlement of RSUs subject to continued employment, passage of time and/or such performance conditions as deemed appropriate by the Committee; provided that the grant, issuance, retention, vesting and/or settlement of an RSU that is based in whole or in part on performance conditions and/or the level of achievement versus such performance conditions shall be subject to a performance period of not less than one year, and any Award based solely upon continued employment or the passage of time shall vest over a period of not less than three years from the date the Award is made, provided that such vesting may occur in pro rata installments over the three-year period, with the first installment vesting no sooner than the first anniversary of the date of grant of such Award.

(iii) Dividend Equivalents. Unless otherwise determined by the Committee, dividend equivalents on the specified number of shares of Stock covered by an Award of RSUs shall be either (A) paid with respect to such RSUs at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such RSUs, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in additional RSUs, other Awards or other investment vehicles having a Fair Market Value equal to the amount of such dividends, as the Committee shall determine or permit a Participant to elect.

7. Performance-Based Compensation.

(a) Performance Goals Generally. If the Committee specifies that any Restricted Stock or RSU Award is intended to qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, issuance, vesting and/or settlement of such Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 7. The performance goal for such Awards shall consist of one or more business criteria and the level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 7. The performance goal shall be an objective business criteria enumerated under Section 7(c) and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder, including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain”. Performance goals may differ for Awards granted to any one Participant or to different Participants.

(b) Timing for Establishing Performance Conditions. A performance goal shall be established not later than the earlier of (i) 90 days after the beginning of any performance period applicable to such performance-based Award or (ii) the time 25% of such performance period has elapsed.

(c) Business Criteria. For purposes of the Plan, a “performance goal” shall mean any one or more of the following business criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee:

(i) gross sales, net sales, comparable store sales or comparable sales;

(ii) gross margin, cost of goods sold, mark-ups or mark-downs;

(iii) selling, general and administrative expenses;

(iv) operating income, earnings from operations, earnings before or after taxes, or earnings before or after interest, depreciation, amortization, or extraordinary or special items;

(v) net income or net income per common share (basic or diluted);

(vi) inventory turnover or inventory shrinkage;

(vii) return on assets, return on investment, return on capital, or return on equity;

(viii) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations;

(ix) economic profit or economic value created;

(x) stock price or total stockholder return; and

(xi) market penetration, geographic expansion or new concept development; customer satisfaction; staffing; diversity; training and development; succession planning; associate satisfaction; or acquisitions or divestitures of subsidiaries, affiliates or joint ventures.

(d) Written Determinations. Determinations by the Committee as to the establishment of performance conditions, the amount potentially payable in respect of performance-based Awards, the level of actual achievement of the specified performance conditions relating to such Awards, and the amount of any final Award shall be recorded in writing in the case of Awards intended to qualify under Code Section 162(m). Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Code Section 162(m), prior to settlement of each such Award granted to a Covered Associate, that the performance objective relating to the performance-based Award and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.

(e) Settlement of Performance-Based Awards; Other Terms. Settlement of performance-based Awards shall be in cash or Stock, in the Committee’s discretion. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Awards. Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Award and other related Awards do not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Code Section 162(m). The Committee shall specify the circumstances in which such Awards shall be paid or forfeited in the event of a Participant’s death, disability or Retirement, in connection with a Change of Control or, subject to the one-year performance condition set forth in Section 6(d)(ii) and Section 6(e)(ii), in connection with any other termination of employment prior to the end of a performance period or settlement of such Awards.

(f) Right of Recapture. If at any time after the date on which a Participant has been granted or becomes vested in an Award pursuant to the achievement of a performance goal under Section 7(c), the Committee determines that the earlier determination as to the achievement of the performance goal was based on incorrect data and that in fact the performance goal had not been achieved or had been achieved to a lesser extent than originally determined and a portion of an Award would not have been granted, vested or paid, given the correct data, then (i) such portion of the Award that was granted shall be forfeited and any related shares (or if such shares were disposed of, the cash equivalent) shall be returned to the Company as provided by the Committee, (ii) such portion of the Award that became vested shall be deemed to be not vested and any related shares (or if such shares were disposed of, the cash equivalent) shall be returned to the Company as provided by the Committee, and (iii) such portion of the Award paid to the Participant shall be paid by the Participant to the Company upon notice from the Company as provided by the Committee.

8. Certain Provisions Applicable to Awards.

(a) Stand-Alone, Additional, and Tandem Awards. Awards granted under the Plan may, in the Committee’s discretion, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any subsidiary or affiliate of the Company, or any business entity to be acquired by the Company or a subsidiary or affiliate of the Company, or any other right of a Participant to receive payment from the Company or any subsidiary or affiliate of the Company. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards.

(b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee, subject to the express limitations set forth in Section 6(b)(iii) and Section 6(c)(iii) or elsewhere in the Plan.

(c) Form and Timing of Payment under Awards. Subject to the terms of the Plan (including Section 11(k) and Section 11(l)) and any applicable Award document, payments to be made by the Company or a subsidiary or affiliate of the Company upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the Committee’s discretion or upon occurrence of one or more specified events, subject to Section 6(b)(iv), Section 11(k) and Section 11(l).

(d) No Dividends Payable with Respect to Unvested Awards. Notwithstanding anything in the Plan to the contrary, with respect to any Award under the Plan, no dividends (or dividend equivalents) shall be payable with respect to any shares of Stock underlying an Award until such underlying shares of Stock have vested.

9. Change of Control.

(a) Impact of Event. Unless the Board or the Committee provides otherwise (either at the time of grant of an Award or thereafter) prior to a Change of Control, this Section 9(a) shall govern the treatment of any Option, SAR, Restricted Stock or RSU, the exercisability, vesting and/or settlement of which is based solely upon continued employment or passage of time. In the case of an Award subject to this Section 9(a) that the acquiring or surviving company in the Change of Control assumes upon and maintains following the Change of Control (which Award shall be adjusted as to the number and kind of shares as may be determined appropriate by the Committee prior to the Change of Control), if there occurs an involuntary termination without cause of the Participant holding such Award (excluding voluntary resignation, death, disability or Retirement) within three months prior to or eighteen months following the Change of Control, such Award shall be treated as provided in clause (i) or clause (ii) of this Section 9(a), as applicable. In the case of an Award subject to this Section 9(a) that the acquiring or surviving company in the Change of Control does not assume upon the Change of Control, immediately prior to the Change of Control, such Award shall be treated as provided in clause (i) or clause (ii) of this Section 9(a), as applicable. The treatment provided for under this Section 9(a) is as follows:

(i) in the case of an Option or SAR, the Participant shall have the ability to exercise such Option or SAR, including any portion of the Option or SAR not previously exercisable, until the earlier of the expiration of the Option or SAR under its original term and a date that is two years (or such longer post-termination exercisability term as may be specified in the Option or SAR) following such date of termination of employment; and

(ii) in the case of Restricted Stock or RSUs, the Award shall become fully vested and shall be settled in full.

The Committee may also, through the terms of an Award or otherwise, provide for an absolute or conditional exercise, payment or lapse of conditions or restrictions on an Award which shall only be effective if, upon the announcement of a transaction intended to result in a Change of Control, no provision is made in such transaction for the assumption and continuation of outstanding Awards.

(b) Effect of Change of Control upon Performance-Based Awards. Unless the Committee specifies otherwise in the terms of an Award prior to a Change of Control, this Section 9(b) shall control the treatment of any Restricted Stock or RSU if, at the time of the Change of Control, the grant, issuance, retention, vesting and/or settlement of such Award is based in whole or in part on performance criteria and level of achievement versus such criteria. In the case of an Award subject to this Section 9(b) in which fifty percent (50%) or more of the performance period applicable to the Award has elapsed as of the date of the Change of Control, the Participant shall be entitled to payment, vesting or settlement of such Award based upon performance through a date occurring within three months prior to the date of the Change of Control, as determined by the Committee prior to the Change of Control, and pro-rated based upon the percentage of the performance period that has elapsed between the date such Award was granted and the date of the Change of Control. In the case of an Award subject to this Section 9(b) in which less than fifty percent (50%) of the performance period applicable to the Award has elapsed as of the date of the Change of Control, the Participant shall be entitled to payment, vesting or settlement of the target amount of such Award, as determined by the Committee prior to the Change of Control, pro-rated based upon the percentage of the performance period that has elapsed between the date such Award was granted and the date of the Change of Control. The Committee may determine either in advance or at the time of the Change of Control the treatment of the pro-rata portion of an Award attributable to the portion of the performance period occurring after the date of the Change of Control.

Notwithstanding the foregoing, in no event shall the treatment specified in Section 9(a) and Section 9(b) apply with respect to an Award prior to the earliest to occur of (i) the date such amounts would have been distributed in the absence of the Change of Control, (ii) a Participant’s “separation from service” (as defined under Section 409A of the Code) with the Company (or six months thereafter for “specified associates”), (iii) the Participant’s death or “disability” (as defined in Section 409A(a)(2)(C) of the Code), or (iv) a “change in the ownership or effective control” of the Company or in the “ownership of a substantial portion of the assets” of the Company within the meanings ascribed to such terms in Treasury Department regulations issued under Section 409A of the Code, if and to the extent that the Committee determines, in its sole discretion, that the effect of such treatment prior to the time specified in this Section 9(b)(i), (ii), (iii) or (iv) would be the imposition of the additional tax under Section 409A(a)(1)(B) of the Code on a Participant holding such Award.

(c) Definition of Change of Control. For purposes of the Plan, the term “Change of Control” shall mean, unless otherwise defined in an Award agreement, an occurrence of a nature that would be required to be reported by the Company in response to Item 6(e) of Schedule 14A of Regulation 14A issued under the Exchange Act. Without limiting the inclusiveness of the definition in the preceding sentence, a Change of Control of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied:

(i) any person is or becomes the “beneficial owner” (as that term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities; or

(ii) any of the following occur: (A) any merger or consolidation of the Company, other than a merger or consolidation in which the voting securities of the Company immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) 80% or more of the combined voting power of the Company or surviving entity immediately after the merger or consolidation with another entity; (B) any sale, exchange, lease, mortgage, pledge, transfer or other disposition (in a single transaction or a series of related transactions) of assets or earning power aggregating more than 50% of the assets or earning power of the Company on a consolidated basis; (C) any complete liquidation or dissolution of the Company; (D) any reorganization, reverse stock split or recapitalization of the Company that would result in a Change of Control as otherwise defined herein; or (E) any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

10. Additional Award Forfeiture Provisions.

(a) Forfeiture of Options and Other Awards and Gains Realized Upon Prior Option Exercises or Award Settlements. Unless otherwise determined by the Committee, each Award granted shall be subject to the following additional forfeiture conditions, to which the Participant, by accepting an Award hereunder, agrees. If any of the events specified in Section 10(b)(i), (ii), (iii) or (iv) occurs (a “Forfeiture Event”), all of the following forfeitures will result:

(i) The unexercised portion of each Option held by the Participant, whether or not vested, and any other Award not then settled will be immediately forfeited and canceled upon the occurrence of the Forfeiture Event; and

(ii) The Participant will be obligated to repay to the Company, in cash, within five business days after demand is made therefor by the Company, the total amount of Award Gain (as defined herein) realized by the Participant upon each exercise of an Option or settlement of an Award that occurred on or after (A) the date that is six months prior to the occurrence of the Forfeiture Event, if the Forfeiture Event occurred while the Participant was employed by the Company or a subsidiary or affiliate of the Company, or (B) the date that is six months prior to the date the Participant’s employment by the Company or a subsidiary or affiliate of the Company terminated, if the Forfeiture Event occurred after the Participant ceased to be so employed. For purposes of this Section 10, the term “Award Gain” shall mean (X) in respect of a given Option exercise, the product of (1) the Fair Market Value per share of Stock at the date of such exercise (without regard to any subsequent change in the market price of shares) minus the exercise price times (2) the number of shares as to which the Option was exercised at that date, and (Y) in respect of any other settlement of an Award granted to the Participant, the Fair Market Value of the cash or Stock paid or payable to the Participant (regardless of any elective deferral) less any cash or the Fair Market Value of any Stock or property (other than an Award or award which would have itself then been forfeitable hereunder and excluding any payment of tax withholding) paid by the Participant to the Company as a condition of or in connection such settlement.

(b) Events Triggering Forfeiture. The forfeitures specified in Section 10(a) will be triggered upon the occurrence of any one of the following Forfeiture Events at any time during a Participant’s employment by the Company or a subsidiary or affiliate of the Company, or during the one-year period following termination of such employment:

(i) The Participant, acting alone or with others, directly or indirectly, (A) engages, either as employee (associate), employer, consultant, advisor, or director, or as an owner, investor, partner, or stockholder unless the Participant’s interest is insubstantial, in any business in an area or region in which the Company or a subsidiary or affiliate of the Company conducts business at the date the event occurs, which is directly in competition with a business then conducted by the Company or a subsidiary or affiliate of the Company; (B) induces any customer or supplier of the Company or a subsidiary or affiliate of the Company, with which the Company or a subsidiary or affiliate of the Company has a business relationship, to curtail, cancel, not renew, or not continue his or her or its business with the Company or any subsidiary or affiliate of the Company; or (C) induces, or attempts to influence, any associate of or service provider to the Company or a subsidiary or affiliate of the Company to terminate such employment or service. The Committee shall, in its discretion, determine which lines of business the Company and the subsidiaries and affiliates of the Company conduct on any particular date and which third parties may reasonably be deemed to be in competition with the Company or a subsidiary or affiliate of the Company. For purposes of this Section 10(b)(i), a Participant’s interest as a stockholder is insubstantial if it represents beneficial ownership of less than five percent of the outstanding class of stock, and a Participant’s interest as an owner, investor, or partner is insubstantial if it represents ownership, as determined by the Committee in its discretion, of less than five percent of the outstanding equity of the entity;

(ii) The Participant discloses, uses, sells, or otherwise transfers, except in the course of employment with or other service to the Company or any subsidiary or affiliate of the Company, any confidential or proprietary information of the Company or any subsidiary or affiliate of the Company, including but not limited to information regarding the Company’s and its subsidiaries’ and affiliates’ current and potential customers, organization, associates, finances, and methods of operations and investments, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain (other than by the Participant’s breach of this provision), except as required by law or pursuant to legal process, or the Participant makes statements or representations, or otherwise communicates, directly or indirectly, in writing, orally, or otherwise, or takes any other action which may, directly or indirectly, disparage or be damaging to the Company or any of its subsidiaries or affiliates or their respective officers, directors, associates, advisors, businesses or reputations, except as required by law or pursuant to legal process; or

(iii) The Participant fails to cooperate with the Company or any subsidiary or affiliate of the Company in any way, including, without limitation, by making himself or herself available to testify on behalf of the Company or such subsidiary or affiliate of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, or otherwise fails to assist the Company or any subsidiary or affiliate of the Company in any way, including, without limitation, in connection with any such action, suit, or proceeding by providing information and meeting and consulting with members of management of, other representatives of, or counsel to, the Company or such subsidiary or affiliate, as reasonably requested.

(iv) The Participant, alone or in conjunction with another person, (A) interferes with or harms, or attempts to interfere with or harm, the relationship of the Company or any subsidiary or affiliate of the Company with any person who at any time was a customer or supplier of the Company or any subsidiary or affiliate of the Company or otherwise had a business relationship with the Company or any subsidiary or affiliate of the Company; or (B) hires, solicits for hire, aids in or facilitates the hire, or causes to be hired, either as an employee, contractor or consultant, any person who is currently employed, or was employed at any time during the six-month period prior thereto, as an employee, contractor or consultant of the Company or any subsidiary or affiliate of the Company.

(c) Agreement Does Not Prohibit Competition or Other Participant Activities. Although the conditions set forth in this Section 10 shall be deemed to be incorporated into an Award, a Participant is not thereby prohibited from engaging in any activity set forth in Section 10(b)(i), including but not limited to competition with the Company and its subsidiaries and affiliates. The non-occurrence of the Forfeiture Events set forth in Section 10(b) is a condition to the Participant’s right to realize and retain value from his or her compensatory Options and Awards, and the consequence under the Plan if the Participant engages in an activity giving rise to any such Forfeiture Event are the forfeitures specified herein. The Company and a Participant shall not be precluded by this provision or otherwise from entering into other agreements concerning the subject matter of Section 10(a) and Section 10(b).

(d) Committee Discretion. The Committee may, in its discretion, waive in whole or in part the Company’s right to forfeiture under this Section 10, but no such waiver shall be effective unless evidenced by a writing signed by a duly authorized officer of the Company. In addition, the Committee may impose additional conditions on Awards, by inclusion of appropriate provisions in the document evidencing or governing any such Award.

11. General Provisions.

(a) Compliance with Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee and subject to Section 11(k), postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as the Committee may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations. The foregoing notwithstanding, in connection with a

Change of Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change of Control.

(b) Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or a subsidiary or affiliate thereof), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred to one or more transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee, subject to any terms and conditions which the Committee may impose thereon (which may include limitations the Committee may deem appropriate in order that offers and sales under the Plan will meet applicable requirements of registration forms under the Securities Act of 1933 specified by the Securities and Exchange Commission). A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c) Adjustments. In the event that any large, special and non-recurring dividend or other distribution (whether in the form of cash or property other than Stock), recapitalization, forward or reverse Stock split, Stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock, then the Committee shall, in an equitable manner as determined by the Committee, adjust any or all of (i) the number and kind of shares of Stock or other securities of the Company or other issuer which are subject to the Plan, including the share limits, (ii) the number and kind of shares of Stock or other securities of the Company or other issuer by which annual per-person Award limitations are measured under Section 5, (iii) the number and kind of shares of Stock or other securities of the Company or other issuer subject to or deliverable in respect of outstanding Awards and (iv) the exercise price, settlement price or purchase price relating to any Award or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding Option (subject to Section 11(k) and Section 11(l)) or other Award. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including performance-based Awards and performance goals and any hypothetical funding pool relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets affecting any performance conditions), or in response to changes in applicable laws, regulations, or accounting principles; provided that no such adjustment shall be authorized or made if and to the extent that the existence of such authority (i) would cause Options, SARs, Restricted Stock or RSUs granted under the Plan to Participants designated by the Committee as Covered Associates and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder, or (ii) would cause the Committee to be deemed to have authority to change the targets, within the meaning of Treasury Regulation 1.162-27(e)(4)(vi), under the performance goals relating to Options or SARs granted to Covered Associates and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder.

(d) Tax Provisions.

(i) Withholding. The Company and any subsidiary or affiliate of the Company is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction or event involving an Award, or to require a Participant to remit to the Company an amount in cash or other property (including Stock) to satisfy such withholding before taking any action with respect to an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s withholding obligations, either on a mandatory or elective basis in the discretion of the Committee, or in satisfaction of other tax obligations. The Company can delay the delivery to a Participant of Stock under any Award to the extent necessary to allow the Company to determine the amount of withholding to be collected and to collect and process such withholding.

(ii) Required Consent to and Notification of Code Section 83(b) Election. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award document or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

(iii) Requirement of Notification Upon Disqualifying Disposition Under Code Section 421(b). If any Participant shall make any disposition of shares of Stock delivered pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (i.e., a disqualifying disposition), such Participant shall notify the Company of such disposition within ten days thereof.

(e) Changes to the Plan. The Board may amend, suspend or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of stockholders of the Company or Participants; provided, however, that any amendment to the Plan shall be submitted to the Company’s stockholders for approval not later than the earliest annual meeting for which the record date is at or after the date of such Board action:

(i) if such stockholder approval is required by any federal or state law or regulation or the rules of the New York Stock Exchange or any other stock exchange or automated quotation system on which the Stock may then be listed or quoted; or

(ii) if such amendment would materially increase the number of shares reserved for issuance and delivery under the Plan; or

(iii) if such amendment would alter the provisions of the Plan restricting the Company’s ability to grant Options or SARs with an exercise price that is not less than the Fair Market Value of Stock; or

(iv) in connection with any action to amend or replace previously granted Options or SARs in a transaction that constitutes a “repricing,” as such term is used in Section 303A.08 of the Listed Company Manual of the New York Stock Exchange.

The Board may otherwise, in its discretion, determine to submit other amendments to the Plan to stockholders of the Company for approval; and provided further, that, without the consent of an affected Participant, no such Board (or any Committee) action may materially and adversely affect the rights of such Participant under any outstanding Award (for this purpose, actions that alter the timing of federal income taxation of a Participant will not be deemed material unless such actions result in an income tax penalty on the Participant). With regard to other terms of Awards, the Committee shall have no authority to waive or modify any such Award term after the Award has been granted to the extent the waived or modified term would be mandatory under the Plan for any Award newly granted at the date of the waiver or modification.

(f) Right of Setoff. The Company or any subsidiary or affiliate of the Company may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company or a subsidiary or affiliate of the Company may owe to the Participant from time to time (including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant), such amounts as may be owed by the Participant to the Company, including but not limited to amounts owed under Section 10(a), although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 11(f).

(g) Unfunded Status of Awards; Creation of Trusts. To the extent that any Award is deferred compensation, the Plan is intended to constitute an “unfunded” plan for deferred compensation with respect to such Award. With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(h) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards which do not qualify under Code Section 162(m), and such other arrangements may be either applicable generally or only in specific cases.

(i) Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration. In addition, nothing herein shall prevent the Committee from authorizing the payment in cash of any amounts with respect to forfeited Awards. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Compliance with Code Section 162(m). It is the intent of the Company that Options and SARs granted to Covered Associates and other Awards designated as Awards to Covered Associates subject to Section 7 shall constitute qualified “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder, unless otherwise determined by the Committee at the time of allocation of an Award. Accordingly, the terms of Section 7, including the definitions of Covered Associate and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Associate with respect to a fiscal year that has not yet been completed, the term Covered Associate as used herein shall mean only a person designated by the Committee as likely to be a Covered Associate with respect to a specified fiscal year. If any provision of the Plan or any Award document relating to an Award that is designated as intended to comply with Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the applicable performance objectives.

(k) Certain Limitations on Awards to Ensure Compliance with Code Section 409A. Notwithstanding anything herein to the contrary, any Award that is deferred compensation within the meaning of Code Section 409A shall be automatically modified and limited to the extent that the Committee determines necessary to avoid the imposition of the additional tax under Section 409A(a)(1)(B) of the Code on a Participant holding such Award.

(l) Certain Limitations Relating to Accounting Treatment of Awards. Other provisions of the Plan notwithstanding, the Committee’s authority under the Plan (including under Section 8(c), Section 11(c) and Section 11(d)) is limited to the extent necessary to ensure that any Option or other Award of a type that the Committee has intended to be subject to “equity” accounting with a measurement date at the date of grant under applicable accounting standards shall not become subject to “liability” accounting solely due to the existence of such authority, unless the Committee specifically determines that the Award shall remain outstanding despite such “liability” accounting.

(m) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award document shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

(n) Awards to Participants Outside the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. An Award may be modified under this Section 11(n) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Award is modified.

(o) Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken thereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a subsidiary or affiliate of the Company, (ii) interfering in any way with the right of the Company or a subsidiary or affiliate of the Company to terminate any Eligible Person’s or Participant’s employment at any time (subject to the terms and provisions of any separate written agreements), (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and associates, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award or an Option is duly exercised. Except as expressly provided in the Plan and an Award document, neither the Plan nor any Award document shall confer on any person other than the Company and the Participant any rights or remedies thereunder.

(p) Severability; Entire Agreement. If any of the provisions of the Plan or any Award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any agreements or documents designated by the Committee as setting forth the terms of an Award contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

(q) Plan Effective Date and Termination. The Plan shall become effective if, and at such time as, the stockholders of the Company have approved the Plan in accordance with applicable law and stock exchange requirements (such date, the “Effective Date”). Unless earlier terminated by action of the Board, the authority of the Committee to make grants under the Plan shall terminate on the date that is ten years after the latest date upon which stockholders of the Company have approved the Plan, and the Plan will remain in effect until such time as no Stock remains available for delivery under the Plan or as set forth above and the Company has no further rights or obligations under the Plan with respect to outstanding Awards under the Plan.

Abercrombie & Fitch

ABERCROMBIE & FITCH CO.

P.O. BOX 182168

COLUMBUS, OH 43218

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Daylight Time, on June 11, 2019. Have your proxy card or Notice of Internet Availability of Proxy Materials in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Daylight Time, on June 11, 2019. Have your proxy card or Notice of Internet Availability of Proxy Materials in hand when you call and then follow the instructions.

VOTE BY MAIL

If you received a printed copy of the proxy materials, mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E77312-P22400                KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ABERCROMBIE & FITCH CO.

A.	Election of Directors

The Board of Directors recommends you vote “FOR” the election of each of the following nominees:			For	Against	Abstain

	1a.	Kerrii B. Anderson	☐	☐	☐

	1b.	James B. Bachmann	☐	☐	☐

	1c.	Terry L. Burman	☐	☐	☐

	1d.	Sarah M. Gallagher	☐	☐	☐

	1e.	Michael E. Greenlees	☐	☐	☐

	1f.	Archie M. Griffin	☐	☐	☐

	1g.	Fran Horowitz	☐	☐	☐

	1h.	Helen E. McCluskey	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend the Annual Meeting.			☐	☐

			Yes	No

	For	Against	Abstain
1i. Charles R. Perrin	☐	☐	☐

1j. Nigel Travis	☐	☐	☐

B. Proposals

The Board of Directors recommends you vote “FOR” the proposals under Items 2, 3 and 4:	For	Against	Abstain

2. Approval of advisory resolution to approve executive compensation.	☐	☐	☐

3. Approval of an amendment to the Abercrombie & Fitch Co. 2016 Long-Term Incentive Plan for Associates to authorize 2,200,000 additional shares.	☐	☐	☐

4. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 1, 2020.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary,

please give full title as such. Joint owners must each sign personally. All holders must sign. If a corporation, partnership or other entity, please sign in full entity name by a duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders of Abercrombie & Fitch Co. to be Held on June 12, 2019: Letter to Stockholders, Abercrombie & Fitch Co.’s Notice of Annual Meeting of Stockholders and Proxy Statement, and the Abercrombie & Fitch Co. Annual Report 2018 are available at www.proxyvote.com.

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E77313-P22400

ABERCROMBIE & FITCH CO.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 12, 2019

The undersigned holder(s) of shares of Class A Common Stock of Abercrombie & Fitch Co. (the “Company”) hereby constitute(s) and appoint(s) Scott Lipesky and Gregory J. Henchel, or either of them, the proxy or proxies of the undersigned, with full power of substitution in each, to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of the Company to be held on Wednesday, June 12, 2019, at the Company’s offices located at 6301 Fitch Path, New Albany, Ohio 43054, at 10:00 a.m., Eastern Daylight Time, and to vote all of the shares which the undersigned is/are entitled to vote at such Annual Meeting as directed on the reverse side with respect to the matters set forth on the reverse side, and to vote such shares with discretionary authority on all other business that may properly come before the Annual Meeting.

This proxy, when properly executed, will be voted in the manner you specify. If no specification is made, except in the case of broker non-votes, the persons named herein as proxies will vote “FOR” the election of each of the director nominees listed in Item 1, “FOR” the approval of the advisory resolution to approve executive compensation under Item 2, and “FOR” the proposals under Items 3 and 4, and in accordance with the recommendations of the Company’s Board of Directors. All proxies previously given or executed by the undersigned are hereby revoked.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark the corresponding box on the reverse side.)

Continued and to be signed and dated on the reverse side